    As Filed with the Securities and Exchange Commission on October 5, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                --------------

                            THE DOW CHEMICAL COMPANY
             (Exact name of Registrant as specified in its charter)

         Delaware                     2800                  38-1285128
     (State or other      (Primary Standard Industrial   (I.R.S. Employer
       jurisdiction       Classification Code Number)   Identification No.)
   of incorporation or
      organization)

                            The Dow Chemical Company
                                2030 Dow Center
                            Midland, Michigan 48674
                                  517-636-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                                  John Scriven
                 Vice President, General Counsel and Secretary
                                2030 Dow Center
                            Midland, Michigan 48674
                                  517-636-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                    Copy to:
             Scott J. Davis                         Neil T. Anderson
           Philip J. Niehoff                       Stephen M. Kotran
          Mayer, Brown & Platt                    Sullivan & Cromwell
        190 South LaSalle Street                    125 Broad Street
      Chicago, Illinois 60603-3441           New York, New York 10004-2498
              312-782-0600                            212-558-4000
   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                --------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                             Proposed
                                              Proposed       maximum
 Title of each class of       Amount          maximum       aggregate     Amount of
    securities to be           to be       offering price    offering    registration
     registered(1)          registered      per share(2)     price(2)       fee(3)
-------------------------------------------------------------------------------------
Common Stock, $2.50 par
 value per share.......  80,500,000 Shares    $100.68     $8,104,740,000  $2,253,118

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) This Registration Statement relates to the shares of common stock of The
    Dow Chemical Company to be issued in exchange for the outstanding shares of common stock and options of Union Carbide Corporation pursuant to the merger described in the proxy statement/prospectus included herein.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f), based on the market value of the shares of Union Carbide common stock to be received in the exchange using the average of the low and high sales prices of shares of Union Carbide common stock as reported on the New York Stock Exchange Composite Tape on September 28, 1999.
(3) Pursuant to Rule 457(b), $1,732,927 of the registration fee that was previously paid pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing of preliminary proxy materials on August 26, 1999, has been credited against the registration fee payable in connection with this filing.

                                --------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [UNION CARBIDE LOGO]

                  PROPOSED MERGER--YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Union Carbide Corporation:

   Union Carbide Corporation has entered into a merger agreement with The Dow Chemical Company and a wholly owned subsidiary of Dow. As a result of the merger contemplated by the merger agreement, Union Carbide would become a subsidiary of Dow. In the merger, each then outstanding share of Union Carbide common stock will be converted into 0.537 of a share of Dow common stock.

   We are truly excited about this opportunity for Union Carbide to join forces with Dow to create what we believe will be the world's premier diversified chemical company. I encourage you, our stockholders, to participate in this achievement by casting your vote in favor of the merger.

   The merger is intended to be tax-free to you for federal income tax purposes except for taxes due on cash, if any, that you receive instead of fractional shares.

   The attached notice contains important information about a stockholders meeting at which you will be asked to vote on the merger agreement. The affirmative vote of holders of two-thirds of the outstanding shares of Union Carbide common stock is required to adopt the merger agreement.

   Your board of directors recommends that you vote FOR adoption of the merger agreement.

   Your vote is important. Regardless of the number of shares you own or whether you plan to attend the meeting, please complete, sign, date and mail your proxy card or grant your proxy by telephone, fax or the Internet as soon as possible to make sure your shares are represented at the meeting. Please do not send your Union Carbide common stock certificates with the enclosed proxy.

   The accompanying proxy statement/prospectus provides you with detailed information about the proposed merger. I urge you to read the entire document carefully.

   For a discussion of risks relevant to the merger, see "Risk Factors" beginning on page 13 of this proxy statement/prospectus.

                                          Sincerely,
                                          [DR. WILLIAM H. JOYCE SIG]
                                          Dr. William H. Joyce
                                          Chairman of the Board, President and
                                          Chief Executive Officer

   Shares of Union Carbide common stock are traded on the New York Stock Exchange under the symbol "UK," and shares of Dow common stock are traded on the New York Stock Exchange under the symbol "DOW."

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense and should be reported immediately to the Securities and Exchange Commission.

                               ----------------

        The date of this proxy statement/prospectus is October 5, 1999.

   This proxy statement/prospectus incorporates by reference important business and financial information about both Dow and Union Carbide that is not included in or delivered with this proxy statement/prospectus. See "Additional Information--Where You Can Find More Information."

   You can obtain any of the documents incorporated by reference in this document through Dow or Union Carbide, as the case may be, or from the Securities and Exchange Commission's web site at http://www.sec.gov. Documents incorporated by reference are available from Dow and Union Carbide without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                  Dow                                Union Carbide
     -------------------------                 -------------------------

              John Scriven                        Bruce D. Fitzgerald
    Vice President, General Counsel         Vice President, General Counsel
             and Secretary                           and Secretary
   Office of the Corporate Secretary           Union Carbide Corporation
        The Dow Chemical Company                 39 Old Ridgebury Road
            2030 Dow Center                 Danbury, Connecticut 06817-0001
        Midland, Michigan 48674                 Telephone: 203-794-2000
        Telephone: 517-636-1792

   If you would like to request documents, please do so by Tuesday, November 23, 1999, to receive them before the meeting. Please be sure to include your complete name and address in your request. If you request any documents incorporated by reference, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                            [LOGO OF UNION CARBIDE]

                                     NOTICE
                       of Special Meeting of Stockholders
                         to be held on December 1, 1999

To Union Carbide Corporation stockholders:

   We will hold a meeting of stockholders of Union Carbide Corporation on Wednesday, December 1, 1999, at 10:00 a.m. Eastern time, in the John C. Creasy Health Education Center, 24 Hospital Avenue, Danbury, Connecticut. The purpose of the meeting is:

  1. to vote on the adoption of an agreement and plan of merger relating to a merger of a subsidiary of The Dow Chemical Company with and into Union Carbide. The affirmative vote of the holders of two-thirds of Union Carbide's common stock outstanding on the record date is required to adopt the merger agreement. If the stockholders adopt the merger agreement, you will receive 0.537 of a share of Dow common stock for each share of Union Carbide common stock you own at the effective time of the merger, and Union Carbide will become a subsidiary of Dow. Additional information concerning the merger is set forth in the accompanying proxy statement/prospectus and in the merger agreement, a copy of which is attached as Annex A to the proxy statement/prospectus; and

  2. to transact such other matters as may properly come before the meeting.

   The merger agreement and merger are described in the attached proxy statement/prospectus. The record date to determine who is entitled to vote at the meeting is Monday, October 4, 1999. Only holders of Union Carbide common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting. You should complete, sign and mail your proxy card or grant your proxy by telephone, fax or the Internet following the instructions on the proxy card as soon as possible to make sure your shares are represented at the meeting. If you attend the meeting and wish to vote in person, you may revoke your proxy and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from the broker to change or revoke your proxy.

   Your vote is important. Please vote today.

   If you plan to attend the meeting, you will need to obtain a ticket. Please call the toll-free number-- 1-800-934-3350--and a member of our Shareholder Services Department will process your ticket request. If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, call D.F. King & Co., Inc. at 1-800-994-3227.

                                          By Order of the Board of Directors,
                                          [BRUCE D. FITZGERALD SIG]
                                          BRUCE D. FITZGERALD
                                          Vice President, General Counsel and
                                           Secretary

October 7, 1999
Danbury, Connecticut

   Whether or not you plan to attend  the meeting in person, please vote as soon  as possible by completing,  signing, dating and returning  the enclosed proxy card in the accompanying self-addressed stamped envelope or by granting your proxy by telephone, fax or the Internet.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why are Dow and Union Carbide proposing the merger?

A: Dow and Union Carbide believe, among other things, that the combined company will be able to capitalize on numerous opportunities for revenue growth, provide improved business and earnings stability and take advantage of synergies resulting from the merger, for the benefit of our respective stockholders.

Q: What will I receive when the merger occurs?

A: You will receive 0.537 of a share of Dow common stock for each share of Union Carbide common stock that you own at the effective time of the merger. Instead of issuing fractional shares, Dow will pay cash, without interest, for any fractional shares, based on the closing price for a share of Dow common stock on the New York Stock Exchange trading day immediately before the date of the merger. Participants in Union Carbide's Dividend Reinvestment and Stock Purchase Plan and Union Carbide's employee benefits plans will be credited with fractional shares rather than cash.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please vote in one of the following ways:

  . complete, sign and mail your proxy card;

  . phone the toll-free number listed on your proxy card and follow the recorded instructions;

  . fax your proxy card to the fax number listed on your proxy card; or

  . go to the Internet website listed on your proxy card and follow the instructions provided.

   If you sign and send in your proxy card or grant your proxy by fax, telephone or the Internet without specifying how your shares should be voted, the proxyholders will vote for the adoption of the merger agreement.

   YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Q: If I am not going to attend the meeting in person, should I grant my proxy instead?

A. Yes. Whether or not you plan to attend the meeting, you should grant your proxy as described above. If you neither attend the meeting and vote nor grant your proxy in one of the ways described above, your shares will not be voted, which will have the effect of voting against adoption of the merger agreement.

Q: Should I send in my stock certificates now?

A. No. You should not send in your Union Carbide common stock certificates until you receive the letter of transmittal after the merger is completed.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the effect of voting against adoption of the merger agreement.

Q. Who must approve the merger agreement?

A: The affirmative vote of the holders of at least two-thirds of the shares of Union Carbide common stock outstanding and entitled to vote at the meeting is required to adopt the merger agreement.

Q: What are the U.S. federal income tax consequences of the merger to me?

A: You are expected not to be taxed on the receipt of shares of Dow common stock in the merger, but you may be taxed with respect to cash you receive instead of fractional shares.

Q: When will the merger be completed?

A: We are working to complete the merger as quickly as possible; however, delays in fulfilling closing conditions, including the receipt of regulatory approvals, could delay the merger.

Q: How will the merger be accomplished?

A: On the date that the merger is completed, a wholly owned subsidiary of Dow will merge with and into Union Carbide, and Union Carbide will continue in existence as a wholly owned subsidiary of Dow. After the merger, Union Carbide's stock will cease to be publicly traded.

Q: Will I continue to receive dividends after the merger?

A: The payment of dividends by Dow in the future will depend on business conditions, Dow's financial condition and earnings, and other factors. Since 1912 Dow has paid a dividend every quarter and has maintained or increased the dividend amount throughout that time. If you have a Union Carbide common stock certificate, then once you have exchanged your stock certificates, you will be entitled to receive dividends, without interest, payable to holders of Dow common stock with a record date after the effective time of the merger, subject to applicable abandonment, escheat and similar laws.

Q: Who can help answer my questions?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, call:

  D.F. King & Co., Inc.
  77 Water Street
  New York, New York 10005
  Telephone: 800-994-3227

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY...................................................................   1
  The Companies...........................................................   1
  What You Will Receive in the Merger.....................................   1
  Material Federal Income Tax Considerations..............................   1
  Market Prices of Dow Common Stock and Union Carbide Common Stock on
   Important Dates........................................................   1
  Union Carbide's Reasons for the Merger..................................   2
  Dow's Reasons for the Merger............................................   2
  No Appraisal Rights.....................................................   2
  Exchange of Stock.......................................................   2
  Comparative Rights of Dow Stockholders and Union Carbide Stockholders...   3
  Comparative per Share Information.......................................   3
  The Meeting.............................................................   4
  Vote Required...........................................................   4
  The Merger Agreement and the Merger.....................................   5
  The Stock Option Agreement..............................................   8
  Selected Historical Financial Information of Dow........................   9
  Selected Historical Financial Information of Union Carbide..............  10
  Selected Unaudited Pro Forma Combined Condensed Financial Information...  11

RISK FACTORS..............................................................  13
  You will receive 0.537 of a share of Dow common stock regardless of changes in the market value of Dow common stock or Union Carbide common stock..................................................................  13
  Failure to qualify for pooling-of-interests accounting treatment may impact reported operating results......................................  13
  The integration of Union Carbide into Dow may be difficult and expensive to achieve and may not result in the benefits currently anticipated by
   Dow and Union Carbide..................................................  13
  Expenses resulting from the merger will be substantial and may affect
   Dow's results of operations............................................  14
  Regulatory agencies enforcing antitrust and similar laws could delay, oppose or refuse to approve the merger or impose conditions that could have an adverse effect on the combined company.........................  14

THE COMPANIES.............................................................  14
  The Dow Chemical Company................................................  14
  Union Carbide Corporation...............................................  14

THE MEETING...............................................................  15
  Purpose of the Meeting..................................................  15
  Date, Time and Place; Record Date.......................................  15
  Your Voting Rights; Required Vote.......................................  15
  Confidential Voting.....................................................  16
  Giving and Revoking Your Proxy; Solicitation............................  16
  No Appraisal Rights.....................................................  17

THE MERGER AGREEMENT AND THE MERGER.......................................  18
  General Description of the Merger.......................................  18
  Background of the Merger................................................  18
  Recommendation of Union Carbide's Board of Directors and Reasons for the
   Merger.................................................................  20
  Opinion of Union Carbide's Financial Advisor............................  22
  Structure of the Merger.................................................  28
  When the Merger Becomes Effective.......................................  28
  Conversion of Stock, Stock Options and Other Awards.....................  28
  Fractional Shares.......................................................  29

                                                                           Page
                                                                           ----
  Exchange Procedures.....................................................  29
  Representations and Warranties..........................................  30
  Certain Covenants.......................................................  31
  Non-Solicitation of Competing Proposals.................................  33
  Filings and Other Actions...............................................  34
  Conditions to Completion of the Merger..................................  35
  Termination of the Merger Agreement.....................................  36
  Expenses................................................................  37
  Modification or Amendment to the Merger Agreement.......................  37
  Regulatory Requirements.................................................  37
  Material Federal Income Tax Considerations..............................  38
  Anticipated Accounting Treatment........................................  39
  Resale Restrictions.....................................................  40
  Interests of Union Carbide Directors and Officers in the Merger that are
   Different from Your Interests..........................................  41
  The Stock Option Agreement..............................................  43

MARKET PRICES AND DIVIDEND INFORMATION....................................  45

COMPARISON OF RIGHTS OF DOW STOCKHOLDERS AND UNION CARBIDE STOCKHOLDERS...  45
  Authorized Capital......................................................  46
  Boards of Directors.....................................................  47
  Number, Filling of Vacancies and Removal of Directors...................  47
  Dividends...............................................................  48
  Corporations' Best Interests............................................  48
  Indemnification.........................................................  49
  Limitations on a Director's Liability...................................  50
  Special Meetings of Stockholders........................................  51
  Advance Notice Provisions for Stockholder Proposals Other than Election of Directors...........................................................  52
  Advance Notice Provisions for Stockholder Nominations of Directors at an
   Annual Meeting.........................................................  52
  Advance Notice Provisions for Stockholder Nominations of Directors at a
   Special Meeting........................................................  53
  Stockholder Lists and Inspection Rights.................................  54
  Stockholder Action by Written Consent...................................  54
  Transactions with Interested Stockholders and a Merger or Sale of
   Assets.................................................................  55
  Dissenters' or Appraisal Rights.........................................  58
  Amendments to Certificates of Incorporation and Bylaws..................  59

ADDITIONAL INFORMATION....................................................  60
  Deadline for Union Carbide Stockholder Proposals and Dow Stockholder
   Proposals..............................................................  60
  Legal Matters...........................................................  61
  Experts.................................................................  61
  Where You Can Find More Information.....................................  61
  Forward-Looking Statements..............................................  63

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..............  65

ANNEXES:
  A--Agreement and Plan of Merger......................................... A-1
  B--Opinion of Credit Suisse First Boston Corporation.................... B-1

                                    SUMMARY

   This summary highlights some of the information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including the annexes and other documents to which we have referred you. See "Additional Information--Where You Can Find More Information" for more details.
The Companies

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
Telephone: 517-636-1000
website: http://www.dow.com

   Dow is a global science and technology-based company that develops and manufactures a portfolio of chemicals, plastics and agricultural products and services for customers around the world.

Union Carbide Corporation
39 Old Ridgebury Road
Danbury, Connecticut 06817-0001
Telephone: 203-794-2000
website: http://www.unioncarbide.com

   Union Carbide operates in two business segments of the chemicals and plastics industry. The specialties and intermediates segment converts basic and intermediate chemicals into a diverse portfolio of chemicals and polymers serving industrial customers in many markets. This segment also provides technology services, including licensing, to the oil and gas and petrochemicals industries. The basic chemicals and polymers segment converts hydrocarbon feedstocks into ethylene or propylene used to manufacture polyethylene, polypropylene, ethylene oxide and ethylene glycol for sale to third parties, as well as for consumption by Union Carbide's specialties and intermediates segment.

   In this proxy statement/prospectus, we refer to Dow, Union Carbide and their subsidiaries after the effective time of the merger as the "combined company."

What You Will Receive in the Merger

   You will receive 0.537 of a share of Dow common stock for each share of Union Carbide common stock that you own at the effective time of the merger. Except as described in the next sentence, instead of issuing fractional shares of Dow common stock in the merger, Dow will pay cash, without interest, based on the closing price for a share of Dow common stock on the New York Stock Exchange trading day immediately before the date of the merger. Fractional shares of Dow common stock will be credited to participants' accounts in Union Carbide's Dividend Reinvestment and Stock Purchase Plan and Union Carbide's employee benefits plans.

Material Federal Income Tax Considerations

   Because the merger is expected to be treated as a "reorganization" for U.S. federal income tax purposes, you are expected not to be taxed on the receipt of shares of Dow common stock in the merger, but you may be taxed with respect to cash you receive instead of fractional shares. See "The Merger Agreement and the Merger--Material Federal Income Tax Considerations."

   Tax matters are very complicated. The tax consequences of the merger to you will depend on your own situation. You should consult your tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger to you.

Market Prices of Dow Common Stock and Union Carbide Common Stock on Important Dates

   Shares of Dow common stock are traded on the New York Stock Exchange under the symbol "DOW," and shares of Union Carbide common stock are traded on the New York Stock Exchange under the symbol "UK." The following table provides the closing per share sales prices of Dow common stock and Union Carbide common stock, as reported on the New York Stock Exchange Composite Tape, on:

 . August 3, 1999--the last trading day before Dow and Union Carbide announced the proposed merger; and

 . October 4, 1999--the last business day before the date of this proxy statement/prospectus.

                                                                         Union
                                                                Dow     Carbide
                                                              Common    Common
                            Date                               Stock     Stock
                            ----                             --------- ---------
August 3, 1999.............................................. $124 9/16 $48 13/16
October 4, 1999.............................................    113     56 15/16

   The value of 0.537 of a share of Dow common stock on August 3, 1999, was $66.96 and on October 4, 1999, was $60.68.

Union Carbide's Reasons for the Merger

   Union Carbide's board of directors considered a number of factors, including its belief that the combined company will:

 . be able to capitalize on numerous opportunities for revenue growth by offering more products to existing customers more quickly and on a global basis;

 . provide improved stability of the combined company's businesses and earnings in varying economic and industry climates relative to Union Carbide on a stand-alone basis;

 . strengthen Union Carbide's operations as the chemicals industry continues to consolidate and build mass;

 . have greater flexibility to pursue acquisitions and other strategic options;
  and

 . be able to take advantage of synergies resulting from the merger estimated to be $250 million in the first year following the merger and $500 million per year thereafter.

Dow's Reasons for the Merger

   The merger is part of Dow's overall business strategy for growth through increased sales of existing products, product development, and strategic mergers and acquisitions. Dow's board of directors believes that Dow and its stockholders will benefit from the merger because the merger:

 . will combine two predominantly complementary chemical producers to achieve a broader product line and geographic scope than either of them individually possesses;

 . is expected to enhance the ability of the combined company to maintain its competitiveness through efficiency and reduced costs in the face of marketplace pressures for lower cost and higher quality chemical products;

 . is expected to produce an estimated $250 million in synergies in the first year following the merger and $500 million in synergies per year thereafter;

 . is expected to provide the combined company with greater technological resources required to meet increasing and evolving customer demands for higher performance chemical products; and

 . is expected to strengthen the combined company's balance sheet which will permit the combined company to fund strategic investments.

No Appraisal Rights

   Under New York corporate law, you are not entitled to dissenters' or appraisal rights in connection with the merger. See "The Meeting--No Appraisal Rights."

Exchange of Stock

   If you have a Union Carbide stock certificate, then promptly after the merger takes place the exchange agent for this transaction will send you a letter of transmittal for you to use in surrendering your Union Carbide common stock certificates for shares of Dow common stock. You should not send in your Union Carbide common stock certificates until you receive the letter of transmittal. If you own Union Carbide common stock through a broker, Union Carbide's Dividend Reinvestment and Stock Purchase Plan, Union Carbide's employee benefit plans or other arrangement where you do not hold a Union Carbide common stock certificate, then your stock will be converted to Dow common stock without any action by you, subject to adjustment to reflect the exchange ratio. See "The Merger Agreement and the Merger--Conversion of Stock, Stock Options and Other Awards."

Comparative Rights of Dow Stockholders and Union Carbide Stockholders

   Because Dow and Union Carbide have different certificates of incorporation and bylaws and Dow is a Delaware corporation and Union Carbide is a New York corporation, some of your rights as a stockholder of Dow will be different from your rights as a stockholder of Union Carbide. Several of the important differences are summarized in the following table:

                                        Dow                        Union Carbide
                          ------------------------------- -------------------------------
Can stockholders take     No, the holders of Dow's common Yes, Union Carbide's
corporate action without  stock may only take corporate   stockholders may take corporate
holding a meeting?        action at a stockholders'       action by unanimous written
                          meeting.                        consent.

Is the board of           Yes, Dow's board of directors   No, Union Carbide's entire
directors divided into    is divided into three classes,  board of directors is elected
separate classes?         with one class elected each     each year.
                          year for three-year terms.

Can stockholders remove   Yes, a director may be removed  Yes, a director may be removed
a director?               for "cause" upon the vote of    for "cause" upon the vote of
                          stockholders holding 80% of the stockholders holding a majority
                          voting power of Dow's capital   of the votes cast on the
                          stock outstanding and entitled  matter.
                          to vote.

What stockholder action   The vote of a majority of Dow's The vote of two-thirds of the
is generally required to  capital stock outstanding and   shares of Union Carbide's
merge or sell all or      entitled to vote.               capital stock outstanding and
substantially all                                         entitled to vote.
corporate assets?
                          ------------------------------- -------------------------------

Comparative per Share Information

   The following table summarizes on a per share basis certain (1) historical financial information and (2) unaudited pro forma and equivalent pro forma financial information.

   The unaudited pro forma financial information assumes that the merger was completed at the beginning of each of the periods presented for the statement of income information and at the end of the period for the balance sheet information and gives effect to the merger as a pooling-of-interests for accounting purposes. The basic unaudited pro forma per share information for Dow is based on the weighted average number of outstanding shares of Dow common stock adjusted to include (1) the number of shares of Dow common stock that would be issued in the merger in exchange for the outstanding Union Carbide common stock, based on the number of shares of Union Carbide common stock outstanding for the periods reported, and (2) the issuance of an estimated 3.8 million shares of Dow common stock in order to qualify for pooling-of-interests accounting treatment. The diluted unaudited pro forma per share information for Dow is based on the weighted average number of outstanding shares of Dow common stock adjusted to include (1) the dilutive effect of Dow convertible preferred stock, Dow employee stock options and Dow restricted stock awards, (2) the number of shares of Dow common stock that would be issued in the merger, including the issuance of an estimated 3.8 million shares of Dow common stock previously described and (3) the dilutive effect of Union Carbide employee stock options and, in applicable periods, equity put options and Union Carbide convertible preferred stock. For the years ended December 31, 1996 and 1997, certain adjustments to net income available to common stockholders are considered in the computation of basic and diluted earnings per share, as described in Union Carbide's historical financial statements for the periods ended December 31, 1996 and 1997.

   The unaudited equivalent pro forma per share information for Union Carbide is based on the unaudited pro forma amounts per share for Dow multiplied by the exchange ratio of 0.537.

   The information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial information of Dow and Union Carbide incorporated by reference in this proxy statement/prospectus and the unaudited pro forma combined condensed financial information included in this proxy statement/prospectus.

                                                               Year Ended
                                             Six Months       December 31,
                                                Ended     --------------------
                                            June 30, 1999  1998   1997   1996
                                            ------------- ------ ------- -----
Dow:
Income per share from continuing
 operations:
  Basic:
    Historical.............................    $ 3.35     $ 5.83 $  7.81 $7.71
    Pro forma..............................      2.93       5.69    8.07  7.75
  Diluted:
    Historical.............................    $ 3.30     $ 5.76 $  7.70 $7.60
    Pro forma..............................      2.88       5.61    7.79  7.44
Book value per share:
    Historical.............................    $35.20     $33.91
    Pro forma..............................     35.84      34.93
Cash dividends declared per share:
    Historical.............................    $ 1.74     $ 3.48 $  3.36 $3.00
    Pro forma..............................      1.74       3.48    3.36  3.00

Union Carbide:
Income per share before the cumulative
 effect of change in accounting principle:
  Basic:
    Historical.............................    $ 0.95     $ 2.98 $  5.02 $4.43
    Equivalent pro forma...................      1.57       3.06    4.33  4.16
  Diluted:
    Historical.............................    $ 0.93     $ 2.91 $  4.53 $3.90
    Equivalent pro forma...................      1.55       3.01    4.18  4.00
Book value per share:
    Historical.............................    $18.33     $18.46
    Equivalent pro forma...................     19.25      18.76
Cash dividends declared per share:
    Historical.............................    $ 0.45     $ 0.90 $0.7875 $0.75
    Equivalent pro forma...................      0.93       1.87    1.80  1.61

The Meeting

   The meeting of Union Carbide's stockholders will take place on Wednesday, December 1, 1999, in the John C. Creasy Health Education Center, 24 Hospital Avenue, Danbury, Connecticut, at 10:00 a.m. Eastern time. At the meeting, you will be asked to vote on adoption of the merger agreement. If you plan to attend the meeting, you will need to obtain a ticket. Please call the toll-free number--1-800-934-3350--and a member of Union Carbide's Shareholder Services Department will process your ticket request.

Vote Required

   Each stockholder of record on the record date is entitled to one vote on each matter submitted to a vote at the meeting for each share of Union Carbide common stock held. A majority of the shares of Union Carbide common stock outstanding on the record date represented in person or by proxy constitutes a quorum for consideration of such matters at the meeting. If a quorum is present at the meeting, the affirmative vote of at least two-thirds of the shares of Union Carbide common stock outstanding and entitled to vote is required to adopt the merger agreement.

The Merger Agreement and the Merger

   The merger agreement is attached as Annex A to this proxy statement/prospectus. You should read the merger agreement because it, and not this proxy statement/prospectus, is the legal document that governs the merger.

Recommendation to Union Carbide's Stockholders

   Union Carbide's board of directors has determined that the merger agreement and the merger are in the best interests of Union Carbide and its stockholders. Accordingly, Union Carbide's board of directors has adopted, by a unanimous vote of all directors present and voting at a meeting at which a quorum of directors was present, the merger agreement, and recommends that you vote to adopt the merger agreement. See "The Merger Agreement and the Merger-- Background of the Merger" and "The Merger Agreement and the Merger-- Recommendations of Union Carbide's Board of Directors and Reasons for the Merger."

Interests of Union Carbide Directors and Officers in the Merger that are Different from Your Interests

   Some of the members of Union Carbide's board of directors and some of Union Carbide's officers have interests in the merger that are different from your interests:

 . All outstanding options granted by Union Carbide to purchase Union Carbide common stock, including those held by officers and directors of Union Carbide, will fully vest at the effective time of the merger and, if not exercised at that time, will be converted into fully vested options to purchase shares of Dow common stock, subject to adjustment to reflect the exchange ratio.

 . Restrictions on distribution of share units in the compensation deferral plans held by officers and directors of Union Carbide may lapse at the effective time of the merger, and those share units will be converted to unrestricted share units of Dow common stock, subject to adjustment to reflect the exchange ratio.

 . Some current officers of Union Carbide may remain officers of Union Carbide after the merger.

 . Some officers of Union Carbide will be entitled to severance payments and enhanced pension benefits in the event their employment ceases following the merger.

 . At the effective time of the merger, Dr. William H. Joyce and one other current Union Carbide director, will be appointed as members of Dow's board of directors, each to hold office until his successor is elected and qualified or until his earlier resignation or removal. Dr. Joyce will also be appointed Vice Chairman of Dow's board of directors.

 . At the effective time of the merger, some of Union Carbide's executive officers and senior management may receive payments under Union Carbide's 1997 EPS Incentive Plan.

 . Some Union Carbide officers may have accounts under the Savings and Investment Program for Employees of Union Carbide and the Union Carbide Employee Stock Ownership Plan. Any Union Carbide common stock held by the plans will be converted into Dow common stock at the effective time of the merger, subject to adjustments to reflect the exchange ratio.

   These interests are more fully described under "The Merger Agreement and the Merger--Interests of Union Carbide Directors and Officers in the Merger that are Different from Your Interests."

   Each share of Union Carbide common stock held by Union Carbide's directors, officers and their affiliates at the effective time of the merger will, along with all other Union Carbide common stock, be converted into the right to receive 0.537 of a share of Dow common stock.

   Union Carbide's board of directors was aware of these interests and considered them, among other matters, when adopting the merger agreement.

   Union Carbide's directors, officers and their affiliates beneficially owned, as of October 1, 1999, approximately 2.46% of Union Carbide's common stock. Dow's directors, officers and their affiliates did not beneficially own, as of October 1, 1999, any shares of Union Carbide's common stock.

Opinion of Union Carbide's Financial Advisor

   Union Carbide's financial advisor, Credit Suisse First Boston Corporation, delivered a written opinion to Union Carbide's board of directors as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger. The full text of Credit Suisse First Boston's written opinion dated August 3, 1999 is attached to this proxy statement/prospectus as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston's opinion is directed to Union Carbide's board of directors and does not constitute a recommendation to any stockholder as to any matter relating to the merger.

What We Need to Do to Complete the Merger

   We will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. These conditions include:

 . adoption of the merger agreement by Union Carbide's stockholders;

 . the expiration or termination of the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of any consents to the transaction contemplated by the merger agreement required under the European Community Merger Control Regulation or other applicable competition laws;

 . that no governmental entity of competent jurisdiction enacts, issues, promulgates, enforces or enters any law or order, whether temporary, preliminary or permanent, that is in effect and restrains, enjoins or otherwise prohibits completion of the merger or the other transactions contemplated by the merger agreement and no governmental entity institutes any proceeding, and no senior official of any governmental entity in the United States is then threatening to institute any proceeding, seeking any of the above;

 . that no stop order suspending the effectiveness of Dow's filing with the Securities and Exchange Commission for this transaction has been issued and that no proceedings for that purpose have been initiated or threatened by the Securities and Exchange Commission;

 . Dow's receipt of a letter from its independent public accountants to the effect that no conditions exist that could preclude accounting for the merger as a "pooling-of-interests;"

 . Union Carbide's receipt of a letter from its independent public accountants to the effect that such accounting firm knows of no reason why the merger should not receive pooling-of-interests accounting treatment;

 . Dow and Union Carbide each being reasonably satisfied that the merger will qualify for pooling-of-interests accounting treatment; and

 . that the representations and warranties of Dow and Union Carbide are true and correct in all material respects.

   Union Carbide's obligation to complete the merger is also conditioned on its receipt of a legal opinion that the merger will be treated as a tax-free reorganization under the Internal Revenue Code.

   At any time before the merger, to the extent legally allowed, the board of directors of either Dow or Union Carbide may waive compliance with any of the conditions contained in the merger agreement without the approval of their respective stockholders. As of the date of this proxy statement/prospectus, neither Dow nor Union Carbide expects that any condition will be waived.

   The approval of the merger by Dow's stockholders is not required, and Dow is not seeking the approval of the merger from its stockholders.

Required Regulatory Approvals

   Under the Hart-Scott-Rodino Act, the merger cannot be completed until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. The

European Commission must review the merger to determine whether or not it is compatible with the common market and, accordingly, whether or not to permit it to proceed.

   Union Carbide and Dow expect to file notification and report forms under the Hart-Scott-Rodino Act and a merger notification with the European Union antitrust authorities before the meeting.

   Union Carbide and Dow conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. Union Carbide and Dow are currently reviewing whether filings or approvals may be required or desirable in those jurisdictions that may be material to Union Carbide and Dow and their subsidiaries. It is possible that one or more of these filings may not be made, or that one or more of these approvals may not be obtained, prior to the merger.

   While Dow and Union Carbide are obligated to use their best efforts to obtain all antitrust consents, approvals and authorizations, Dow is not obligated to agree to any conditions that would reasonably be expected to have a material adverse effect on the combined company.

Termination of the Merger Agreement

   Dow and Union Carbide can agree to terminate the merger agreement at any time without completing the merger.

   Also, either Dow or Union Carbide can, without the consent of the other, terminate the merger agreement if:

 . the merger is not completed by March 30, 2000, or, if extended by either party under some circumstances relating primarily to obtaining governmental approvals of the merger, August 2, 2000, unless the merger is not completed because the party that wants to terminate the merger agreement has violated the agreement;

 . Union Carbide's stockholders do not adopt the merger agreement at the meeting;

 . any order permanently restraining, enjoining or otherwise prohibiting completion of the merger has become final and non-appealable; or

 . the other party materially breaches the merger agreement and cannot or does not correct the breach before March 30, 2000, or, if extended by either party under some circumstances relating primarily to obtaining governmental approvals of the merger, August 2, 2000.

   In addition, Union Carbide can terminate the merger agreement before the effective time of the merger if Union Carbide's board of directors provides written notice to Dow that Union Carbide intends to enter into a binding written agreement for a superior proposal from another person, so long as Union Carbide gives Dow an opportunity to match or exceed the other person's proposal.

   Finally, Dow can terminate the merger agreement if Union Carbide's board of directors:

 . withdraws, adversely modifies or changes its recommendation for adoption of the merger agreement; or

 . fails to reconfirm its recommendation for adoption of the merger agreement within 15 business days after a written request by Dow to do so.

Termination Fee

   Union Carbide must pay Dow a fee of $300 million in cash if the merger agreement is terminated under any of the following circumstances:

 . if all of the following occur:

 (1) another person makes an acquisition proposal or expresses an intention to make an acquisition proposal with respect to Union Carbide and that acquisition proposal is not withdrawn before the meeting;

 (2) Union Carbide's stockholders do not adopt the merger agreement with Dow at the meeting;

 (3) either Dow or Union Carbide terminates the merger agreement with Dow because Union Carbide's stockholders do not adopt the merger agreement with Dow at the meeting; and

 (4) within 12 months after termination of the merger agreement with Dow, Union Carbide enters into an agreement to complete an acquisition transaction that meets certain conditions; or

 . if Union Carbide terminates the merger agreement because Union Carbide's board of directors provides written notice to Dow that Union Carbide intends to enter into a binding written agreement for a superior proposal from another person; or

 . if Dow terminates the merger agreement because:

 (1) before the meeting, Union Carbide's board of directors withdraws, adversely modifies or changes its recommendation for adoption of the merger agreement or fails to reconfirm its recommendation for adoption of the merger agreement within 15 business days after a written request by Dow to do so; or

 (2) at any time, there has been a material breach by Union Carbide of its obligation not to solicit, encourage or engage in negotiations regarding an alternative acquisition proposal.

The termination fee described above is in addition to any profit Dow may receive under the stock option agreement described below.

Non-Solicitation of Competing Proposals

   The merger agreement generally restricts Union Carbide's ability to initiate, solicit, encourage or otherwise facilitate any competing merger or acquisition inquiries, proposals or offers; however, Union Carbide may respond to unsolicited offers as required by the fiduciary duties of Union Carbide's board of directors. Any response to an offer from another person that is not permitted by the merger agreement may entitle Dow to receive the termination fee and to exercise the option Union Carbide has granted to Dow under the stock option agreement.

Modifying or Amending the Merger Agreement

   Dow and Union Carbide can modify or amend the merger agreement, whether before or after the meeting, if they both agree to do so. Each can waive its right to require the other to comply with the merger agreement where the law allows.

Expenses

   Dow will pay the expenses in connection with the registration fees paid to the Securities and Exchange Commission, printing and mailing this proxy statement/prospectus and other filing fees. Dow and Union Carbide will each pay its own expenses in connection with the merger and the related transactions, except as described above.

The Stock Option Agreement

   Union Carbide has granted Dow an option to purchase shares of Union Carbide common stock equal to approximately 19.9% of the number of outstanding shares of Union Carbide common stock at a price per share in cash equal to $48.8125. Dow can exercise this option if it becomes entitled to receive the termination fee under the merger agreement. The stock option agreement limits to $50 million the total profit Dow may receive from the option. The profit Dow may receive under the stock option agreement is in addition to the termination fee Dow may receive under the merger agreement.

Selected Historical Financial Information of Dow

   Dow is providing the following information to aid your analysis of the financial aspects of the merger. Dow derived this information from audited financial statements for the years 1994 through 1998 and unaudited financial statements for the six months ended June 30, 1998 and 1999. In the opinion of Dow management, this unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the six months ended June 30, 1998 and 1999. Results for interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it along with Dow's historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Dow's annual reports, quarterly reports and other information on file with the Securities and Exchange Commission and incorporated by reference in this proxy statement/prospectus. See "Additional Information--Where You Can Find More Information."

                                                   Dow
                          -----------------------------------------------------
                           Six Months
                           Ended June
                               30,              Year Ended December 31,
                          ------------- ---------------------------------------
                           1999   1998   1998    1997    1996    1995    1994
                          ------ ------ ------- ------- ------- ------- -------
                                  (in millions, except per share data)
Selected Historical
 Consolidated Statements
 of Income Information:
Net sales...............  $9,036 $9,686 $18,441 $20,018 $20,053 $20,200 $16,742
Income from continuing
 operations.............     739    846   1,304   1,802   1,900   1,884     765
Income from continuing
 operations per common
 share--basic...........  $ 3.35 $ 3.76 $  5.83 $  7.81 $  7.71 $  7.03 $  2.77
Income from continuing
 operations per common
 share--diluted.........    3.30   3.70    5.76    7.70    7.60    6.93    2.75
Cash dividends declared
 per
 common share...........    1.74   1.74    3.48    3.36    3.00    2.90    2.60
Weighted average common
 shares outstanding--
 basic..................   220.4  225.1   223.5   230.6   246.3   268.2   276.1
Weighted average common
 shares outstanding--
 diluted................   224.4  229.6   227.3   234.8   250.9   273.0   280.9

                                June                December 31,
                                 30,   ---------------------------------------
                                1999    1998    1997    1996    1995    1994
                               ------- ------- ------- ------- ------- -------
                                                (in millions)
Selected Historical
 Consolidated Balance Sheet
 Information:
Working capital............... $ 1,457 $ 1,198 $ 1,629 $ 4,276 $ 5,451 $ 2,339
Total assets..................  23,105  23,830  24,040  24,673  23,582  26,545
Total long-term debt and
 redeemable preferred stock...   4,116   4,094   4,245   4,230   4,733   5,325
Net stockholders' equity......   7,694   7,429   7,626   7,954   7,361   8,212

Selected Historical Financial Information of Union Carbide

   Union Carbide is providing the following information to aid your analysis of the financial aspects of the merger. Union Carbide derived this information from audited financial statements for the years 1994 through 1998 and unaudited financial statements for the six months ended June 30, 1998 and 1999. In the opinion of Union Carbide management, this unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the six months ended June 30, 1998 and 1999. Results for interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it along with Union Carbide's historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Union Carbide's annual reports, quarterly reports and other information on file with the Securities and Exchange Commission and incorporated by reference in this proxy statement/prospectus. See "Additional Information--Where You Can Find More Information."

                                               Union Carbide
                             -------------------------------------------------
                              Six Months
                                 Ended
                               June 30,          Year Ended December 31,
                             ------------- -----------------------------------
                              1999   1998   1998   1997    1996   1995   1994
                             ------ ------ ------ ------- ------ ------ ------
                                   (in millions, except per share data)
Selected Historical
 Consolidated Statements of
 Income Information:
Net sales................... $2,820 $3,020 $5,659 $ 6,502 $6,106 $5,888 $4,865
Earnings before cumulative
 effect
 of change in accounting
 principle..................    127    260    403     669    583    915    379
Earnings before cumulative
 effect
 of change in accounting
 principle
 per common share--basic.... $ 0.95 $ 1.91 $ 2.98 $  5.02 $ 4.43 $ 6.65 $ 2.51
Earnings before cumulative
 effect
 of change in accounting
 principle
 per common share--diluted..   0.93   1.86   2.91    4.53   3.90   5.85   2.27
Cash dividends declared per
 common share...............   0.45   0.45   0.90  0.7875   0.75   0.75   0.75
Weighted average common
 shares
 outstanding--basic.........  133.0  136.5  135.0   128.2  131.0  137.2  149.9
Weighted average common
 shares
 outstanding--diluted.......  136.1  140.2  138.4   144.0  151.6  157.9  170.7

                                                       December 31,
                                   June 30, ----------------------------------
                                     1999    1998   1997   1996   1995   1994
                                   -------- ------ ------ ------ ------ ------
                                                  (in millions)
Selected Historical Consolidated
 Balance Sheet Information:
Working capital...................  $  600  $  436 $  362 $  595 $  858 $  329
Total assets......................   7,465   7,291  6,964  6,546  6,256  5,028
Total long-term debt..............   2,044   1,796  1,458  1,487  1,285    899
Total stockholders' equity........   2,441   2,449  2,348  2,114  2,045  1,509

Selected Unaudited Pro Forma Combined Condensed Financial Information

   The following describes the pro forma effect of the merger on (1) the unaudited statements of income information for the six months ended June 30, 1998 and 1999 and the statements of income information for the years ended December 31, 1996, 1997 and 1998 and (2) the unaudited balance sheet information as of June 30, 1999 and the balance sheet information as of December 31, 1996, 1997 and 1998 of Dow and Union Carbide.

   You should read the unaudited pro forma combined condensed financial information and the accompanying notes along with the historical financial information and related notes of Dow and Union Carbide, incorporated by reference in this proxy statement/prospectus.

   The unaudited pro forma combined condensed financial information is provided for informational purposes only and does not purport to represent what the financial position and results of operations of the combined company would actually have been had the merger and other pro forma adjustments in fact occurred at the dates indicated.

   The unaudited pro forma combined condensed statements of income information and combined condensed balance sheet information illustrate the estimated effects of the merger as if that transaction had occurred at the beginning of the periods presented and end of the periods presented, respectively.

   Management of Dow and Union Carbide expect that this merger will qualify as a pooling-of-interests business combination for accounting purposes. Under that method of accounting, the recorded historical cost basis of the assets and liabilities of Dow and Union Carbide will be carried forward to the combined company. Results of operations of the combined company will include income of Dow and Union Carbide for the entire fiscal period in which the combination occurs, and the historical results of operations of the separate companies for fiscal years before the merger will be combined and reported as the results of operations of the combined company. No adjustments have been made in the unaudited pro forma combined condensed financial information of Dow and Union Carbide to conform the accounting policies of the combined company as the nature and amounts of such adjustments are not expected to be significant. In addition, no adjustments have been made in the unaudited pro forma combined condensed financial information for transactions between Dow and Union Carbide as such transactions were determined to be immaterial.

   Some of the conditions to be met to qualify for pooling-of-interests accounting cannot be fully assessed until specified periods of time after the effective time of the merger have passed, because certain of the conditions for pooling-of-interests accounting address transactions occurring within those specified periods of time. Certain events, including certain transactions in Dow common stock or Union Carbide common stock by affiliates of Dow and Union Carbide, respectively, could prevent the merger from qualifying as a pooling-of-interests for accounting purposes.

                                          Six Months
                                             Ended
                                           June 30,     Year Ended December 31,
                                        --------------- -----------------------
                                         1999    1998    1998    1997    1996
                                        ------- ------- ------- ------- -------
                                         (in millions, except per share data)
Selected Unaudited Pro Forma Combined
 Statements of Income Information:
Net sales.............................. $11,856 $12,706 $24,100 $26,520 $26,159
Earnings before cumulative effect of
 change in accounting principle........     866   1,106   1,707   2,471   2,483
Earnings before cumulative effect of
 change in accounting principle per
 common share--basic................... $  2.93 $  3.66 $  5.69 $  8.07 $  7.75
Earnings before cumulative effect of
 change in accounting principle per
 common share--diluted.................    2.88    3.59    5.61    7.79    7.44
Weighted average common shares
 outstanding--basic....................   295.6   302.2   299.8   303.2   320.4
Weighted average common shares
 outstanding--diluted..................   301.3   308.7   305.4   315.9   336.1

                                                             December 31,
                                               June 30, -----------------------
                                                 1999    1998    1997    1996
                                               -------- ------- ------- -------
                                                        (in millions)
Selected Unaudited Pro Forma Combined Balance
 Sheet Information:
Working capital..............................  $ 2,457  $ 2,034 $ 2,391 $ 5,271
Total assets.................................   31,545   32,005  31,878  32,158
Total long-term debt and redeemable preferred
 stock.......................................    6,160    5,890   5,703   5,717
Net stockholders' equity.....................   10,535   10,278  10,374  10,468

                                  RISK FACTORS

   In addition to the other information included in this proxy statement/prospectus, you should carefully consider the following risk factors in determining whether to vote to adopt the merger agreement. These matters should be considered in addition to the other information included or incorporated by reference in this proxy statement/prospectus.

You will receive 0.537 of a share of Dow common stock regardless of changes in the market value of Dow common stock or Union Carbide common stock.

   Upon completion of the merger, each share of Union Carbide common stock will be exchanged for 0.537 of a share of Dow common stock. Although this exchange ratio reflects a premium to be paid to Union Carbide stockholders based on the market price of Union Carbide common stock as of August 3, 1999, the business day before Dow and Union Carbide announced the proposed merger, the market value of a share of Union Carbide common stock could be equal to or greater than the market value of 0.537 of a share of Dow common stock at the effective time of the merger. In addition, the market value of 0.537 of a share of Dow common stock at the effective time of the merger could be less than the market value of that stock on August 3, 1999. There will be no adjustment in the exchange ratio for changes in the market price of either Union Carbide common stock or Dow common stock.

Failure to qualify for pooling-of-interests accounting treatment may impact reported operating results.

   If, after completion of the merger, the merger fails to qualify for pooling-of-interests accounting treatment, the purchase method of accounting will apply. Under that method, the estimated fair value of the shares of Dow common stock issued in the merger would be recorded as the cost of acquiring the business of Union Carbide. That cost would be allocated to the individual Union Carbide assets acquired and liabilities assumed according to their respective fair values, with the excess of the estimated fair value of shares of Dow common stock over the fair value of net assets acquired recorded as goodwill, to be amortized over its estimated useful life with a maximum of 40 years.

   Purchase accounting treatment would have a material adverse effect on the reported operating results of Dow as compared to pooling-of-interests accounting treatment because of required charges to Dow's earnings for any identified in-process research and development, amortization of goodwill and possible increased depreciation and amortization charges relating to the excess of fair value of individual assets over their carrying values, as required by the purchase accounting treatment.

The integration of Union Carbide into Dow may be difficult and expensive to achieve and may not result in the benefits currently anticipated by Dow and Union Carbide.

   The merger will present challenges to management, including the integration of the operations, technologies and personnel of Dow and Union Carbide, and special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management attention and loss of personnel.

   Dow may not be able to successfully integrate or profitably manage Union Carbide's businesses. Following the merger, Union Carbide's businesses may not achieve sales levels, profitability or cost savings that justify the investment made and the acquisition, while expected to be, may not be accretive to earnings in any future periods. In addition, although the merger is expected to create an estimated $250 million in synergies in the first year following the merger and an estimated $500 million in yearly synergies thereafter, there can be no assurance that those synergies will be achieved.

Expenses resulting from the merger will be substantial and may affect Dow's results of operations.

   Dow and Union Carbide estimate they will incur combined aggregate direct transaction costs of approximately $75 million associated with the merger, consisting of transaction fees for investment bankers, attorneys, accountants and other related costs. These one-time transaction costs will be charged to expenses upon completion of the merger. It is expected that following the merger, the combined company will incur additional one-time costs, currently estimated to be approximately $200 to $400 million, principally for severance and other restructuring costs. There can be no assurance that the combined company will not incur additional charges to reflect costs associated with the merger.

Regulatory agencies enforcing antitrust and similar laws could delay, oppose or refuse to approve the merger or impose conditions that could have an adverse effect on the combined company.

   If federal and certain regulatory agencies that enforce antitrust and similar laws oppose or do not approve the merger, the merger may be delayed, not completed or completed subject to conditions, such as divestitures, that could have an adverse effect on the combined company. While Dow and Union Carbide are obligated to use their best efforts to obtain all antitrust consents, approvals and authorizations, Dow is not obligated to agree to any conditions that would reasonably be expected to have a material adverse effect on the combined company. See "The Merger Agreement and the Merger--Conditions to Completion of the Merger" and "The Merger Agreement and the Merger-- Regulatory Requirements."

                                 THE COMPANIES

The Dow Chemical Company

   Dow manufactures and sells chemicals, plastic materials, agricultural and other specialized products and services. Dow is a global science and technology-based company that develops and manufactures a portfolio of chemicals, plastics and agricultural products and services for customers in 168 countries around the world. Dow conducts its operations through subsidiaries and 14 global businesses, including 121 manufacturing sites in 32 countries, and supplies more than 3,500 products through the efforts of its 39,000 employees.

   Additional information concerning Dow and its subsidiaries is included in the Dow documents filed with the Securities and Exchange Commission and incorporated in this proxy statement/prospectus by reference. See "Additional Information--Where You Can Find More Information."

Union Carbide Corporation

   Union Carbide operates in two business segments of the chemicals and plastics industry. The specialties and intermediates segment converts basic and intermediate chemicals into a diverse portfolio of chemicals and polymers serving industrial customers in many markets. This segment also provides technology services, including licensing, to the oil and gas and petrochemicals industries. The basic chemicals and polymers segment converts hydrocarbon feedstocks, principally liquefied petroleum gas and naphtha, into ethylene or propylene used to manufacture polyethylene, polypropylene, ethylene oxide and ethylene glycol for sale to third parties, as well as for consumption by Union Carbide's specialties and intermediates segment. Union Carbide, with nearly 12,000 employees worldwide, operates 32 principal manufacturing facilities in 13 countries to provide products to customers in over 100 countries. In addition to these operations, Union Carbide participates in the global market through 10 principal corporate joint ventures and partnerships.

   Additional information concerning Union Carbide and its subsidiaries is included in the Union Carbide documents filed with the Securities and Exchange Commission and incorporated in this proxy statement/prospectus by reference. See "Additional Information--Where You Can Find More Information."

                                  THE MEETING

Purpose of the Meeting

   At the meeting, you will be asked to consider and vote upon:

  . a proposal to adopt the merger agreement; and

  . such other matters as may properly be brought before the meeting.

   Union Carbide's board of directors is not aware, as of the date of this proxy statement/prospectus, of any other matters that may properly come before the meeting. If any such other matters properly come before the meeting, or at a subsequent meeting following any adjournment or postponement of the meeting, the persons named in Union Carbide's proxy intend to vote proxies in accordance with their discretion on any such matters and, unless other instructions are given, Union Carbide's proxy will give such persons the power to do so.

   Union Carbide's board of directors carefully reviewed and considered the terms and conditions of the merger and concluded that the merger is in the best interests of Union Carbide and its stockholders. Accordingly, by a unanimous vote of all directors present and voting at a meeting at which a quorum of directors was present, Union Carbide's board of directors adopted the merger agreement and recommends that you vote to adopt the merger agreement.

Date, Time and Place; Record Date

   The meeting of Union Carbide's stockholders will take place on Wednesday, December 1, 1999 at 10:00 a.m. Eastern time, in the John C. Creasy Health Education Center, 24 Hospital Avenue, Danbury, Connecticut. The record date to determine who is entitled to vote at the meeting is Monday, October 4, 1999. Only holders of record of Union Carbide common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting. As of the record date, approximately 133,850,000 shares of Union Carbide common stock, and no shares of Union Carbide capital stock other than common stock, were outstanding and entitled to vote.

   The meeting may be adjourned or postponed to another date or place for proper purposes, including, without limitation, for the purpose of soliciting additional proxies. Unless revoked, proxies will remain valid following such adjournment or postponement.

Your Voting Rights; Required Vote

   Each stockholder of record on the record date is entitled to one vote on each matter submitted to a vote at the meeting for each share of Union Carbide common stock held. A majority of the shares of Union Carbide common stock outstanding on the record date represented in person, or by proxy, constitutes a quorum for consideration of such matters at the meeting. Abstentions and broker non-votes will be counted as present or represented for the purpose of determining a quorum. If a quorum is present at the meeting, the affirmative vote of at least two-thirds of the shares of Union Carbide common stock outstanding and entitled to vote is required to adopt the merger agreement. Abstentions and broker non-votes will have the effect of votes against the merger. Accordingly, Union Carbide's board of directors urges you to complete, sign, date and return the enclosed proxy card in the accompanying self-addressed stamped envelope or vote by telephone, fax or the Internet as soon as possible, even if you plan to attend the meeting in person.

   If you are a participant in Union Carbide's Dividend Reinvestment and Stock Purchase Plan, your proxy card will represent both the number of shares registered in your name and the number of shares credited to your account.

   By the terms of the applicable trust agreements, the trustees of the Savings and Investment Program for Employees of Union Carbide and the Union Carbide Employee Stock Ownership Plan will vote stock allocated to individual participants' accounts as instructed by such participants and will vote any allocated shares for which instructions are not received and, with respect to the Employee Stock Ownership Plan all unallocated shares, in the same proportion as the trustee votes allocated shares for which voting instructions are received.

   If you own stock or maintain multiple accounts under different names, for example, with and without a middle initial, you may receive more than one set of proxy statement/prospectus materials. To ensure that all of your shares of Union Carbide common stock are voted, you must either sign and return by mail or fax every proxy card you receive or provide your proxy with voting instructions by telephone or the Internet in the manner listed on each proxy card.

Confidential Voting

   It is Union Carbide's policy to keep confidential proxy cards and voting tabulations that identify individual stockholders, except where disclosure is mandated by law or in the event of a contested proxy solicitation. This policy neither prohibits stockholders from disclosing the nature of their votes to Union Carbide or its board of directors if any stockholder so chooses nor impairs free and voluntary communication between Union Carbide and its stockholders.

Giving and Revoking Your Proxy; Solicitation

   Any holder of shares of Union Carbide common stock may vote such shares either in person or by duly authorized proxy.

   You may grant a proxy by:

  . signing and mailing your proxy card;

  . phoning the toll-free number listed on your proxy card and following the recorded instructions;

  . faxing your proxy card to the fax number listed on your proxy card; or

  . going to the Internet website listed on your proxy card and following the instructions provided.

   If your shares are not registered in your own name, the bank, broker or other institution holding your shares of Union Carbide common stock may not offer telephone, fax or Internet proxy voting. If your proxy card does not include telephone, fax or Internet voting instructions, please complete and return your proxy card by mail. You may also cast your vote in person at the meeting. By granting a proxy, the proxyholders named on the proxy card will vote your shares in accordance with your directions. If you grant a proxy and either indicate that the proxyholder is instructed to vote FOR the adoption of the merger agreement or if you do not specify how your shares should be voted, the proxyholders will vote FOR the adoption of the merger agreement and any amendments to the merger agreement. If any other matters are properly presented for consideration at the meeting or any adjournments or postponements of the meeting, the proxyholders will have the discretion to vote as they decide on those matters. On the date of this proxy statement/prospectus, Union Carbide knew of no other business that will be presented for action at the meeting.

 By Mail

   To grant your proxy by mail, please complete the proxy card provided with this proxy statement/ prospectus and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

 By Telephone

   You may call the toll-free number listed on your proxy card to grant your proxy. You must have your proxy card ready. Call the toll-free number and:

  . enter the control number listed on the proxy card provided with this proxy statement/prospectus; and

  . follow the recorded instructions.

 By Fax

   You may return your proxy card by fax. To do so, you must complete the proxy card provided with this proxy statement/prospectus and sign, date and fax it to the telephone number listed on the proxy card.

 By Internet

   You may also use the Internet to grant your proxy. You must have your proxy card ready and:

  . go to the website listed on the proxy card provided with this proxy statement/prospectus and follow the instructions provided; and

  . enter the control number listed on the proxy card provided with this proxy statement/prospectus.

 In Person

   If you attend the meeting in person, you may vote your shares of Union Carbide common stock as described above or by completing a ballot at the meeting. If you plan to attend the meeting, you will need to obtain a ticket. Please call the toll-free number--1-800-934-3350--and a member of Union Carbide's Shareholder Services Department will process your ticket request.

 Revocation of Proxy

   The giving of a proxy by a Union Carbide stockholder will not affect the stockholder's right to vote such shares if the stockholder attends the meeting and desires to vote in person. You may revoke a previously submitted proxy at any time before the polls are closed by delivering written notice of revocation to the Secretary of Union Carbide at 39 Old Ridgebury Road, Danbury, Connecticut 06817-0001, by executing a subsequently dated proxy that is received prior to the meeting or by voting in person at the meeting. Attendance at the meeting will not by itself constitute revocation of a proxy. If you have instructed a broker to vote your shares, you must follow directions received from the broker to change or revoke your proxy.

 Solicitation

   In addition to soliciting proxies by mail, officers, directors and employees of Union Carbide, without receiving any additional compensation, may solicit proxies by telephone, fax, in person or by other means. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Union Carbide common stock held of record by those persons, and Union Carbide will reimburse the brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Union Carbide has retained D.F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $30,000.

No Appraisal Rights

   Under New York corporate law, holders of Union Carbide common stock are not entitled to dissenters' or appraisal rights in connection with the merger.

                      THE MERGER AGREEMENT AND THE MERGER

   The following is a summary of the material terms of the merger agreement and is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference. You should read the merger agreement because it, and not this proxy statement/prospectus, is the legal document that governs the merger.

General Description of the Merger

   The merger agreement provides that, at the effective time of the merger, Transition Sub Inc., a wholly owned subsidiary of Dow, will merge with and into Union Carbide, with Union Carbide continuing in existence as the surviving corporation. Each share of Union Carbide common stock issued and outstanding at the effective time of the merger, other than shares owned by Dow, Union Carbide or any direct or indirect subsidiary of Dow or Union Carbide, which will be canceled in the merger, will be converted into 0.537 of a share of Dow common stock. At the effective time of the merger, Union Carbide will become a wholly owned subsidiary of Dow and market trading of Union Carbide common stock will cease.

Background of the Merger

   Following some informal contacts between the senior managements of Union Carbide and Dow, on October 19, 1998, Union Carbide and Dow entered into a confidentiality agreement with the intention of exploring a business combination between the two companies. After executing the confidentiality agreement, Union Carbide and Dow exchanged data in order to permit the two companies to make estimates of synergies with respect to a potential business combination.

   At various times between December 1998 and June 1999, Dow made proposals to Union Carbide for a stock-for-stock merger. Union Carbide rejected these proposals, concluding that in each case the proposal was inadequate in light of the circumstances existing at the time the proposal was made.

   At the regularly scheduled meeting of Union Carbide's board of directors on June 23, 1999, Dr. William H. Joyce, Chairman, President and Chief Executive Officer of Union Carbide, comprehensively reviewed the Dow discussions. Union Carbide's board of directors reiterated its dissatisfaction with respect to the Dow proposals received to date and expressed its confidence with respect to Union Carbide's independent course. It also reinforced its position on maximizing stockholder value and authorized Dr. Joyce to respond to unsolicited overtures. Dr. Joyce reported that an updated long-range financial forecast with respect to Union Carbide was nearing completion. Union Carbide's board of directors agreed that the forecast and related valuations would be presented at the next regularly scheduled meeting of Union Carbide's board of directors. It was also agreed that Union Carbide should retain financial advisors to aid in the evaluation of the long-range financial forecast and subsequently engaged Credit Suisse First Boston to assist Union Carbide in this evaluation and related matters.

   On July 22, 1999, Dr. Joyce and Dr. William S. Stavropoulos, President and Chief Executive Officer of Dow, met and Dow made a revised proposal for a stock-for-stock merger. Dr. Joyce agreed to consider the new proposal and to discuss it with Union Carbide's advisors.

   From July 23 through July 25, 1999, Dr. Joyce met with Union Carbide's senior management, as well as Credit Suisse First Boston and Union Carbide's legal advisors, Sullivan & Cromwell. After extensive discussions regarding the strategic benefits of the merger, the potential cost savings, technology leveraging and other financial and operating benefits that could be obtained through a merger between the two companies, Union Carbide decided to meet again with Dow to discuss its proposal.

   On July 25, 1999, Dr. Joyce and Dr. Stavropoulos and their respective senior managements met to negotiate pricing and terms of due diligence with respect to a potential transaction. As a result of those negotiations, the parties, subject to the approval of each company's board of directors, agreed that an exchange ratio of 0.537 of a share of Dow common stock per share of Union Carbide common stock would be acceptable if other aspects of a merger agreement could be worked out. Subject to the favorable reactions of their respective boards of directors, Dr. Joyce and Dr. Stavropoulos proposed a tentative schedule for merger agreement negotiations, including the start of due diligence on July 30, 1999.

   On July 27, 1999, Union Carbide's board of directors met, together with Union Carbide's legal and financial advisors, to review the status of discussions with Dow. At this meeting, Dr. Joyce summarized the proposed combination, and John K. Wulff, Union Carbide's Chief Financial Officer, presented management's long-range financial forecast with respect to Union Carbide.

   Also on July 27, 1999, Dow's board of directors, which had previously been advised of the discussions between Dow and Union Carbide, met to discuss the proposed transaction with Union Carbide. At that meeting, Dow's board of directors authorized Dow's senior management to continue negotiations with respect to the proposed transaction, subject to approval by the board of any agreements that might be reached in those discussions.

   On July 28, 1999, Union Carbide's board of directors met again. Representatives of Union Carbide's financial advisors, Credit Suisse First Boston, reviewed with Union Carbide's board of directors the financial aspects of the proposed transaction. Representatives from Sullivan & Cromwell provided advice as to the responsibilities and duties of the board of directors and the legal standards that would govern Union Carbide's board of directors' consideration of any proposed transaction. Union Carbide's management recommended proceeding to detailed negotiations of a definitive merger agreement. The Union Carbide board of directors, after discussing the matter, unanimously voted to authorize management to commence detailed negotiations of a definitive merger agreement.

   From July 30 to August 3, 1999, senior management of both companies and their respective legal and financial advisors met in New York City, performing due diligence and negotiating definitive terms of the merger agreement. At Dow's insistence and subject to the approval of Union Carbide's board of directors, Union Carbide agreed to enter into a stock option agreement at the same time it entered into a definitive merger agreement. The stock option agreement would grant Dow the right to purchase up to 19.9% of Union Carbide's stock at a specified price and upon specified events. See "The Merger Agreement and the Merger--The Stock Option Agreement."

   On August 3, 1999, Union Carbide's board of directors met to consider the merger agreement. Representatives of Sullivan & Cromwell reviewed the merger agreement. Representatives of Credit Suisse First Boston presented a financial analysis of the proposed exchange ratio, and rendered to Union Carbide's board of directors its oral opinion, which opinion was confirmed by delivery of a written opinion dated August 3, 1999, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Union Carbide's common stock. After questions by and discussion among Union Carbide's board of directors, Union Carbide's board of directors, by a unanimous vote of the directors present and voting, adopted the merger agreement and approved entering into the merger agreement and stock option agreement and the transactions contemplated by those agreements.

   Also on August 3, 1999, Dow's board of directors met to consider the merger agreement and the stock option agreement. After hearing presentations from its legal and financial advisors and discussing the matter, Dow's board of directors unanimously approved entering into the merger agreement and the stock option agreement and the transactions contemplated by those agreements.

   Union Carbide and Dow entered into the merger agreement and stock option agreement on August 3, 1999, and the transaction was publicly announced on August 4, 1999.

 Merger-Related Litigation

   Union Carbide, its board of directors and Dow have been named as defendants in three purported class actions recently filed in New York State Supreme Court on behalf of holders of Union Carbide's common stock. The complaints generally allege that the merger consideration is inadequate because, among other things, it did not result from an appropriate consideration of the value of Union Carbide and, therefore, the approval of the merger did not reflect an informed decision of Union Carbide's board of directors. The complaints, which seek injunctive relief and damages, assert that the directors of Union Carbide thereby violated their fiduciary duties to Union Carbide's stockholders and that Dow aided and abetted these violations. One of the complaints also alleges that one of the Union Carbide directors had a conflict of interest with respect to the approval of the transaction. It is expected that an amended complaint will be filed that will consolidate the three actions.

Recommendation of Union Carbide's Board of Directors and Reasons for the Merger

   Union Carbide's board of directors has adopted, by a unanimous vote of all of the directors present and voting at a meeting at which a quorum of directors was present, the merger agreement, and recommends that Union Carbide stockholders vote to adopt the merger agreement.

   In reaching its decision to adopt the merger agreement, Union Carbide's board of directors consulted with Union Carbide's management, as well as its financial and legal advisors, and considered a variety of factors, including the following:

  . the structure of the transaction as a stock-for-stock merger and that Union Carbide's stockholders will continue to benefit from future appreciation in the value of the combined company;

  . the premium of approximately 37% to be received by the stockholders of Union Carbide based on the exchange ratio provided for in the merger agreement and the closing stock prices of Union Carbide and Dow on August 3, 1999, the last trading day before the announcement of the merger, and the premium of approximately 41% based on the average closing stock prices of Union Carbide and Dow during the one-month period before the announcement of the merger;

  . that during recent years Union Carbide has periodically reviewed its strategic alternatives and that Union Carbide's board of directors believed the merger with Dow to be the most favorable alternative for Union Carbide's stockholders;

  . the anticipated benefit to Union Carbide's stockholders of the anticipated reduced earnings cyclicality of the combined company's business portfolio;

  . Union Carbide's board of directors' belief that the increased scale of the combined company will:

   --strengthen Union Carbide's operations as the chemicals industry continues to consolidate and build mass;

   --provide greater flexibility to pursue acquisitions and other strategic options; and

   --provide the combined company with greater access to capital than available to Union Carbide on a stand-alone basis;

  . the business, operations, financial condition, earnings and prospects of each of Union Carbide and Dow--in making its determination, Union Carbide's board of directors took into account Union Carbide's long-range financial forecasts and the results of Union Carbide's due diligence review of Dow's business plan;

  . the scale, scope and diversity of operations and product lines that could be achieved by combining Union Carbide and Dow, as illustrated by the fact that, based on information available as of the date of the merger agreement, the combined company would have a market capitalization of approximately $35 billion and annual revenue of approximately $24 billion and would be the second largest chemical company in the world;

  . the opportunity to capitalize on numerous opportunities for revenue growth by offering more products to existing customers more quickly on a global basis;

  . the complementary nature of the businesses of Union Carbide and Dow and the anticipated improved stability of the combined company's businesses and earnings in varying economic and industry climates relative to Union Carbide on a stand-alone basis made possible by the merger as a result of greater geographic and product line diversification;

  . the expectation that the merger will result in synergies for the combined company estimated at $250 million in the first year following the merger and $500 million per year thereafter;

  . the structure of the merger, which is intended to qualify as a tax-free
    "reorganization" for U.S. federal income tax purposes and a "pooling-of-interests" for accounting purposes;

  . the proposed arrangements with respect to employees and the management of the combined company, including the fact that Dr. Joyce and one other director serving on Union Carbide's board of directors will serve on Dow's board of directors and that Dr. Joyce will serve as Vice Chairman of the board of directors of Dow--see "The Merger Agreement and the Merger--Interests of Union Carbide Directors and Officers in the Merger that are Different from Your Interests;"

  . the likelihood of the merger being approved by the applicable regulatory authorities, including the parties' obligations to use their respective best efforts to obtain all required antitrust approvals, although Dow is not required to, and Union Carbide may not, divest, license or hold separate any assets if doing so would have a material adverse effect on the combined company--see "The Merger Agreement and the Merger-- Regulatory Requirements;"

  . the opinion of Credit Suisse First Boston to Union Carbide's board of directors as to the fairness, from a financial point of view, of the exchange ratio to the holders of Union Carbide common stock and the related financial analyses performed by Credit Suisse First Boston, as described below under "The Merger Agreement and the Merger--Opinion of Union Carbide's Financial Advisor;"

  . that the merger agreement must be adopted by the holders of two-thirds of the outstanding shares of Union Carbide;

  . the terms of the merger agreement, including the term that permits Union
    Carbide's board of directors to take the steps necessary to accept a superior proposal in compliance with its fiduciary duties to stockholders;

  . that the termination payment provisions of the merger agreement could have the effect of deterring alternative business combination proposals and that the stock option agreement, which would have the effect of precluding any alternative business combination from being accounted for as a pooling-of-interests, might deter certain potential acquirors--Union Carbide's board of directors determined that agreement to these provisions, which it regarded as customary for transactions of this nature, was required for Dow to enter into the merger agreement; and

  . the possibility that the market value of the merger consideration received by Union Carbide's stockholders upon completion of the merger (which is determined by a fixed exchange ratio) may be higher or lower than the value that would have been received if the merger had been consummated on the date the merger agreement was executed.

   This discussion of the information and factors considered by Union Carbide's board of directors is not intended to be exhaustive but includes all material factors considered by Union Carbide's board of directors. In reaching its determination to adopt and recommend the merger, Union Carbide's board of directors did not assign any relative or specific weights to those factors, and individual directors may have given differing weights to differing factors. Union Carbide's board of directors has adopted, by a unanimous vote of all directors present and voting at a meeting at which a quorum of directors was present, the merger agreement, and recommends that you vote to adopt the merger agreement at the meeting. Among the directors present for such vote was Rainer
E. Gut, chairman of the Credit Suisse Group, the indirect parent company of Credit Suisse First Boston. At the time of the vote, Union Carbide's board of directors was aware of Mr. Gut's affiliation with the Credit Suisse Group.

   In considering the recommendation of Union Carbide's board of directors with respect to the merger agreement, you should be aware that certain directors and officers of Union Carbide have interests in the merger that are different from, or are in addition to, the interests of Union Carbide stockholders generally. Please see the section of this proxy statement/prospectus titled "The Merger Agreement and the Merger--Interests of Union Carbide Directors and Officers in the Merger that are Different from Your Interests."

 Dow's Reasons for the Merger

   The merger is part of Dow's overall business strategy for growth through increased sales of existing products, product development, and strategic mergers and acquisitions. Dow's board of directors believes that Dow and its stockholders will benefit from the merger because the merger:

  . will combine two predominantly complementary chemical producers to achieve a broader product line and geographic scope than either of them individually possesses;

  . is expected to enhance the ability of the combined company to maintain its competitiveness through efficiency and reduced costs in the face of marketplace pressures for lower cost and higher quality chemical products;

  . is expected to produce an estimated $250 million in synergies in the first year following the merger and $500 million in synergies per year thereafter, which should translate into increased cash flow and earnings per share for the combined company;

  . is expected to provide the combined company with greater technological resources required to meet increasing and evolving customer demands for higher performance chemical products;

  . is expected to increase the combined company's array of chemical products, permitting multinational customers to achieve purchasing efficiencies through one-stop shopping;

  . is expected to strengthen Dow's product offerings to customers in such industries as automotive, pharmaceuticals, coatings and personal care products; and

  . is expected to strengthen the combined company's balance sheet, which will permit the combined company to fund strategic investments.

Opinion of Union Carbide's Financial Advisor

   Credit Suisse First Boston has acted as Union Carbide's financial advisor in connection with the merger. Union Carbide selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation and familiarity with Union Carbide's business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   In connection with Credit Suisse First Boston's engagement, Union Carbide requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Union Carbide common stock of the exchange ratio provided for in the merger. On August 3, 1999, at a meeting of Union Carbide's board of directors held to consider the merger, Credit Suisse First Boston rendered to Union Carbide's board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated August 3, 1999, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Union Carbide common stock.

   The full text of Credit Suisse First Boston's written opinion dated August 3, 1999 to Union Carbide's board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated by reference into this proxy statement/prospectus. Union Carbide stockholders are urged to read carefully this opinion in its entirety. Credit

Suisse First Boston's opinion is addressed to Union Carbide's board of directors and relates only to the fairness of the exchange ratio from a financial point of view. The opinion does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to any matter relating to the merger. The summary of Credit Suisse First Boston's opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and related documents, as well as publicly available business and financial information relating to Union Carbide and Dow. Credit Suisse First Boston also reviewed other information relating to Union Carbide and Dow, including financial forecasts, which Union Carbide and Dow provided to or discussed with Credit Suisse First Boston, and met with the managements of Union Carbide and Dow to discuss the businesses and prospects of Union Carbide and Dow.

   Credit Suisse First Boston also considered financial and stock market data of Union Carbide and Dow and compared those data with similar data for other publicly held companies in businesses similar to Union Carbide and Dow and considered, to the extent publicly available, the financial terms of other business combinations and other transactions recently effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

   In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Union Carbide and Dow as to the future financial performance of Union Carbide and Dow and the potential synergies and strategic benefits anticipated to result from the merger, including the amount, timing and achievability of those synergies and benefits. Credit Suisse First Boston also assumed that the merger will be treated as a pooling-of-interests in accordance with generally accepted accounting principles and as a tax-free reorganization for U.S. federal income tax purposes. In addition, Credit Suisse First Boston assumed that in the course of obtaining the necessary regulatory and third party consents for the proposed merger and related transactions, no delay or restriction will be imposed that will have a material adverse effect on the contemplated benefits of the proposed merger or related transactions.

   Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Union Carbide or Dow, and was not furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion was based on information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Credit Suisse First Boston on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of Dow common stock when issued in the merger or the prices at which shares of Dow common stock will trade after the merger. In connection with its engagement, Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of Union Carbide. Although Credit Suisse First Boston evaluated the exchange ratio from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined by Union Carbide and Dow. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

   In preparing its opinion to Union Carbide's board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. This summary of Credit Suisse First Boston's analyses is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

   In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Union Carbide and Dow. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Union Carbide or Dow or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

   The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

   Credit Suisse First Boston's opinion and financial analyses were not the only factors considered by Union Carbide's board of directors in its evaluation of the proposed merger and should not be viewed as necessarily determinative of the views of Union Carbide's board of directors with respect to the merger or the exchange ratio.

   The following is a summary of the material analyses underlying Credit Suisse First Boston's opinion to Union Carbide's board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

 Discounted Cash Flow Analysis

   Credit Suisse First Boston estimated the present value of the stand-alone, unlevered, after-tax free cash flows that Union Carbide could produce over calendar years 1999 through 2008, and that Dow could produce over calendar years 1999 through 2003, based on two scenarios. The first scenario, the management case, was based on estimates of the managements of Union Carbide and Dow. The second scenario, the adjusted management case, was based on adjustments to the management case developed by, or discussed with and reviewed by, Union Carbide management to reflect, among other things, the potential for lower variable margins, and in the case of Union Carbide higher capital expenditures, than the management case.

   Ranges of estimated terminal values were calculated by multiplying the average of estimated calendar year 1999 to estimated calendar year 2008 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, by terminal EBITDA multiples of 6.0x to 7.0x in the case of Union Carbide and by multiplying the average of estimated calendar year 1999 to estimated calendar year 2003 EBITDA by terminal EBITDA multiples of 7.0x to 8.0x in the case of Dow. Ranges of estimated terminal values were also calculated using the average of estimated unlevered, after-tax free cash flows over the same periods for Union

Carbide and Dow as above and perpetuity growth rates of 1.5% to 2.5% in the case of Union Carbide and 4.0% to 4.5% in the case of Dow. The estimated unlevered after-tax free cash flows and estimated terminal values were then discounted to present value using discount rates of 10.0% to 11.0%. This analysis indicated an implied exchange ratio reference range of 0.43x to 0.68x.

 Selected Companies Analysis

   Credit Suisse First Boston compared financial, operating and stock market data of Union Carbide and Dow to corresponding data of the following publicly traded companies in the commodity chemicals business:
  . The Geon Company

  . Georgia Gulf Corp.

  . Lyondell Chemical Co.

  . Millennium Chemicals Inc.

  . NOVA Chemicals Corp.

   In addition, Credit Suisse First Boston compared financial, operating and stock market data of Union Carbide to corresponding data of the following publicly traded companies in the commodity and specialty chemicals businesses:
  . Cytec Industries Inc.

  . E.I. du Pont de Nemours and Company

  . Eastman Chemical Co.

  . PPG Industries, Inc.

  . Rohm and Haas Co.

  . Solutia Inc.

   Credit Suisse First Boston reviewed equity values as a multiple of estimated calendar years 1999 and 2000 earnings per share, commonly referred to as EPS, and enterprise values, calculated as equity value, plus debt and minority interest, less cash and options proceeds, as multiples of estimated calendar years 1999 and 2000 EBITDA and latest 12 months revenues. All multiples were based on closing stock prices on August 2, 1999. Estimated financial data for the selected companies were based on publicly available research analysts' estimates, and estimated financial data for Union Carbide and Dow were based on internal estimates of the managements of Union Carbide and Dow, respectively. Credit Suisse First Boston then applied a range of selected multiples for the selected companies of estimated calendar years 1999 and 2000 EPS, estimated calendar years 1999 and 2000 EBITDA, and the latest 12 months revenues to corresponding financial data of Union Carbide and Dow, utilizing adjusted management case estimates for Union Carbide and Dow. This analysis indicated an implied exchange ratio reference range of 0.30x to 0.47x.

 Selected Mergers and Acquisitions Analysis

   Credit Suisse First Boston analyzed the implied transaction multiples paid in the following selected merger and acquisition transactions in the commodity chemicals industry announced since April 1998:
               Acquiror                             Acquired Company


 . OMV/International Petroleum            . Borealis Technology Corp.
  Investment Co.                         . ARCO Chemical Co.
 . Lyondell Chemical Co.                  . Rexene Corp.
 . Huntsman Polymers Corp.                . Texaco Chemical Company
 . Huntsman Polymers Corp.                . Quantum Chemical Corp.
 . Hanson America Inc.                    . Goodyear Tire & Rubber Co.
 . Shell Oil Co.                            (Polyester division)
 . Occidental Petroleum Corp.             . Cain Chemical Inc.
 . The Sterling Group, Inc./The           . Sterling Chemicals, Inc.
  Unicorn Group, LLC                     . Texas Petrochemicals Corp.
 . Gordon Cain (The Sterling Group,       . Petroquimica Bahia Blanca/Indupa
  Inc.)                                  . Occidental Chemical Co. (Alathon
 . Dow/YPF S.A./Itochu Corp.                product line)
 . Lyondell Chemical Co.                  . Vista Chemical Co.
 . RWE-DEA                                . Aristech Chemical Corp.
 . Management                             . Himont Inc.
 . Montedison SPA                         . Rexene Products Co. (Bayport
 . Lyondell Chemical Co.                    product lines)

   Credit Suisse First Boston compared enterprise values in the selected transactions as multiples of, among other things, latest 12 months revenues and EBITDA. All multiples were based on publicly available financial information. Credit Suisse First Boston then applied a range of selected multiples for the selected transactions of latest 12 months revenues and EBITDA to corresponding financial data of Union Carbide and Dow. This analysis indicated an implied exchange ratio reference range of 0.31x to 0.54x.

 Aggregate Reference Range

   Based on the valuation methodologies described above, Credit Suisse First Boston derived an aggregate reference range of 0.43x to 0.60x, as compared to the exchange ratio in the merger of 0.537x.

 Relative Analyses

   Credit Suisse First Boston also conducted the following relative analyses and compared the exchange ratio in the merger of 0.537x with the exchange ratios implied by these analyses, based on closing stock prices of Union Carbide common stock and Dow common stock on August 2, 1999:

   Relative Contribution Analysis

    Credit Suisse First Boston performed an exchange ratio analysis, based on adjusted management case estimates of Union Carbide and Dow, comparing the relative contributions of Union Carbide and Dow to calendar year 1998 and estimated calendar years 1999 and 2000 net income and cash flows of the combined company. This analysis yielded, after adjustment for extraordinary items, an implied exchange ratio reference range of 0.293x to 0.433x and an implied percentage contribution reference range for Union Carbide of 16% to 21%, as indicated in the following table:

                                     Union Carbide                Dow               Implied
                                Percentage Contribution Percentage Contribution Exchange Ratios
                                ----------------------- ----------------------- ---------------
       Net Income:
       1998....................            18%                     82%              0.344x
       1999....................            19%                     81%              0.383x
       2000....................            16%                     84%              0.293x
       Cash Flow:
       1998....................            21%                     79%              0.433x
       1999....................            21%                     79%              0.423x
       2000....................            20%                     80%              0.394x

   Historical Stock Trading Analysis

    Credit Suisse First Boston performed an exchange ratio analysis comparing the average daily closing stock prices for Union Carbide common stock and Dow common stock on August 2, 1999, and during the one-week, one-month, three-month, six-month, one-year and two-year periods preceding August 2, 1999, and the premiums over those periods implied by the exchange ratio in the merger. This comparison yielded an implied exchange ratio reference range of 0.377x to 0.483x and an implied premium reference range of 11.2% to 42.6%, as indicated in the following table:

                                                            Implied Premium at
       Period                       Implied Exchange Ratio Merger Exchange Ratio
       ------                       ---------------------- ---------------------
       August 2, 1999..............         0.385x                 39.3%
       One week preceding..........         0.386x                 39.2%
       One month preceding.........         0.377x                 42.6%
       Three months preceding......         0.396x                 35.5%
       Six months preceding........         0.422x                 27.1%
       One year preceding..........         0.450x                 19.3%
       Two years preceding.........         0.483x                 11.2%

 Pro Forma Merger Analysis

   Credit Suisse First Boston analyzed the potential pro forma effect of the merger on Dow's estimated EPS and cash flows for calendar years 2000 and 2001, based on publicly available research analysts' estimates, both before and after giving effect to potential cost savings and other synergies anticipated by the management of Union Carbide to result from the merger. Based on the exchange ratio in the merger of 0.537x, this analysis indicated that the merger would be accretive with synergies and dilutive without synergies on an EPS basis, and accretive both with and without synergies on a cash flow basis, in each of the years analyzed. The actual results achieved by the combined company may vary from projected results and the variations may be material.

 Other Factors

   In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

  . the trading characteristics of Union Carbide common stock and Dow common stock;

  . the earnings performance of Dow and price-to-earnings and EBITDA multiples of Dow relative to selected companies in the chemical industry;

  . equity research coverage of Dow;

  . the pro forma capitalization of Union Carbide and Dow; and

  . selected market premium data in selected transactions announced in 1998 and 1999 with transaction values of $5.0 billion to $15.0 billion.

 Miscellaneous

   Union Carbide has agreed to pay Credit Suisse First Boston for its financial advisory services upon completion of the merger an aggregate fee equal to 0.17% of the total consideration, including liabilities assumed, payable in the merger. Union Carbide also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

   Credit Suisse First Boston and its affiliates have in the past provided financial services to Union Carbide and its affiliates and to Dow and its affiliates unrelated to the proposed merger, for which services Credit Suisse

First Boston and its affiliates have received compensation, and are currently providing financial services to Union Carbide and its affiliates unrelated to the proposed merger. The Chairman of the board of directors of Credit Suisse Group, the indirect parent company of Credit Suisse First Boston, is a director of Union Carbide and beneficially owns shares of Union Carbide common stock. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Union Carbide and Dow for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

Structure of the Merger

   At the effective time of the merger, Transition Sub will merge with and into Union Carbide, and the separate corporate existence of Transition Sub will end. Union Carbide will be the surviving corporation in the merger and a wholly owned subsidiary of Dow, and will continue to be a New York corporation after the merger.

   The certificate of incorporation of Union Carbide, as amended pursuant to the merger agreement, and the bylaws of Transition Sub immediately before the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation at the effective time of the merger until duly amended. The directors of Transition Sub at the effective time of the merger will be the directors of the surviving corporation until their successors have been duly elected or appointed or qualified or until their earlier death, resignation or removal. Some of the officers of Union Carbide at the effective time of the merger will be the officers of the surviving corporation until their successors have been duly elected or appointed or qualified or until their earlier death, resignation or removal.

When the Merger Becomes Effective

   Transition Sub and Union Carbide will execute and file with the New York Department of State and the Delaware Secretary of State certificates of merger as soon as practicable after the second business day on which the last of the closing conditions to the completion of the merger is fulfilled or waived or such other time and date as they may agree. The merger will become effective at the time and on the date on which the certificates of merger are filed with the New York Department of State and the Delaware Secretary of State or such other time upon which the parties agree and specify in the certificates of merger. That time is the "effective time of the merger."

Conversion of Stock, Stock Options and Other Awards

   At the effective time of the merger:

  . each outstanding share of Union Carbide common stock, including shares of Union Carbide common stock held under Union Carbide's Dividend Reinvestment and Stock Purchase Plan, the Savings and Investment Program for Employees of Union Carbide and Union Carbide's Employee Stock Ownership Plan, but not including shares of Union Carbide common stock owned by Dow, Union Carbide or any direct or indirect subsidiary of Dow or Union Carbide, will be converted into 0.537 of a share of Dow common stock;

  . shares of Union Carbide common stock owned by Dow, Union Carbide or any direct or indirect subsidiary of Dow or Union Carbide will be canceled; and

  . Union Carbide will become a wholly owned subsidiary of Dow.

   If, before the effective time of the merger, the issued and outstanding shares of Dow common stock are changed into a different number of shares as a result of a reclassification, stock split, reverse stock split, stock dividend or stock distribution, an appropriate adjustment will be made to the number or kind of shares of Dow common stock that Union Carbide stockholders are to receive in the merger.

   At the effective time of the merger, Union Carbide's Dividend Reinvestment and Stock Purchase Plan will terminate and Union Carbide stockholders' accounts in and dividend reinvestment instructions under the plan will automatically be transferred to and governed by the terms of the Dow Dividend Reinvestment Program. Some of the provisions of the two plans differ. If you participate in Union Carbide's plan, we will send to you, prior to the effective time of the merger, information about Dow's plan. If you participate in Union Carbide's plan, but do not wish to participate in Dow's plan, you must terminate your participation in Union Carbide's plan prior to the effective time of the merger by following the instructions contained in the materials sent with the information referred to above.

   Each option to purchase Union Carbide common stock granted under Union Carbide's stock plans that is outstanding and unexercised as of the effective time of the merger will vest and will be converted automatically at the effective time of the merger into, and will become, a fully vested option to purchase 0.537 of a share of Dow common stock for each share of Union Carbide common stock covered by the option before the merger. After conversion, the exercise price per Dow common share subject to each option will equal its pre-conversion exercise price per share of Union Carbide common stock, subject to such option divided by 0.537. The number of share units and phantom equity awards under Union Carbide's compensation and benefit plans and restricted stock outstanding will be similarly converted.

   For a description of Dow's common stock and a description of the differences between the rights of holders of Dow common stock and Union Carbide common stock, see "Comparison of Rights of Dow Stockholders and Union Carbide Stockholders."

Fractional Shares

   No fractional shares of Dow common stock will be issued in the merger other than fractional shares to be received by participants in Union Carbide's Dividend Reinvestment and Stock Purchase Plan and employee benefits plans. Instead of issuing fractional shares of Dow common stock, Dow will pay cash, without interest, in an amount equal to such fraction, rounded to the nearest one-hundredth of a share, multiplied by the closing price per share of Dow common stock as reported in The Wall Street Journal, New York City edition, on the trading day immediately before the effective time of the merger.

Exchange Procedures

   As of the effective time of the merger, Dow will deposit, or will cause to be deposited, with the exchange agent, for the benefit of Union Carbide stockholders, sufficient shares of Dow common stock to be issued and, after the effective time of the merger, any cash instead of fractional shares, dividends or other distributions to be issued or paid pursuant to the merger agreement in exchange for outstanding Union Carbide common stock.

   At the effective time of the merger, the stock transfer books of Union Carbide will be closed and no further issuances or transfers of shares of Union Carbide common stock will be made. If, after the effective time, valid Union Carbide stock certificates are presented to the surviving corporation for any reason, they will be canceled and exchanged as described above to the extent allowed by applicable law.

   If you have a Union Carbide stock certificate, then promptly after the merger takes place, the exchange agent will send you a letter of transmittal for you to use in surrendering your Union Carbide common stock certificates for shares of Dow common stock. You should not send in your Union Carbide common stock certificates until you receive the letter of transmittal. If you own Union Carbide common stock through a broker, Union Carbide's Dividend Reinvestment and Stock Purchase Plan, Union Carbide's employee benefit plans or other arrangement where you do not hold a Union Carbide certificate, then your stock will be converted to Dow common stock without any action by you, subject to adjustment to reflect the exchange ratio.

   If any certificates for shares of Dow common stock are to be issued in a name other than that in which the Union Carbide stock certificate surrendered in exchange therefor is registered, the person requesting such exchange must (1) pay to Dow or any agent designated by it any transfer or other taxes required by reason thereof or (2) establish to the satisfaction of Dow or any agent designated by it that such tax has been paid or is not applicable.

   The exchange agent will deduct and withhold from the consideration otherwise payable pursuant to the merger agreement such amounts as the exchange agent is required to deduct and withhold under the Internal Revenue Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are withheld by the exchange agent, the withheld amounts shall be treated for purposes of the merger agreement as having been paid to the person in respect of whom the deduction and withholding was made by the exchange agent.

   If you have a Union Carbide stock certificate, then until you surrender that certificate for exchange after the effective time of the merger, dividends or other distributions declared and with a record date after the effective time of the merger will accrue, but will not be paid, with respect to shares of Dow common stock into which your shares of Union Carbide common stock have been converted. When you surrender your certificates, any unpaid dividends or other distributions will be paid. No interest will be paid or accrued on cash to be paid instead of fractional shares, unpaid dividends and distributions, if any, payable to holders of Union Carbide common stock certificates. Registered holders of unsurrendered Union Carbide common stock certificates, subject to applicable abandoned property, escheat or similar laws, will be entitled to vote after the effective time of the merger at any meeting of Dow stockholders with a record date at or after the effective time of the merger the number of whole shares of Dow common stock represented by such Union Carbide common stock certificates, regardless of whether such holders have exchanged their Union Carbide common stock certificates. None of Dow, Union Carbide, Transition Sub or the exchange agent, or any other person, will be liable to any holder or former holder or their heirs of Union Carbide common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   If a certificate for Union Carbide common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable in accordance with the merger agreement upon receipt of: appropriate evidence as to such loss, theft or destruction; appropriate evidence as to the ownership of such certificate by the claimant; and appropriate and customary indemnification.

Representations and Warranties

   The merger agreement contains representations and warranties of each of Union Carbide, Dow and Transition Sub as to, among other things:

  . the corporate organization, existence and good standing of it and its subsidiaries;

  . its capitalization;

  . its corporate power and authority to execute, deliver and perform the merger agreement and the stock option agreement and to complete the merger;

  . the absence of any required governmental and third-party approvals other than those specified in the merger agreement;

  . the accuracy of its financial statements and filings with the Securities and Exchange Commission;

  . the absence of certain changes in its business since December 31, 1998;

  . the absence of litigation and liabilities, except for certain tax matters;

  . its compliance with applicable law;

  . the absence of any actions that would prevent the merger from being treated as a pooling-of-interests from an accounting standpoint and as a tax-free reorganization under the Internal Revenue Code;

  . its timely filing of all tax returns and payment of all taxes;

  . the absence of undisclosed brokers and finders; and

  . its preparedness with respect to Year 2000 compliance.

   The merger agreement also contains representations and warranties of Union Carbide as to, among other things:

  . the adoption, by the unanimous vote of all of Union Carbide's directors present and voting at a meeting at which a quorum of directors was present, of the merger agreement, the stock option agreement and the merger and the other transactions contemplated by the merger agreement and the stock option agreement;

  . the receipt by Union Carbide's board of directors of the opinion of Credit Suisse First Boston to the effect that, as of August 3, 1999, the exchange ratio is fair to holders of Union Carbide common stock from a financial point of view;

  . Union Carbide's employee benefits plans;

  . Union Carbide's taking all appropriate and necessary actions to permit
    Dow and Transition Sub to enter into a business combination with Union Carbide for purposes of New York's interested stockholder business combination law;

  . environmental matters and compliance with environmental laws;

  . Union Carbide's relationships with its employees;

  . Union Carbide's adoption of an amendment to its rights agreement to prevent Dow and Transition Sub from triggering the rights agreement; and

  . Union Carbide's ownership or right to use all intellectual property material to Union Carbide's business.

   The merger agreement also contains representations and warranties of Dow as to, among other things, the unanimous adoption by Dow's board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement and that the shares of Dow common stock issuable to Union Carbide's stockholders under the merger agreement are listed on the New York Stock Exchange and, when issued, will be validly issued, fully paid and nonassessable.

Certain Covenants

   The merger agreement provides that, except as disclosed, agreed to in writing by Dow, or as contemplated by the merger agreement, the stock option agreement or as required by applicable law, Union Carbide, as to itself and its subsidiaries, will, before the effective time of the merger:

  . conduct its business in the ordinary and usual course;

  . not do any of the following:

   --amend its certificate of incorporation or bylaws;

   --split, combine, subdivide or reclassify its outstanding shares of capital stock;

   --declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends not in excess of $0.225 per share of Union Carbide common stock; or

   --repurchase, redeem or otherwise acquire, except in connection with commitments under or the express terms of Union Carbide's stock plans as in effect on the date of the merger agreement, but subject to Union Carbide's obligations described in the next bullet point, or permit any of its subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

  . not take any action that would prevent the merger from qualifying for pooling-of-interests accounting treatment or as a tax-free reorganization under the Internal Revenue Code;

  . not take any action that would cause any of its representations and warranties to become untrue in any material respect;

  . not take certain actions related to employee benefits plans or employee compensation;

  . not incur, repay or retire before maturity, or refinance before maturity any indebtedness for borrowed money nor guarantee any such indebtedness nor issue, sell, repurchase or redeem before maturity any debt securities or warrants or rights to acquire any debt securities nor guarantee any debt securities of others, in all such cases in excess of, in the aggregate, U.S. $500 million;

  . not make any capital expenditures in an aggregate amount in excess of the aggregate amount reflected in Union Carbide's capital expenditure budget for the applicable fiscal year;

  . not issue, deliver, sell, pledge or encumber shares of any class of its capital stock or any securities convertible or exchangeable into, any rights, warrants or options to acquire, or any bonds, debentures, notes or other debt obligations having the right to vote or convertible into or exercisable for any such shares, provided that Union Carbide may issue stock under employee benefit plans, its Savings and Investment Program and its Dividend Reinvestment and Stock Purchase Plan and may award equity-based compensation under its stock plans, provided that those awards are made in the ordinary course of business and are consistent with past practices;

  . not complete, authorize, propose or announce an intention to authorize or propose, nor enter into an agreement with respect to, any merger, consolidation, joint venture or business combination (other than the merger), or any purchase, sale, lease, license or other acquisition or disposition of any business or of a material amount of assets or securities, except, in the case of assets, for transactions entered into in the ordinary and usual course of its business;

  . not make any material change in its accounting policies or procedures, other than any such change that is required by generally accepted accounting principles;

  . not release, assign, settle or compromise any material claims or litigation nor make any material tax election or settle or compromise any material federal, state, local or foreign tax liability; and

  . use its best efforts, in cooperation with Dow, to obtain any required waiver of a provision of a joint venture agreement that, to the extent that that provision may apply, may prohibit Union Carbide from permitting its affiliates to compete with the joint venture in the production and sale of polyethylene in Europe.

   The merger agreement also provides that, except as disclosed, agreed to in writing by Union Carbide, or as contemplated by the merger agreement or as required by applicable law, Dow, as to itself and its subsidiaries, will, before the effective time of the merger:

  . not do any of the following:

   --reclassify its outstanding shares of capital stock; or

   --declare, set aside or pay any dividend payable in cash, stock (other than shares of Dow common stock) or property in respect of any capital stock, except (x) for regular quarterly cash dividends not in excess of $0.87 per share of Dow common stock or (y) for a dividend that would be received by the holders of the Union Carbide common stock on an equivalent basis per share of Dow common stock after the effective time of the merger;

  . not take any action that would prevent the merger from qualifying for pooling-of-interests accounting treatment or as a tax-free reorganization under the Internal Revenue Code;

  . not take any action that would cause any of its representations and warranties in the merger agreement to become untrue in any material respect; and

  . not make acquisitions of businesses nor enter into any joint ventures, except for acquisitions of certain businesses or joint ventures specifically permitted under the merger agreement or any other acquisition or joint venture approved by Union Carbide's chief executive officer.

   The merger agreement generally provides that for a period of at least two years following the effective time of the merger, Dow will cause Union Carbide to provide Union Carbide's employees compensation and benefits which are in the aggregate not materially less favorable than those in effect at the effective time of the merger. The merger agreement also provides that Dow will cause Union Carbide to provide Union Carbide's employees with service credit as in effect at the effective time of the merger. The merger agreement also provides that Union Carbide may, at the effective time of the merger and subject to certain conditions, make payments of up to $25 million in the aggregate to certain Union Carbide executives under its 1997 EPS Incentive Plan. See "The Merger Agreement and the Merger--Interests of Union Carbide Directors and Officers in the Merger that are Different from Your Interests."

Non-Solicitation of Competing Proposals

   The merger agreement provides that:

  . neither Union Carbide nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries will, and that Union Carbide will direct and use its best efforts to cause its and its subsidiaries' employees, agents and representatives not to, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any acquisition proposal, which is defined to mean any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Union Carbide, or any purchase or sale of the consolidated assets of Union Carbide or any of its subsidiaries, taken as a whole, having an aggregate value equal to 20% or more of its market capitalization, or any purchase or sale of, or tender or exchange offer for, 20% or more of its or any of its subsidiaries' equity securities; and

  . neither Union Carbide nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries will, and Union Carbide will direct and use its best efforts to cause Union Carbide's representatives not to, have any discussion with or provide any confidential information or data to any person relating to or in contemplation of an acquisition proposal or engage in any negotiations concerning an acquisition proposal, or otherwise facilitate any effort or attempt to make or implement an acquisition proposal;

   provided, however, that nothing contained in the merger agreement will prevent either Union Carbide or its board of directors from:

   --publishing, sending or giving to Union Carbide's stockholders management's recommendation with respect to a tender offer;

   --engaging in any discussions or negotiations with or providing any information to any person in response to an unsolicited bona fide written acquisition proposal by any such person; or

   --recommending such an unsolicited bona fide written acquisition proposal to the stockholders;

    if, and only to the extent that, with respect to the actions referred to in the last two items above:

    (1) Union Carbide's board of directors concludes in good faith, after consultation with its outside legal counsel and its financial advisor, that such acquisition proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to Union Carbide's stockholders from a financial point of view than the transaction contemplated by the merger agreement;

    (2) Union Carbide's board of directors determines in good faith, after consultation with outside legal counsel, that such action is necessary for Union Carbide's board of directors to comply with its fiduciary duties to Union Carbide's stockholders under applicable law; and

    (3) before providing any information or data to any person in connection with an acquisition proposal by any such person, Union Carbide's board of directors receives from such person an executed confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement previously entered into between Dow and Union Carbide in connection with their consideration of the merger.

   Any response to an offer from another person that is not permitted by the merger agreement may entitle Dow to receive the termination fee and to exercise the option Union Carbide has granted to Dow under the stock option agreement.

Filings and Other Actions

   The merger agreement provides that Union Carbide and Dow will cooperate with each other and use their respective best efforts to satisfy the "pooling-of-interests" related conditions to the completion of the merger and competition law matters, and their respective reasonable best efforts in all other circumstances, to obtain all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any person or any governmental entity in order to complete the merger and the other transactions contemplated by the merger agreement and the stock option agreement, and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under the merger agreement and the stock option agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement and the stock option agreement, including:

  . obtaining the opinions of their respective public accountants and attorneys as required under the merger agreement and, in Dow's case, causing the issuance of the number of its treasury shares necessary such that Dow can account for the merger as a pooling-of-interests;

  . preparing and filing all documentation to effect all necessary applications, notices, petitions, filings and other documents;

  . engaging in active negotiations with relevant governmental entities with respect to competition law matters and, subject to the limitation described below, resolving the concerns, if any, of those governmental entities; and

  . promptly instituting proceedings, including, if necessary, court actions, necessary to obtain the approvals required to complete the merger or the other transactions contemplated by the merger agreement and the stock option agreement or defending or otherwise opposing all court actions and other proceedings instituted by a governmental entity or other person under competition laws or otherwise for purposes of delaying, restraining, enjoining or otherwise preventing the completion of the merger and the other transactions contemplated by the merger agreement and the stock option agreement, and to take all steps necessary to vacate, modify or suspend any order so as to permit completion of the merger and the transactions contemplated by the merger agreement or the stock option agreement on a schedule as close as possible to that contemplated by the merger agreement and the stock option agreement.

Dow's obligations with respect to competition law matters described above are limited in the following respects: Dow is not required to agree, with respect to itself or its subsidiaries or Union Carbide or its subsidiaries, to any divestitures, licenses, hold separate arrangements or similar matters in order to obtain approval of the transactions contemplated by the merger agreement and the stock option agreement under applicable competition laws if those divestitures, licenses, arrangements or matters would reasonably be expected to have a material adverse effect on the financial condition, assets and liabilities (taken together) or business of Dow and Union Carbide and their subsidiaries on a combined basis.

   The merger agreement also provides that Union Carbide will not, without Dow's prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters nor allow its subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters, and Union Carbide will commit to, and will use best efforts to, effect, and will cause its subsidiaries to commit to and use their efforts to effect, any such divestitures, licenses, hold separate arrangements or similar matters as Dow requests in order to obtain approval of the transactions contemplated by the merger agreement and the stock option agreement under applicable competition laws.

Conditions to Completion of the Merger

   We will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. Each of Dow's and Union Carbide's obligation to complete the merger is conditioned on:

  . adoption of the merger agreement by Union Carbide's stockholders;

  . the expiration or termination of the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Act and the receipt of any consents to the transaction contemplated by the merger agreement required under the European Community Merger Control Regulation or other applicable competition laws;

  . that no governmental entity of competent jurisdiction enacts, issues, promulgates, enforces or enters any law or order, whether temporary, preliminary or permanent, that is in effect and restrains, enjoins or otherwise prohibits completion of the merger or the other transactions contemplated by the merger agreement and that no governmental entity institutes any proceeding, and no senior official of any governmental entity in the United States is then threatening to institute any proceeding, seeking any of the above;

  . that no stop order suspending the effectiveness of Dow's filing with the Securities and Exchange Commission for this transaction has been issued and that no proceedings for that purpose have been initiated or threatened by the Securities and Exchange Commission;

  . Dow's receipt of a letter from its independent public accountants to the effect that no conditions exist that could preclude accounting for the merger as a "pooling-of-interests;"

  . Union Carbide's receipt of a letter from its independent public accountants to the effect that such accounting firm knows of no reason why the merger should not receive pooling-of-interests accounting treatment; and

  . Dow and Union Carbide each being reasonably satisfied that the merger will qualify for pooling-of-interests accounting treatment.

   Dow's obligation to complete the merger is also conditioned on:

  . the representations and warranties of Union Carbide and its subsidiaries being true and correct in all material respects;

  . Union Carbide's performance in all material respects of all obligations required to be performed by Union Carbide under the merger agreement; and

  . Union Carbide's obtaining all required consents to the merger.

   Union Carbide's obligation to complete the merger is also conditioned on:

  . the representations and warranties of Dow and its subsidiaries being true and correct in all material respects;

  . Dow's performance in all material respects of all obligations required to be performed by Dow under the merger agreement;

  . Union Carbide's receipt of a legal opinion that the merger will be treated as a tax-free reorganization under the Internal Revenue Code; and

  . Dow's obtaining all required consents to the merger.

   At any time before the merger, to the extent legally allowed, the board of directors of either Dow or Union Carbide may waive compliance with any of the conditions contained in the merger agreement without the approval of their respective stockholders. As of the date of this proxy statement/prospectus, neither Dow nor Union Carbide expects that any condition will be waived.

   The approval of the merger by Dow's stockholders is not required, and Dow is not seeking the approval of the merger from its stockholders.

Termination of the Merger Agreement

   Dow and Union Carbide can agree to terminate the merger agreement at any time without completing the merger.

   Also, either Dow or Union Carbide can, without the consent of the other, terminate the merger agreement if:

  . the merger is not completed by March 30, 2000, or, if extended by either party under some circumstances relating primarily to obtaining governmental approvals of the merger, August 2, 2000, unless the merger is not completed because the party that wants to terminate the merger agreement has violated the merger agreement;

  . Union Carbide's stockholders do not adopt the merger agreement at the meeting;

  . any order permanently restraining, enjoining or otherwise prohibiting completion of the merger has become final and non-appealable; or

  . the other party materially breaches the merger agreement that causes a failure of a condition to the completion of the merger and cannot or does not correct the breach before March 30, 2000, or, if extended by either party under some circumstances relating primarily to obtaining governmental approvals of the merger, August 2, 2000.

   In addition, Union Carbide can terminate the merger agreement before the effective time of the merger if Union Carbide's board of directors provides written notice to Dow that Union Carbide intends to enter into a binding written agreement for a superior proposal from another person; so long as Union Carbide gives Dow an opportunity to match or exceed the other proposal.

   Finally, Dow can terminate the merger agreement if Union Carbide's board of directors withdraws, adversely modifies or changes its recommendation for adoption of the merger agreement or fails to reconfirm its recommendation for adoption of the merger agreement within 15 business days after a written request by Dow to do so.

 Termination Fee

   Union Carbide must pay Dow a fee of $300 million in cash if the merger agreement is terminated under any of the following circumstances:

  . if all of the following occur:

   (1) another person makes an acquisition proposal or expresses an intention to make an acquisition proposal and that acquisition proposal with respect to Union Carbide is not withdrawn before the meeting;

   (2) Union Carbide's stockholders do not adopt the merger agreement with Dow at the meeting;

   (3) either Dow or Union Carbide terminates the merger agreement with Dow because Union Carbide's stockholders do not adopt the merger agreement with Dow at the meeting; and

   (4) within 12 months after termination of the merger agreement with Dow, Union Carbide enters into an agreement to complete an acquisition transaction that meets certain conditions; or

  . if Union Carbide terminates the merger agreement because Union Carbide's board of directors provides written notice to Dow that Union Carbide intends to enter into a binding written agreement for a superior proposal from another person; or

  . if Dow terminates the merger agreement because:

   (1) before the meeting, Union Carbide's board of directors withdraws, adversely modifies or changes its recommendation for adoption of the merger agreement or fails to reconfirm its recommendation for adoption of the merger agreement within 15 business days after a written request by Dow to do so; or

   (2) at any time, there has been a material breach by Union Carbide of its obligation not to solicit, encourage or engage in negotiations regarding an alternative acquisition proposal.

   The termination fee described above is in addition to any profit Dow may receive under the stock option agreement.

Expenses

   Dow will pay the expenses in connection with the registration fees paid to the Securities and Exchange Commission, printing and mailing this proxy statement/prospectus and other filing fees. Dow and Union Carbide will each pay its own expenses in connection with the merger and the related transactions, except as described above.

Modification or Amendment to the Merger Agreement

   Dow and Union Carbide can modify or amend the merger agreement, whether before or after the meeting, if they both agree to do so. Each can waive its right to require the other to comply with the merger agreement where the law allows.

Regulatory Requirements

   Under the Hart-Scott-Rodino Act and the rules promulgated thereunder by the Federal Trade Commission, the merger cannot be completed until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. Dow and Union Carbide expect to file notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division before the meeting. The Department of Justice or Federal Trade Commission may make a request for additional information in response to those filings.

   At any time before or after completion of the merger, the Antitrust Division or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or seeking divestiture of particular assets of Dow or Union Carbide. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. A challenge to the merger on antitrust grounds may be made and, if such a challenge is made, Dow and Union Carbide may not prevail.

   Union Carbide and Dow each conducts business in member states of the European Union. Council Regulation (ECC) 4064/89, as amended, requires notification to and approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specific thresholds before these mergers or acquisitions are implemented. Union Carbide and Dow expect to file a merger notification with the European Union antitrust authorities before the meeting.

   The European Commission must review the merger to determine whether or not it is compatible with the common market and, accordingly, whether or not to permit it to proceed. A merger or acquisition that does not create or strengthen a dominant position that would significantly impede effective competition in the common market or in a substantial part of it shall be declared compatible with the common market and must be allowed to proceed. If, following a preliminary one-month Phase I investigation, the European Commission determines that it needs to examine the merger more closely because it raises serious doubts as to its compatibility with the common market, it must initiate Phase II investigation procedures. If it initiates a Phase II investigation, the European Commission must issue a final decision as to whether or not the merger is compatible with the common market no later than four months after the initiation of the Phase II investigation.

   Union Carbide and Dow conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. Union Carbide and Dow are currently reviewing whether filings or approvals may be required or desirable in those jurisdictions that may be material to Union Carbide and Dow and their subsidiaries. It is possible that one or more of these filings may not be made, or that one or more of these approvals may not be obtained, prior to the merger.

   Regulatory agencies enforcing antitrust and similar laws could delay, oppose or refuse to approve the merger or impose conditions that could have an adverse effect on the combined company. See "Risk Factors--Regulatory agencies enforcing antitrust and similar laws could delay, oppose or refuse to approve the merger or impose conditions that could have an adverse effect on the combined company" and "The Merger Agreement and the Merger--Filings and Other Actions."

Material Federal Income Tax Considerations

   The following discussion summarizes the material U.S. federal income tax considerations of the merger that are applicable to Union Carbide stockholders. This summary is based on the Internal Revenue Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger. The discussion below does not address any state, local or foreign tax consequences of the merger. In addition, this discussion may not apply, in whole or in part, to particular stockholders, such as individuals who hold options in Union Carbide common stock or who have acquired Union Carbide common stock under a compensatory or other employment-related arrangement, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who are neither citizens nor residents of the United States, traders in securities that elect to mark-to-market, and persons who hold Union Carbide common stock as part of a hedge, straddle or conversion transaction. The following discussion assumes that Union Carbide common stock is held as a capital asset at the effective time of the merger.

   Union Carbide stockholders are urged to consult their tax advisors as to the particular tax consequences of the merger to them, including the applicability and effect of any U.S. federal, state, local or foreign laws, and the effect of possible changes in applicable tax laws.

 General

   The obligation of Union Carbide to complete the merger is conditioned upon the receipt by Union Carbide of the opinion of Sullivan & Cromwell, counsel to Union Carbide, that on the basis of the facts, representations and assumptions set forth or referred to therein, and based on interpretations of law by counsel, for U.S. federal income tax purposes, the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code and that each of Dow, Transition Sub and Union Carbide will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. However, neither Dow nor Union Carbide has requested nor will request an advance ruling from the Internal Revenue Service as to the tax consequences of the merger, and there can be no assurance that the Internal Revenue Service will agree with the conclusions set forth in this proxy statement/prospectus. Moreover, the tax opinion is based upon certain facts, representations and assumptions set forth or referred to in that opinion and the continued accuracy and completeness of certain representations made by Dow, Transition Sub and Union Carbide, including representations in certificates to be delivered to Sullivan & Cromwell by the management of each of Dow and Union Carbide that, if incorrect in certain material respects, would jeopardize the conclusions reached by Sullivan & Cromwell in its opinion. The discussion below assumes that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

 Tax Treatment to Holders of Union Carbide Common Stock

   Except for any cash received instead of fractional shares, a Union Carbide stockholder will not recognize any gain or loss as a result of the receipt of shares of Dow common stock pursuant to the merger. A Union Carbide stockholder's aggregate tax basis for the shares of Dow common stock received pursuant to the merger, including any fractional share interest for which cash is received, will equal such stockholder's aggregate tax basis in shares of Union Carbide common stock held immediately before the merger. A Union Carbide stockholder's holding period for the shares of Dow common stock received pursuant to the merger, including any fractional share interest for which cash is received, will include the period during which the shares of Union Carbide common stock were held.

   A holder of Union Carbide common stock who receives cash instead of a fractional share of Dow common stock in the merger will be treated as having received the cash in redemption of the fractional share interest. The cash payment will be treated as a distribution in payment of the fractional interest deemed redeemed under Section 302 of the Internal Revenue Code. A holder of Union Carbide common stock, who, immediately after the merger, holds a minimal interest in Dow, exercises no control over Dow and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, experiences an actual reduction in his or her interest in Dow will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and such holder's adjusted tax basis allocable to such fractional share. Otherwise, the cash payment will be taxable as a dividend.

   If the Internal Revenue Service were to successfully challenge the status of the merger as a tax-free reorganization, Union Carbide stockholders would be required to recognize gain or loss with respect to each share of Union Carbide common stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the shares of Dow common stock received in exchange therefor. In such event, a Union Carbide stockholder's aggregate basis in the Dow common stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the merger. Furthermore, a Union Carbide stockholder would recognize gain or loss with respect to cash received for a fractional share interest in an amount equal to the difference between the cash received and such holder's adjusted tax basis allocable to the fractional share.

Anticipated Accounting Treatment

   The merger is intended to qualify as a pooling-of-interests for accounting purposes. Under that method of accounting, the recorded historical cost basis of the assets and liabilities of Dow and Union Carbide will be carried forward to the combined company. Results of operations of the combined company will include income of Dow and Union Carbide for the entire fiscal period in which the combination occurs, and the historical results of operations of the separate companies for fiscal years before the merger will be combined and reported as the results of operations of the combined company. No adjustments have been made to the unaudited pro forma combined condensed financial information of Dow and Union Carbide to conform the accounting policies of the combined company as the nature and amounts of such adjustments are not expected to be significant. In addition, no adjustments have been made in the unaudited pro forma combined condensed financial information for transactions between Dow and Union Carbide as such transactions were determined to be immaterial.

   Completion of the merger is conditioned upon:

  . Dow's receipt of a letter from its independent public accountants to the effect that no conditions exist that could preclude accounting for the merger as a pooling-of-interests;

  . Union Carbide's receipt of a letter from its independent public accountants to the effect that such accounting firm knows of no reason why the merger should not receive pooling-of-interests accounting treatment; and

  . Dow and Union Carbide each being reasonably satisfied that the merger will qualify for pooling-of-interests accounting treatment.

See "The Merger Agreement and the Merger--Conditions to Completion of the Merger." However, some of the conditions to be met to qualify for pooling-of-interests accounting treatment cannot be fully assessed until specified periods of time after the effective time of the merger have passed, because certain of the conditions for pooling-of-interests accounting treatment address transactions occurring within such specified periods of time. Certain events, including certain transactions with respect to Dow common stock or Union Carbide common stock by affiliates of Dow and Union Carbide, respectively, could prevent the merger from qualifying as a pooling of interests for accounting purposes. For information concerning restrictions to be imposed on the transferability of Dow common stock to be received by affiliates in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "The Merger Agreement and the Merger--Resale Restrictions."

   If, after completion of the merger, events occur that cause the merger to be deemed no longer to qualify for pooling-of-interests accounting treatment, the purchase method of accounting would be applied. The purchase method of accounting would have a material adverse effect on the reported operating results of Dow as compared to pooling-of-interests accounting treatment. See "Risk Factors--Failure to qualify for pooling-of-interests accounting treatment may impact reported operating results."

Resale Restrictions

   This proxy statement/prospectus does not cover resales of the shares of Dow common stock to be received by the stockholders of Union Carbide upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

   All Dow common stock received by Union Carbide stockholders in the merger will be freely transferable, except that shares of Dow common stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933) of Union Carbide may be resold by them only in transactions permitted by the resale provisions of Rule 145 (or Rule 144 in the case of such persons who become affiliates of Dow) promulgated under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Dow or Union Carbide generally include individuals or entities that control, are controlled by or are under common control with such party and may include certain officers and directors of Dow or Union Carbide, as well as significant stockholders.

   Guidelines regarding qualification for the use of the pooling-of-interests method of accounting also limit sales of capital stock by affiliates of the acquiring and acquired companies in a business combination. These guidelines indicate further that the pooling-of-interests method of accounting generally will not be challenged on the basis of sales of capital stock by affiliates of the acquiring or acquired company if they do not dispose of any of the shares they own or shares they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of combined operations have been published. See "The Merger Agreement and the Merger--Anticipated Accounting Treatment."

   Under the merger agreement, Union Carbide is required to use all reasonable efforts to cause each of its affiliates to execute a written agreement restricting the disposition by such affiliate of shares of Dow common stock or Union Carbide common stock or the shares of Dow common stock to be received by such affiliate in the merger. Also under the merger agreement, Dow is required to use all reasonable efforts to cause each of its affiliates to execute a written agreement restricting the disposition by such affiliate of any shares of Dow common stock.

Interests of Union Carbide Directors and Officers in the Merger that are Different from Your Interests

   In considering the recommendation of Union Carbide's board of directors with respect to the merger, stockholders should be aware that some of the members of Union Carbide's board of directors and some of Union Carbide's officers have interests in the merger that are different from the interests of stockholders of Union Carbide generally and that could potentially represent conflicts of interest.

   Some of the members of Union Carbide's board of directors and some of Union Carbide's officers have interests in the merger that are different from your interests.

  . All outstanding options granted by Union Carbide to purchase Union
    Carbide common stock, including those held by officers and directors of Union Carbide, will fully vest at the effective time of the merger and, if not exercised at that time, will be converted into fully vested options to purchase shares of Dow common stock, subject to adjustment to reflect the exchange ratio. Based upon the options outstanding as of October 1, 1999, options held by Union Carbide's officers and directors relating to 3,001,170 shares of Union Carbide common stock, plus any additional options granted prior to the merger, will vest at the effective time of the merger.

  . Restrictions on distribution of share units in the compensation deferral plans held by officers and directors of Union Carbide may lapse at the effective time of the merger, and those share units will be converted to unrestricted share units of Dow common stock, subject to adjustment to reflect the exchange ratio.

  . Some current officers of Union Carbide may remain officers of Union
    Carbide after the merger.

  . Some officers of Union Carbide will be entitled to severance payments and enhanced pension benefits in the event their employment ceases following the merger.

  . At the effective time of the merger, Dr. William H. Joyce and one other current Union Carbide director, will be appointed as additional members of Dow's board of directors, each to hold office until his successor is elected and qualified or until his earlier resignation or removal. Dr. Joyce will also be appointed Vice Chairman of Dow's board of directors. Additional information about Dr. Joyce and the other current Union Carbide directors is contained in Union Carbide's proxy statement dated March 15, 1999, which is incorporated by reference in this proxy statement/prospectus. See "Additional Information--Where You Can Find More Information."

  . Under Union Carbide's 1997 EPS Incentive Plan, certain executives and senior management agreed to forfeit a portion of their compensation if Union Carbide's earnings per share for the year 2000 failed to meet prescribed goals, and were to receive incentive payments if earnings per share goals were achieved for 1999 and 2000. While no actual level of earnings can be predicted, it is not likely that the prescribed goal is attainable in 1999. There is also uncertainty as to whether the prescribed goal is attainable in 2000. However, the 1997 EPS Incentive Plan provides that, in the event that a change of control, such as the merger, occurs before the end of 2000, the compensation and management development committee of the Union Carbide board of directors may approve payments under the plan. Under the merger agreement, such payment is subject to the approval of Union Carbide's chief executive officer after he consults with Dow's chief executive officer and is limited to $25 million in the aggregate, including any award to Union Carbide's chief executive officer. Additional information about the 1997 EPS Incentive Plan is contained in Union Carbide's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference in this proxy statement/prospectus. See "Additional Information--Where You Can Find More Information."

  . Some Union Carbide officers may have accounts under the Savings and Investment Program for Employees of Union Carbide and Union Carbide's Employee Stock Ownership Plan. Any Union Carbide common stock held by the plans will be converted into Dow common stock at the effective time of the merger subject to adjustment to reflect the exchange ratio.

   Each share of Union Carbide common stock held by Union Carbide's directors, officers and their affiliates at the effective time of the merger will, along with all other Union Carbide common stock, be converted into the right to receive 0.537 of a share of Dow common stock.

   Union Carbide's board of directors was aware of these interests and considered them, among other matters, when adopting the merger.

   Union Carbide's directors, officers and their affiliates beneficially owned, as of October 1, 1999, approximately 2.46% of Union Carbide's outstanding common stock. Dow's directors, officers and their affiliates did not beneficially own, as of October 1, 1999, any shares of Union Carbide's common stock.

 Indemnification and Insurance

   The merger agreement provides that, for six years after the effective time of the merger, Dow will cause Union Carbide to indemnify and hold harmless each present and former Union Carbide director and officer (solely when acting in such capacity) determined as of the effective time of the merger, against any costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, to the fullest extent that Union Carbide would have been permitted under New York corporate law and its certificate of incorporation or bylaws in effect on August 3, 1999, to indemnify those persons. Union Carbide after the merger will also advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

   The merger agreement also provides that, for a period of six years after the effective time of the merger, Union Carbide will maintain a policy of officers' and directors' liability insurance for acts and omissions occurring before the effective time of the merger with coverage in amount and scope at least as favorable as Union Carbide's directors' and officers' liability insurance coverage on August 3, 1999. If Union Carbide's insurance policy in effect on August 3, 1999, expires, is terminated or is canceled, or if the annual premium is increased to an amount in excess of 175% of the last annual premium paid before August 3, 1999, in each case during the six-year period, Union Carbide will use its best efforts to obtain insurance in an amount and scope as great as can be obtained for the remainder of the period for a premium not in excess, on an annualized basis, of 175% of the current premium. In the alternative, Union Carbide can obtain prepaid policies that provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time of the merger, including, without limitation, in respect of the transactions contemplated by the merger agreement and for a premium not in excess of the aggregate of the premiums set forth in the preceding sentence.

   Dow has agreed to guaranty Union Carbide's obligations under the two previous paragraphs.

   In addition to the provisions of the three previous paragraphs, each officer and director of Union Carbide is entitled to indemnification and insurance in accordance with the indemnity agreement between such officer or director and Union Carbide.

The Stock Option Agreement

 General Description of the Stock Option Agreement

   At the same time of the execution and delivery of the merger agreement, Dow and Union Carbide entered into a stock option agreement under which Union Carbide granted Dow an option to purchase up to 26,502,964 shares of Union Carbide common stock, or, if less, such number of shares of Union Carbide common stock as represents 19.9% of the then-outstanding shares of Union Carbide common stock, at a price per share of $48.8125. A copy of the form of the Stock Option Agreement is included as Exhibit 1 to the merger agreement included in Annex A to this proxy statement/prospectus.

 Exercise of the Option

   Except as described below, the option is exercisable within 180 days following any event entitling Dow to receive the termination fee under the merger agreement unless, before that event, the effective time of the merger occurs. The right to purchase shares under the stock option agreement expires upon either:

  . the effective time of the merger; or

  . the earlier of:

   --180 days after the date that Dow becomes entitled to receive the termination fee under the merger agreement; and

   --the date that Dow is no longer potentially entitled to receive the termination fee under the merger agreement for a reason other than that Dow has already received the termination fee.

 Adjustments to Number and Type of Shares

   The total number of shares of Union Carbide common stock purchasable upon the exercise of the option and the option price are subject to adjustment from time to time as follows:

  . If there is any change in the outstanding shares of Union Carbide common stock by reason of stock dividends, stock splits, reverse stock splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Union Carbide common stock purchasable upon exercise of the option will be appropriately adjusted so that:

   --Dow will receive, upon exercise of the option, the number and class of shares, other securities, property or cash that Dow would have received in respect of the shares of Union Carbide common stock purchasable upon exercise of the option if the option had been exercised and those shares of Union Carbide common stock had been issued to Dow immediately before that event or the event's record date; and

   --if any additional shares of Union Carbide common stock are to be issued or otherwise become outstanding as a result of any such change, other than pursuant to an exercise of the option, the number of shares of Union Carbide common stock purchasable upon exercise of the option will increase so that, after that issuance and, together with shares of Union Carbide common stock previously issued pursuant to the exercise of the option, the number of shares purchasable equals 19.9% of the shares of Union Carbide common stock issued and outstanding immediately after the consummation of the change in outstanding shares of Union Carbide common stock.

  . Whenever the number of shares of Union Carbide common stock purchasable upon exercise of the option is adjusted as described above, the option price will be adjusted by multiplying the option price by a fraction, the numerator of which is equal to the number of shares of Union Carbide common stock purchasable before the adjustment and the denominator of which is equal to the number of shares of Union Carbide common stock purchasable after the adjustment.

 Cash Payment for the Option

   Instead of purchasing shares of Union Carbide common stock under the option, Dow may exercise its right to have Union Carbide pay to Dow an amount per share of Union Carbide common stock subject to the option, or a lesser number of shares if Dow chooses, equal to an amount derived by subtracting $48.8125, the exercise price of the option, from the highest of:

  . the price per share of Union Carbide common stock at which a tender or exchange offer for Union Carbide common stock has been made;

  . the price per share of Union Carbide common stock to be paid by any other person pursuant to an agreement with Union Carbide; and

  . the highest trading price for shares of Union Carbide common stock on the New York Stock Exchange within the 120-day period immediately preceding the delivery of the notice requesting cash payment for the option.

 Limitation on Profit

   The stock option agreement provides that in no event will Dow's total profit from the option exceed in the aggregate $50 million and, if Dow's total profit from the option would otherwise exceed such amount, Dow is required to either:

  . reduce the number of shares of Union Carbide common stock subject to the option;

  . deliver to Union Carbide for cancellation shares of Union Carbide common stock previously purchased by Dow;

  . pay cash to Union Carbide; or

  . any combination of the foregoing;

so that Dow's total profit from the option does not exceed $50 million, taking into account the foregoing actions.

   The profit Dow may receive under the stock option agreement is in addition to the termination fee Dow may receive under the merger agreement.

 Registration Rights and Listing

   Dow may require Union Carbide to register any shares purchased under the option under the securities laws if necessary for Dow to be able to sell such shares and to require the listing of such shares on the New York Stock Exchange.

 Assignability

   The stock option agreement may not be assigned by Dow or Union Carbide without the prior written consent of the other, except that Dow may assign the option to any affiliate of Dow.

 Effect of Stock Option Agreement

   The stock option agreement is intended to increase the likelihood that the merger will be completed with Dow and to compensate Dow in certain circumstances if the merger is not completed. Certain aspects of the stock option agreement would have the effect of precluding any alternative business combination from being accounted for as a pooling-of-interests and may discourage persons who before the effective time of the merger might have been interested in acquiring all of or a significant interest in Union Carbide from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for Union Carbide common stock than that implicit in the 0.537 exchange ratio.

                     MARKET PRICES AND DIVIDEND INFORMATION

   Shares of Dow common stock are principally traded on the New York Stock Exchange under the symbol "DOW," and shares of Union Carbide common stock are traded on the New York Stock Exchange under the symbol "UK." Shares of Dow common stock are also listed on the Chicago, Pacific, Amsterdam, Berlin, Brussels, Dusseldorf, Frankfurt, Hamburg, Hannover, London, Paris, Switzerland and Tokyo exchanges and are traded on the Toronto, Boston, Cincinnati and Philadelphia Exchanges. Shares of Union Carbide common stock are also listed on the Chicago, Pacific and Brussels Stock Exchanges. The following table sets forth, for the periods indicated, the range of high and low per share sales prices for Dow common stock and Union Carbide common stock as reported on the New York Stock Exchange, as well as information concerning quarterly cash dividends declared on such shares.

                                                          Shares of Union
                            Shares of Dow                     Carbide
                             Common Stock                  Common Stock
                         ------------------------------ -----------------------------
                         High       Low       Dividends High      Low       Dividends
                         -----      ----      --------- ----      ----      ---------
1997
First Quarter........... $ 84 3/4   $75 3/4     $0.75   $49 3/8   $40 1/2    $0.1875
Second Quarter..........   90 1/4    78 1/8      0.87    50 5/8    42 1/2     0.1875
Third Quarter...........   95 13/16  85 5/8      0.87    56 13/16  46 11/16   0.4125
Fourth Quarter..........  102 5/8    84 3/4      0.87    50 1/8    41 7/16       --

1998
First Quarter........... $101 7/16  $87 1/16    $0.87   $50 5/16  $40 1/8    $ 0.225
Second Quarter..........  101 1/16    93         0.87    55 3/4    45 5/16     0.225
Third Quarter...........    99       74 11/16    0.87    55 5/8    36 3/4      0.225
Fourth Quarter..........  100 13/16  83 11/16    0.87    46 1/4    37 7/16     0.225

1999
First Quarter........... $101 1/2   $85 1/2     $0.87   $47 3/4   $37 1/8    $ 0.225
Second Quarter..........   138       92 1/2      0.87    56 7/8    45 5/16     0.225
Third Quarter...........  134 7/16  106 1/4      0.87    65 7/8    44 3/8      0.225
Fourth Quarter (through
 October 4, 1999).......  113 11/16 110 7/8       --     57 3/16   55 9/16       --

   The payment of dividends by Dow in the future will depend on business conditions, Dow's financial condition and earnings, and other factors. Since 1912 Dow has paid a dividend every quarter and has maintained or increased the dividend amount throughout that time.

                    COMPARISON OF RIGHTS OF DOW STOCKHOLDERS
                         AND UNION CARBIDE STOCKHOLDERS

   The rights of Union Carbide stockholders are currently governed by New York corporate law and Union Carbide's certificate of incorporation and bylaws. Upon completion of the merger, Union Carbide stockholders will become stockholders of Dow and their rights as Dow stockholders will be governed by Delaware corporate law and Dow's certificate of incorporation and bylaws. There are a number of differences between the rights of Dow stockholders and Union Carbide stockholders. The following is a brief summary of the material differences between the rights of Dow stockholders and the rights of Union Carbide stockholders and is qualified in its entirety by reference to the relevant provisions of Delaware corporate law and New York corporate law and by Dow's certificate of incorporation and bylaws and Union Carbide's certificate of incorporation and bylaws, which charter documents are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Authorized Capital

 Dow

   Dow is authorized to issue 750,000,000 shares of all classes of stock, 500,000,000 of which are shares of common stock, par value $2.50 per share, and 250,000,000 of which are shares of preferred stock. Dow's board of directors is authorized, subject to Delaware corporate law and without a vote of its stockholders, to issue shares of preferred stock from time to time in one or more series and to determine the voting rights, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions of any series of preferred stock. As of September 30, 1999, there were 219,297,129 shares of common stock issued and outstanding and 1,324,306 shares of series A ESOP convertible preferred stock issued and outstanding. Neither Dow's common stockholders nor preferred stockholders have preemptive rights.

   Dow's series A preferred stockholders are entitled to receive annual dividends, payable semi-annually, of $6.67 per share. Dow's series A preferred stock ranks senior to Dow's common stock as to the payment of dividends.

   If Dow is liquidated, dissolved or wound up, series A preferred stockholders are entitled to receive, out of Dow's remaining assets and subject to the rights of holders of stock ranking senior to or on parity with the series A preferred stock, $86.125 per share plus all accumulated and unpaid dividends. Dow's series A preferred stock ranks senior to Dow's common stock as to the distribution of assets upon liquidation, dissolution and winding up of Dow.

   Series A preferred shares are currently convertible into shares of Dow common stock at a conversion rate of one share of Dow common stock for one share of series A preferred stock based on a fixed formula related to the market price of Dow common stock.

   All or part of the series A preferred stock is redeemable by Dow at any time:

  . after January 1, 2000, at $86.125 per share plus accrued and unpaid dividends to the redemption date;

  . at $86.125 per share plus accrued and unpaid dividends to the redemption date if:

   --there is a change in U.S. federal tax law that has the effect of preventing Dow from claiming tax deductions on series A preferred stock dividends;

   --the Internal Revenue Service determines that Dow's employee stock ownership plan does not comply with its rules or regulations;

   --Dow terminates the employee stock ownership plan or future contributions to its employee stock ownership plan because a change in laws materially affects the employee stock ownership plan; or

   --the redemption of series A preferred stock is necessary or appropriate to satisfy any investment election provided to employee stock ownership plan participants or to provide for distributions to be made under the employee stock ownership plan; and

  . at $90.43 per share plus accrued and unpaid dividends to the redemption date if Dow terminates the employee stock ownership plan for a reason other than a change in law that materially affects the employee stock ownership plan.

   Dow will redeem shares of series A preferred stock for $86.125 plus accrued and unpaid dividends when and to the extent necessary to pay principal, interest or premium due on any indebtedness incurred by the trustee for the benefit of the employee stock option plan.

   If Dow consolidates or merges with another entity and Dow's common stock is exchanged, converted or changed by operation of law into:

  . only "qualified employer securities," as defined in the Internal Revenue
    Code and Employee Retirement Income Security Act of 1974, of a successor corporation, series A preferred stock will be assumed by and become preferred stock of the successor corporation and be convertible into qualified employer securities; or

  . securities other than only qualified employer securities, series A preferred stockholders will receive $90.43 per share plus accrued and unpaid dividends.

Dow will be unable to complete a consolidation or merger if the series A preferred shares outstanding are not assumed and authorized by the surviving corporation.

   Dow's series A preferred stock holders are entitled to vote on all matters submitted to a vote of Dow's common stockholders and to vote together with Dow's common stockholders as one class. Each share of Dow's series A preferred stock is entitled to the number of votes equal to the number of shares of Dow common stock into which a share of series A preferred stock could be converted on the record date, rounded to the nearest one-tenth of a vote.

   Dow is not prohibited, either under the merger agreement or otherwise, from issuing additional Dow common shares or preferred shares.

 Union Carbide

   Union Carbide is authorized to issue 525,000,000 shares of all classes of stock, 500,000,000 of which are common shares and 25,000,000 of which are preferred shares. Union Carbide's board of directors is authorized, subject to New York corporate law and without a vote of its stockholders, to establish and issue shares of preferred stock in one or more series and to fix the number of shares and the relative rights, preferences and limitations of any series of preferred stock. As of October 4, 1999, there were approximately 133,850,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Union Carbide's common stockholders do not have preemptive rights.

   According to the merger agreement, from the date of that agreement to the effective time of the merger, Union Carbide is prohibited from issuing common stock or preferred stock, except for awards of stock pursuant to existing Union Carbide stock plans granted in the ordinary course of business and consistent with past practice.

Boards of Directors

 Dow

   Dow's certificate of incorporation divides Dow's board of directors into three classes of directors that are as nearly equal in number as possible with three-year terms. As a result, approximately one-third of Dow's board of directors is elected each year. A quorum of directors consists of a majority of Dow's directors then holding office.

 Union Carbide

   Union Carbide's bylaws provide that the entire board of directors is elected each year. A quorum of directors consists of a majority of Union Carbide's entire board of directors.

Number, Filling of Vacancies and Removal of Directors

 Dow

   Dow's certificate of incorporation and bylaws provide that its board of directors may not have less than six or more than twenty-one members. The actual number of directors is determined by a vote of a majority of Dow's entire board of directors. Currently, Dow has 15 members on its board of directors. After the effective time of the merger, Dow will add two members to its board of directors. Vacancies on Dow's board of directors and any newly created directorships are filled by a vote of the majority of the other directors then in office. Directors so elected to fill a vacancy or a new position hold office until the next annual meeting of stockholders. Directors can be removed only for cause and only by the vote of stockholders holding 80% of the voting power of Dow's outstanding stock entitled to vote generally in the election of directors, voting together as a single class.

 Union Carbide

   Union Carbide's certificate of incorporation and bylaws provide that its board of directors may not have less than three or more than nineteen members. The actual number of directors is determined by a vote of a majority of the entire board of directors. Currently, Union Carbide has nine members on its board of directors. Except as otherwise required by New York corporate law, Union Carbide's bylaws provide that vacancies on the board and newly created directorships are filled by the vote of a majority of the directors constituting a quorum. Directors can be removed for cause by a majority of the stockholder votes cast on the matter.

Dividends

 Dow

   Delaware corporate law generally provides that a corporation, subject to restrictions in its certificate of incorporation, including preferred stockholders' rights to receive dividends prior to common stockholders, may declare and pay dividends out of:

  . surplus; or

  . net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, if there is no surplus.

Dividends may not be paid out of net profits so long as the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference on the distribution of assets. Dividends on Dow common stock are not cumulative. Dow's certificate of incorporation does not contain any additional restrictions on the declaration or payment of dividends.

 Union Carbide

   New York corporate law generally provides that a corporation, subject to restrictions in its certificate of incorporation, including preferred stockholders' rights to receive dividends prior to common stockholders, may declare and pay dividends or make other distributions, except when the corporation is or would be insolvent after paying the dividend or other distribution. Dividends may be declared and paid only out of the corporation's surplus, so that, after the declaration, payment or distribution, the corporation's net assets are at least equal to the corporation's stated capital. Dividends on Union Carbide common stock are not cumulative. Union Carbide's certificate of incorporation does not contain any additional restrictions on the declaration or payment of dividends.

Corporations' Best Interests

 Dow

   Neither Delaware corporate law nor Dow's certificate of incorporation or bylaws contains a provision authorizing the board of directors, in taking action, to consider any interests other than the interests of stockholders.

 Union Carbide

   Under New York corporate law, a director of a New York corporation, in taking action, including action that may involve a change in control of the corporation, is entitled to consider, among other things:

  . both the long-term and short-term interests of the corporation and its stockholders; and

  . the effects that the corporation's actions may have in the short-term or long-term upon any of the following:

   --the corporation's prospects for growth, development, productivity and profitability;

   --the corporation's current employees;

   --the corporation's retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits pursuant to a plan sponsored, or agreement entered into, by the corporation;

   --the corporation's customers and creditors; and

   --the corporation's ability to provide, as a going concern, goods, services, employment opportunities and employment benefits and to otherwise contribute to the communities in which it does business.

Indemnification

 Dow

   Dow's certificate of incorporation enables Dow to indemnify its directors, officers, employees and agents to the extent permitted by Delaware corporate law and Dow's bylaws.

   Dow's bylaws provide that, to the full extent provided by Delaware corporate law, Dow will indemnify any person who was or is a defendant or is threatened to be made a defendant to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because the person:

  . is or was a director, officer or employee of Dow; or

  . is or was a director, officer or employee of Dow and is or was serving as a director, trustee, member, officer, employee or agent of another entity at Dow's request, against expenses (including attorneys' fees), judgments, fines and settlement amounts paid that are actually and reasonably incurred by the person in connection with the action, suit or proceeding.

   Dow's bylaws also provide that Dow may indemnify, to the full extent permitted by Delaware corporate law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because the person:

  . is or was a director, officer, employee or agent of Dow; or

  . is or was a director, officer or employee of Dow and is or was serving as a director, officer, trustee, member, officer, employee or agent of another entity at Dow's request, against expenses (including attorneys' fees), judgments, fines and settlement amounts paid that are actually and reasonably incurred by the person in connection with the action, suit or proceeding.

   Delaware corporate law qualifies Dow's mandatory and optional indemnification by requiring that the person must have:

  . acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and

  . with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

   Dow's bylaws enable Dow to advance expenses to a director or officer who is defending or investigating a threatened or pending action, suit or proceeding if the person promises, in writing, to repay the expenses if he or she is ultimately determined not to qualify for indemnification by Dow. Such expenses incurred by other employees and agents of Dow may be similarly paid on terms and conditions, if any, as Dow's board of directors deems appropriate.

   Dow's indemnification and advancement of expenses continues after the person is no longer a director, officer, employee or agent and inures to the benefit of the person's heirs, executors and administrators. Indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any:

  . bylaw;

  . agreement;

  . contract;

  . vote of stockholders or disinterested directors; or

  . pursuant to the direction of any court of competent jurisdiction or otherwise.

   After the effective time of the merger, the indemnification provisions of Dow's bylaws will also apply to the then-current directors of Union Carbide for his or her actions as a director after the effective time of the merger.

 Union Carbide

   Union Carbide's bylaws provide that it will indemnify, to the fullest extent permitted by law, each of its past, present and future directors, officers and employees and their heirs, executors and administrators from costs and expenses incurred by the person resulting from or relating to suits or claims arising out of past or future service to Union Carbide or for another entity at Union Carbide's request. The bylaws also provide that Union Carbide's stockholders can indemnify the person from costs and expenses and that Union Carbide can enter into agreements to indemnify the person from costs and expenses.

   However, only to the extent prohibited by New York corporate law, Union Carbide may not indemnify any director, officer, employee or other indemnified person if:

  . a judgment or other final adjudication adverse to the director, officer, employee or other indemnified person establishes that his or her acts were:

   --committed in bad faith; or

   --the result of active and deliberate dishonesty and were material to the cause of action adjudicated; or

  . he or she personally gained a financial profit or other advantage to which he or she was not legally entitled.

Limitations on a Director's Liability

 Dow

   Dow's certificate of incorporation provides that, to the fullest extent allowed by Delaware corporate law, a director of Dow will not be personally liable to Dow or its stockholders for monetary damages for breach of his or her fiduciary duty as a director.

   Delaware corporate law prohibits Dow from eliminating or limiting the liability of a director for any of the following:

  . any breach of the director's duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of a dividend or an unlawful stock purchase or redemption; or

  . any transaction in which the director derived an improper personal benefit.

 Union Carbide

   Union Carbide's certificate of incorporation provides that a person who is or was a director will not be liable to Union Carbide or its stockholders for damages for any breach of duty as a director, except to the extent liability may not be eliminated or limited by applicable law.

   New York corporate law prohibits Union Carbide from eliminating or limiting the personal liability of a director for damages for any breach of duty under the following circumstances:

  . if a judgment or other final adjudication adverse to the director establishes any of the following:

   --his or her acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law;

   --he or she personally gained a financial profit or other advantage to which he or she was not legally entitled; or

   --his or her acts involved the declaration of an unlawful dividend or other distribution, the unlawful purchase or redemption of Union Carbide's own shares, the unlawful distribution of assets to stockholders after dissolution, or the making of an unlawful loan to directors; or

  . for any act or omission of the director before the adoption of the provision in Union Carbide's certificate of incorporation that limits the liability of Union Carbide's directors for breach of duty.

Special Meetings of Stockholders

 Dow

   Dow's bylaws provide that a special stockholders' meeting for any purpose may be called only by the board of directors by a resolution adopted by a majority of the entire board:

  . upon motion of a director; or

  . upon written request of stockholders holding at least 50% of the voting power of the shares of capital stock outstanding and entitled to vote generally in the election of directors.

   Stockholder notices requesting a special meeting must be given to Dow's secretary. The notice must include, as to each matter the stockholder proposes to bring before the meeting:

  . the name and address of the stockholder;

  . the class or series and number of shares of capital stock that are beneficially owned by the stockholder;

  . a brief description of the business to be brought before the meeting, including the text of any proposed amendment to the certificate of incorporation or bylaws;

  . a description of all arrangements or understandings between the stockholder and any other persons related to the business proposal;

  . any material business interests of the stockholder in the business proposal; and

  . a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the business before the meeting.

 Union Carbide

   Union Carbide's bylaws provide that a special meeting of stockholders may be called at any time by the board of directors, the chairman of the board, a president or a vice-chairman.

Advance Notice Provisions for Stockholder Proposals Other than Election of Directors

 Dow

   Dow's bylaws provide that a stockholder may bring business before an annual stockholders' meeting if the stockholder is a stockholder on the date of giving notice and on the record date of the meeting and gives notice to Dow's secretary of business that is proper to be brought at the meeting under Delaware corporate law:

  . no earlier than 120 days or later than 60 days before the anniversary date of the first mailing of proxy materials for the last annual meeting; or

  . if the annual meeting is more than 30 days before or after the anniversary date of the last annual meeting, Dow must receive the stockholder's notice no later than the close of business on the 10th day after the earlier of the date on which notice of the annual meeting date was mailed or publicly disclosed.

   The notice must include the same information required to be included in a stockholder's notice in connection with requesting a special meeting. See "Comparison of Rights of Dow Stockholders and Union Carbide Stockholders-- Special Meetings of Stockholders."

 Union Carbide

   Union Carbide's bylaws provide that a stockholder may propose that business be brought before an annual stockholders' meeting if the stockholder gives Union Carbide's secretary written notice of business that is a proper matter for stockholder action:

  . no earlier than 120 days or later than the close of business on the 90th day before the anniversary date of the last annual meeting; or

  . if the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the last annual meeting, the stockholder's notice must be given no earlier than the close of business on the 120th day before the annual meeting and no later than the close of business on the 90th day before the annual meeting or the 10th day following the day on which a public announcement of the annual meeting date is first made by Union Carbide.

   The notice must include the following:

  . a brief description of any business the stockholder proposes to bring before the meeting, the reasons for conducting the business at the meeting and any material interest in the business of the stockholder, and any beneficial owner on whose behalf the stockholder is making the proposal;

  . the name and address of the stockholder and beneficial owner; and

  . the class and number of shares of Union Carbide's stock that are owned beneficially and of record by the stockholder and beneficial owner.

Advance Notice Provisions for Stockholder Nominations of Directors at an Annual Meeting

 Dow

   Dow's bylaws provide that a stockholder may nominate a person for election to the board of directors at an annual stockholders' meeting if the stockholder gives notice to Dow's secretary:

  . no more than 120 days and no less than 60 days before the anniversary date of the first mailing of proxy materials for the last annual meeting; or

  . if the annual meeting is more than 30 days before or after the anniversary date of the last annual meeting, Dow must receive the stockholder's notice no later than the close of business on the 10th day after the earlier of the day on which notice of the annual meeting date was mailed or publicly disclosed.

   The notice must include the following:

  . a description of all arrangements or understandings between the stockholder and the nominee and any other person pursuant to which the nomination is made;

  . the information regarding the nominee that would have been required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by the board of directors;

  . the consent of the nominee to serve as a director if he or she is elected; and

  . the information required to be included in a stockholder's notice in connection with requesting a special meeting. See "Comparison of Rights of Dow Stockholders and Union Carbide Stockholders--Special Meetings of Stockholders."

 Union Carbide

   Union Carbide's bylaws provide that a stockholder may nominate one or more persons for election to the board of directors at an annual meeting under the same requirements as for raising business proposals.

   However, if the number of directors is increased and Union Carbide's public announcement naming all of the nominees for director or stating the size of the increased board is made less than 100 days prior to the first anniversary of the prior year's annual meeting, a stockholder's notice for nominations for new board positions created by the increase must be given to Union Carbide's secretary no later than the close of business on the 10th day after the public announcement is first made.

   The notice must include the following:

  . for each nominee, all information required to be disclosed in proxy solicitations for election of directors in an election contest or otherwise required under the Securities Exchange Act and related rules;

  . the name and address of the stockholder and beneficial owner; and

  . the class and number of shares of Union Carbide's stock that are owned beneficially and of record by the stockholder and beneficial owner.

Advance Notice Provisions for Stockholder Nominations of Directors at a Special Meeting

 Dow

   Dow's bylaws provide that a stockholder may nominate a person for election to the board of directors at a special meeting of stockholders if the stockholder gives Dow's secretary notice of the nomination no later than the close of business on the seventh day after notice of the special meeting is first given to stockholders.

   In addition to the information required to be included in a stockholder's notice in connection with a special meeting, the notice must include the same information that would be required to nominate a person for election as a director at an annual meeting. See "Comparison of Rights of Dow Stockholders and Union Carbide Stockholders--Advance Notice Provisions for Stockholder Nominations of Directors at an Annual Meeting."

 Union Carbide

   Union Carbide's bylaws provide that a stockholder may nominate a person for election to the board of directors at a special meeting if the stockholder gives written notice of the nomination to Union Carbide's secretary no earlier than the close of business on the 120th day prior to the special meeting and no later than:

  . the 90th day prior to the special meeting; or

  . the 10th day after the day the public announcement is first made of the special meeting date and of the persons proposed by Union Carbide's board of directors to be elected to the board of directors at the meeting.

   Union Carbide's bylaws do not contain a provision regarding the contents of a stockholder's notice for nominations for election to the board of directors at a special meeting.

Stockholder Lists and Inspection Rights

 Dow

   Under Delaware corporate law, a stockholder may examine a list of stockholders, for any reason reasonably related to the person's interest as a stockholder during ordinary business hours, for at least 10 days before a stockholders' meeting. The list is also to be produced and kept available during the entire meeting and may be inspected by any stockholder who attends the meeting. A stockholder also may inspect the corporation's stock ledger and its other books and records for any reason reasonably related to the person's interest as a stockholder.

   Dow's bylaws provide that a list of the name, address and number of registered shares of each stockholder entitled to vote at a stockholders' meeting will be open to examination by any stockholder for at least 10 days before the meeting and during the meeting.

 Union Carbide

   New York corporate law provides that a stockholder of record has a right to inspect the corporation's minutes and record of stockholders, during usual business hours, on at least five business days' written request. A stockholder can examine, or can authorize, in writing, an agent or attorney to examine, the stockholder minutes and record of stockholders and can make extracts from those documents for any purpose reasonably related to the stockholder's interest as a stockholder.

   A stockholder can also request, in writing, that the corporation give or mail to him or her an annual balance sheet and profit and loss statement for the preceding fiscal year, and if any interim balance sheet or profit and loss statement has been distributed to stockholders or otherwise been made available to the public, the most recent balance sheet or profit and loss statement.

   New York corporate law provides that a corporation can deny a stockholder or other person these inspection rights if the stockholder or other person refuses to provide an affidavit that:

  . the inspection is only for the business of the corporation; and

  . that he or she has not, within the last five years:

   --sold or offered to sell any stockholder list of any corporation; or

   --aided or abetted any person in obtaining a stockholder list in order to sell it.

   Union Carbide's bylaws provide that a stockholder has the right to inspect any book, record or document of the corporation to the extent that such right is:

  . conferred by New York corporate law; or

  . authorized by Union Carbide's board of directors or the chairman of Union
    Carbide's board of directors.

Stockholder Action by Written Consent

 Dow

   Under Delaware corporate law, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken at an annual or special stockholders' meeting may be taken by written consent, without a meeting, prior notice or a vote. The written consent must be signed by holders of outstanding stock having the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote on the matter were present and voted. Dow's certificate of incorporation, however, provides that any action required or permitted to be taken by the stockholders must be taken at a duly called annual or special stockholders' meeting and may not be taken by written consent.

 Union Carbide

   Under New York corporate law, any action required or permitted to be taken by stockholders may be taken without a meeting by written consent signed by holders of all outstanding shares entitled to vote on the matter, or if the corporation's certificate of incorporation permits, signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter were present and voted. Union Carbide's certificate of incorporation does not contain this less restrictive provision. As a result, stockholders of Union Carbide may only act without a meeting by unanimous written consent.

Transactions with Interested Stockholders and a Merger or Sale of Assets

 Dow

   Delaware corporate law requires the approval of the board of directors and a majority of a corporation's outstanding stock entitled to vote to authorize a merger or consolidation unless the company's certificate of incorporation requires a greater percentage. Unless required by a corporation's certificate of incorporation, stockholder approval, however, is not required in certain cases, such as where:

  . either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into common stock are to be issued or delivered in the merger; or

  . the authorized and unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered in the merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered in the merger;

do not exceed 20% of the shares of common stock of the corporation outstanding immediately prior to the effective date of the merger. A sale of all or substantially all of a Delaware corporation's assets or a voluntary dissolution of a Delaware corporation requires the vote of a majority of the board of directors and a majority of the corporation's outstanding shares entitled to vote on the matter unless the company's certificate of incorporation requires a greater percentage. Dow's certificate of incorporation does not require a greater percentage, except as described below.

   Delaware corporate law generally defines an interested stockholder as a person, other than the corporation and any direct or indirect majority owned subsidiary of the corporation:

  . who is the direct or indirect owner of 15% or more of the outstanding voting stock of the corporation; or

  . is an affiliate or associate of the corporation and was the direct or indirect owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date it asked for determination of its status as an interested stockholder; and

  . the affiliates and associates of that person.

   Delaware corporate law prohibits an interested stockholder from engaging in a business combination with the Delaware corporation for three years following the time of becoming an interested stockholder. This three-year waiting period does not apply when:

  . prior to the time of becoming an interested stockholder, the board of directors approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . as a result of becoming an interested stockholder, the stockholder owned, excluding shares owned by directors who are also officers and certain employee stock plans, at least 85% of the outstanding voting stock of the corporation at the time the transaction began; or

  . at or after the time of becoming an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by a vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

   These restrictions also do not apply in certain other circumstances, including business combinations with an interested stockholder that are proposed after a public announcement of and prior to the consummation or abandonment of:

  . certain mergers or consolidations;

  . sales of 50% or more of the aggregate market value of a corporation's assets or outstanding voting stock; or

  . tender offers or exchange offers for 50% or more of a corporation's voting stock.

   Delaware corporate law allows a corporation to specify in its certificate of incorporation or bylaws that it will not be governed by the section relating to transactions with interested stockholders. Dow has not made that election in its certificate of incorporation or bylaws.

   Dow's certificate of incorporation provides that, in addition to the vote required pursuant to Delaware corporate law, the vote of stockholders owning at least 80% of the voting power of the shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to approve any of the following business combination transactions:

  . a merger or consolidation of Dow or a subsidiary of which Dow ultimately owns 50% or more of the capital stock with:

   --an interested stockholder; or

   --any other individual or entity that, after the merger or consolidation, would be an affiliate or associate of an interested stockholder;

  . a sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one or more transactions with or on behalf of an interested stockholder or an affiliate or associate of an interested stockholder, of any assets of Dow or any subsidiary of Dow that constitutes 5% or more of Dow's total consolidated assets as of the end of the most recent quarter;

  . the issuance or transfer by Dow or any of its subsidiaries of any securities of Dow or its subsidiaries in one or more transactions to, or proposed by or on behalf of, an interested stockholder or an affiliate or associate of an interested stockholder in exchange for cash, securities or other property constituting not less than 5% of Dow's consolidated total assets as of the end of the most recent quarter;

  . the adoption of a plan or proposal for liquidation or dissolution of Dow or any spin-off or split-up of any kind of Dow or any subsidiary of Dow that is proposed by or on behalf of an interested stockholder or an affiliate or associate of an interested stockholder; or

  . any reclassification of securities or recapitalization of Dow, or any merger or consolidation of Dow with a subsidiary of Dow or other transaction that has the direct or indirect effect of increasing the percentage of the outstanding shares of:

   --any class of equity securities of Dow or any subsidiary of Dow; or

   --any class of securities of Dow or any subsidiary that are convertible into equity securities of Dow or any subsidiary that are owned directly or indirectly by an interested stockholder and all of its affiliates and associates.

   However, the vote of only a majority of the stockholders entitled to vote generally in the election of directors, voting together as a single class, is required to approve a business combination transaction that:

  . has been approved by a majority of continuing directors, even if they constitute less than a quorum; or

  . meets certain price and consideration conditions and procedures.

   A "continuing director" is:

   --any member of the board of directors who is not an interested stockholder involved in a business combination described above or an affiliate, associate, employee, agent or nominee of an interested stockholder or relative of any of the foregoing persons, and was a member of the board before the interested stockholder became an interested stockholder; or

   --a successor of a director described above who is recommended or elected to succeed a director described above by the vote of a majority of such directors then on the board.

   Dow's certificate of incorporation defines an interested stockholder as any person or entity other than Dow, any subsidiary of Dow or any employee benefit plan of Dow or a subsidiary of Dow, that:

  . is, or was at any time within the two-year period prior to the date in question, the direct or indirect beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Dow;

  . is an affiliate of Dow and, at any time within the two-year period immediately prior to the date in question, was the direct or indirect beneficial owner of 10% or more of the voting power of the outstanding voting stock of Dow; or

  . is an assignee of, or has otherwise succeeded to, any shares of voting stock of Dow of which an interested stockholder was the direct or indirect beneficial owner, at any time within the two-year period immediately prior to the date in question, if such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering under the Securities Act of 1933.

   For purposes of determining whether a person is an interested stockholder, the outstanding voting stock of Dow includes unissued shares of voting stock of Dow beneficially owned by the interested stockholder but not other shares of voting stock of Dow that may be issuable pursuant to an agreement, arrangement or understanding or upon the exercise of conversion rights, warrants or options, or otherwise, to any person who is not an interested stockholder.

 Union Carbide

   Under New York corporate law, a merger, consolidation, dissolution or disposition of substantially all of the assets of a corporation requires the approval of the corporation's board of directors and approval of two-thirds of all outstanding shares entitled to vote, unless the corporation was incorporated after February 22, 1998, or the corporation's certificate of incorporation expressly adopts a lower requirement, in which case a majority of the votes of the shares entitled to vote is required. Union Carbide's certificate of incorporation does not provide for a lower standard, so the approval of two-thirds of all outstanding shares is necessary to adopt the merger agreement.

   New York corporate law defines an interested stockholder as a person who:

  . beneficially owns 20% or more of a corporation's outstanding voting stock; or

  . is an affiliate or associate of the corporation and at any time within the five-year period before the date in question was the beneficial owner of 20% or more of the outstanding voting stock of the corporation.

   New York corporate law prohibits certain business combinations, including mergers and sales of 10% of a corporation's assets, between a New York corporation and an interested stockholder:

  . for five years after the date the stockholder becomes an interested stockholder, unless prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the purchase of stock that resulted in the stockholder becoming an interested stockholder; and

  . at any time unless:

   --the business combination is approved by stockholders representing a majority of the outstanding voting stock that is not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder at a meeting called for that purpose not earlier than five years after the person becomes an interested stockholder; or

   --the business combination meets certain statutory fair price requirements.

   A New York corporation may adopt an amendment to its bylaws expressly electing not to be governed by the interested stockholder law. The amendment must be approved by the affirmative vote of the holders, other than interested stockholders and their affiliates and associates, of a majority of the outstanding voting stock, excluding the voting stock of interested stockholders and their affiliates and associates. Such amendment, however, will not become effective until 18 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was an interested stockholder on or before the effective date of such amendment. Union Carbide has not amended its bylaws and remains governed by the interested stockholder law.

Dissenters' or Appraisal Rights

 Dow

   Under Delaware corporate law, appraisal rights may be available in connection with a statutory merger or consolidation in certain specific situations. Appraisal rights are not available when a corporation is the surviving corporation, and no vote of its stockholders is required to approve the merger or consideration. In addition, no appraisal rights are available to holders of shares of any class of stock that is either:

  . listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

  . held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger or consolidation to accept anything except:

   --shares of stock of the surviving corporation;

   --shares of stock of other than the surviving corporation that are, at the effective date of the merger or consolidation:

    --listed on a national securities exchange;

    --designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

    --held of record by more than 2,000 stockholders;

   --cash instead of fractional shares; or

   --any combination of the above.

   Stockholders who perfect their appraisal rights are entitled to receive cash from the corporation equal to the fair market value of their shares as established by judicial appraisal. Corporations may enlarge these statutory rights by including in their certificate of incorporation a provision allowing appraisal rights in any merger or consolidation in which the corporation is a constituent corporation or in which there is a sale of all or substantially all of the assets of the corporation. Dow's certificate of incorporation does not enlarge these rights.

 Union Carbide

   Under New York corporate law, a stockholder has the right to receive the fair value of his or her shares and other rights and benefits provided under New York corporate law if that stockholder:

  . is entitled to vote on a plan of merger or consolidation to which the corporation is a party; and

  . does not assent to that plan of merger or consolidation, sale or disposition of all or substantially all of the assets or certain share exchanges.

   A stockholder's right to receive payment of the fair value of his shares, however, is not generally available:

  . to a stockholder of the surviving corporation in a merger, unless the merger adversely affects certain stockholder rights; or

  . to a stockholder whose shares are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

   Union Carbide stockholders do not have appraisal rights in the merger.

Amendments to Certificates of Incorporation and Bylaws

 Dow

   Dow's certificate of incorporation requires the vote of stockholders holding at least 80% of the voting power of all shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class, to amend, alter, change, repeal or adopt any provision of the certificate of incorporation that is inconsistent with any provision in Dow's certificate of incorporation relating to:

  . authorized capital stock;

  . the powers of, the number of, the division into classes of, the filling of vacancies on and the removal of members of the board of directors;

  . indemnification of Dow's directors, officers, employees and agents;

  . the approval of business combination transactions;

  . stockholders' meetings;

  . amendments to Dow's bylaws; or

  . amendments to Dow's certificate of incorporation;

unless the amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is declared advisable by the board of directors by vote of:

  . two-thirds of the entire board of directors; and

  . a majority of continuing directors.

   All other amendments to Dow's certificate of incorporation must be approved by at least 50% of the voting power of all shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class.

   Dow's certificate of incorporation and bylaws provide that its board of directors is authorized to amend, alter, change, adopt or repeal Dow's bylaws. Stockholders of Dow representing at least 80% of the voting power of all shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class, are required to amend, alter, change, adopt or repeal Dow's bylaws, unless the proposed amendment, alteration, change, adoption or repeal has been approved by:

  . two-thirds of the entire board of directors; and

  . a majority of continuing directors.

 Union Carbide

   Under New York corporate law, unless a higher vote is required in a corporation's certificate of incorporation, an amendment to a corporation's certificate of incorporation must be approved by the board of directors and then by the holders of a majority of all outstanding shares entitled to vote on the proposed amendment. Union Carbide's certificate of incorporation does not contain a provision increasing the vote required to amend its certificate of incorporation.

   Under New York corporate law, except as otherwise provided in its certificate of incorporation or a bylaw adopted by the stockholders, a corporation's bylaws may be adopted, amended or repealed by a majority of votes cast by the shares then entitled to vote in the election of directors. Bylaws may also be adopted, amended or repealed by the board of directors when so provided in the corporation's certificate of incorporation or pursuant to a bylaw adopted by the stockholders, but any bylaw adopted by the board of directors may be amended or repealed by the stockholders. Union Carbide's certificate of incorporation and bylaws provide that the stockholders or a majority of the entire board can adopt, amend or repeal the bylaws.

                             ADDITIONAL INFORMATION

Deadline for Union Carbide Stockholder Proposals and Dow Stockholder Proposals

 Union Carbide's 2000 Annual Meeting

   If the merger is not completed, Union Carbide plans to hold an annual meeting on April 22, 2000.

   Stockholders' eligibility to submit proposals for inclusion in Union Carbide's annual meeting proxy statement, proper subjects for such proposals and the form of stockholder proposals are regulated by Rule 14a-8 under Section 14(a) of the Securities Exchange Act of 1934. Each proposal submitted should be sent to Union Carbide's Secretary, 39 Old Ridgebury Road, Danbury, Connecticut 06817-0001. The stockholder or his or her representative must appear in person at Union Carbide's annual meeting and must present the proposal, unless he or she can show good cause for not doing so.

   Stockholder proposals for inclusion in Union Carbide's 2000 annual meeting proxy statement must be received at Union Carbide's principal executive office on or before November 16, 1999. Union Carbide plans to hold its 2000 annual meeting in Danbury, Connecticut on April 22, 2000.

   Union Carbide's bylaws require stockholders who intend to propose the nominations of persons for election as directors or other business to be considered by Union Carbide's stockholders at the annual meeting (other than stockholder proposals included in the annual meeting proxy statement pursuant to Rule 14a-8) to give written notice to Union Carbide's Secretary at least 90 days but no more than 120 days before the anniversary date of Union Carbide's previous year's annual meeting. Matters to be raised by a stockholder at Union Carbide's 2000 annual meeting must be submitted on or after December 30, 1999, but no later than January 29, 2000. The written notice must, as to the election of a director, include information relating to a person or persons nominated for director and the person's written consent to be named as nominee and to serve, if elected; or, as to any other business, a brief description of the business, the reasons for conducting such business and any material interest in such business by the stockholder bringing the proposal before the meeting.

 Dow's 2000 Annual Meeting

   If Dow stockholders wish to submit a proposal to be considered for inclusion in the proxy material for Dow's 2000 annual meeting, they must send it to the Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, Michigan 48674. Under the rules of the Securities and Exchange Commission, proposals must be received no later than November 24, 1999, to be eligible for inclusion in Dow's 2000 annual meeting proxy statement.

   Dow's Committee on Directors will continue its long-standing practice of accepting stockholders' suggestions of candidates to consider as potential Dow board members, as part of the committee's periodic review of the size and composition of Dow's board and its committees. Such recommendations may be sent to the Committee on Directors through the Office of the Corporate Secretary at The Dow Chemical Company, 2030 Dow Center, Midland, Michigan 48674.

   Under Dow's bylaws, Dow stockholders wishing to formally nominate a person for election as a Dow director at Dow's 2000 annual meeting must notify the secretary of Dow at the address above in writing between November 24, 1999, and January 24, 2000. Such notices must comply with the provisions set forth in Dow's bylaws. A copy of the relevant provisions of Dow's bylaws will be sent without charge to any Dow stockholder who requests it in writing. Such requests should be addressed to the Office of the Corporate Secretary at the address noted above.

   Under Dow's bylaws, if a Dow stockholder wishes to raise items of proper business at Dow's 2000 annual meeting, the stockholder must give advance written notification to the Office of the Corporate Secretary at the address above. For Dow's 2000 annual meeting, written notice must be given between November 24, 1999, and

January 24, 2000. Such notices must comply with the stockholder's bylaws provisions and include the stockholder's name and address, representation that the stockholder is a holder of Dow common stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting, disclosure of any material interest in such business, description of the business proposed, and the reasons for conducting such business. A copy of the relevant provisions of its bylaws will be sent without charge to any Dow stockholder who requests it in writing. Such requests should be addressed to the Office of the Corporate Secretary at the address noted.

Legal Matters

   The validity of the securities to be issued in the merger will be passed upon for Dow by Mayer, Brown & Platt, Chicago, Illinois. The opinions underlying the discussion set forth under "The Merger Agreement and the Merger--Material Federal Income Tax Considerations" in this proxy statement/prospectus and the federal income tax considerations of the merger to Union Carbide and its stockholders will be provided to Union Carbide by Sullivan & Cromwell, New York, New York.

Experts

   The Dow consolidated financial statements and related financial statement schedule incorporated by reference in this proxy statement/prospectus from Dow's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

   KPMG LLP, independent public accountants, have audited Union Carbide's consolidated financial statements and schedule included in Union Carbide's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus. Union Carbide's consolidated financial statements and schedule are incorporated by reference in reliance upon the reports of KPMG LLP, given upon its authority as experts in accounting and auditing.

Where You Can Find More Information

   Dow has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 that registers the distribution of the shares of Dow common stock to be issued to Union Carbide stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Dow and Dow common stock. The rules and regulations of the Securities and Exchange Commission allow Dow and Union Carbide to omit certain information included in the registration statement from this proxy statement/prospectus.

   In addition, Dow and Union Carbide file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy that information at the following locations of the Securities and Exchange Commission:

Public Reference Room       New York Regional Office       Chicago Regional
450 Fifth Street, N.W.      7 World Trade Center           Office
Room 1024                   Suite 1300                     Citicorp Center
Washington, D.C. 20549      New York, New York 10048       500 West Madison
1-800-SEC-0330                                             Street
                                                           Suite 1400
                                                           Chicago, Illinois
                                                           60661-2511

   You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

   The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Dow and Union Carbide, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

   You can also inspect reports, proxy statements and other information about Dow and Union Carbide at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The Securities and Exchange Commission allows Dow and Union Carbide to "incorporate by reference" information into this proxy statement/prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

   This proxy statement/prospectus incorporates by reference the documents listed below that Dow and Union Carbide have previously filed with the Securities and Exchange Commission. The documents contain important information about Dow and Union Carbide and their respective financial conditions.

         Dow's Filings with the Commission                     Period
         ---------------------------------                     ------
Annual Report on Form 10-K......................... Year ended December 31, 1998

Quarterly Reports on Form 10-Q..................... Quarters ended:
                                                    .March 31, 1999
                                                    .June 30, 1999

Current Report on Form 8-K......................... Filed on August 4, 1999

    Union Carbide's Filings with the Commission                Period
    -------------------------------------------                ------
Annual Report on Form 10-K......................... Year ended December 31, 1998

Quarterly Reports on Form 10-Q..................... Quarters ended:
                                                    .March 31, 1999
                                                    .June 30, 1999

Current Reports on Form 8-K........................ Filed on:
                                                    .January 25, 1999
                                                    .March 16, 1999
                                                    .April 7, 1999
                                                    .April 26, 1999
                                                    .July 26, 1999
                                                    .August 5, 1999
                                                    .September 22, 1999
                                                    .September 24, 1999


   Dow and Union Carbide incorporate by reference additional documents that either company may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the Union Carbide stockholders' meeting. Those documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   Dow has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Dow, and Union Carbide has supplied all such information relating to Union Carbide.

   You can obtain any of the documents incorporated by reference in this document through Dow or Union Carbide, as the case may be, or from the Securities and Exchange Commission's web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                     Dow                                Union Carbide
                     ---                                -------------
                John Scriven                         Bruce D. Fitzgerald
       Vice President, General Counsel         Vice President, General Counsel
                and Secretary                           and Secretary
      Office of the Corporate Secretary           Union Carbide Corporation
           The Dow Chemical Company                 39 Old Ridgebury Road
               2030 Dow Center                 Danbury, Connecticut 06817-0001
           Midland, Michigan 48674                 Telephone: 203-794-2000
           Telephone: 517-636-1792

   If you would like to request documents, please do so by Tuesday, November 23, 1999, to receive them before the meeting. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   Neither Dow nor Union Carbide has authorized anyone to give any information or make any representation about the merger, Dow or Union Carbide that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Forward-Looking Statements

   This proxy statement/prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Dow and Union Carbide, as well as certain information relating to the merger, including, without limitation, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. Those forward-looking statements involve certain risks and uncertainties. For those statements, Dow and Union Carbide claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the factors described under "Risk Factors" in this proxy statement/prospectus and the following factors:

  . competitive pressures among developers and manufacturers of chemicals, plastics and agricultural products and services may increase significantly;

  . general economic, financial or business conditions, either internationally, nationally or in the states in which Dow or Union Carbide is doing business, may be less favorable than expected, resulting in, among other things, a reduced demand for chemicals, plastics and agricultural products and services;

  . supply/demand balance for the products of Dow and Union Carbide;

  . feedstock availability and costs;

  . difficulties in achieving expected synergies;

  . legislative or regulatory changes may adversely affect the business in which Dow and Union Carbide are engaged;

  . technological changes, including "Year 2000" data systems compliance issues, may be more difficult or expensive than anticipated;

  . changes may occur in the securities markets;

  . failure to achieve technology objectives or complete projects on schedule and on budget; and

  . currency exchange risk.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

   The following describes the pro forma effect of the merger on (1) the unaudited historical condensed statements of income for the six months ended June 30, 1998 and 1999, (2) the condensed statements of income for the years ended December 31, 1996, 1997 and 1998 and (3) the unaudited historical condensed balance sheet as of June 30, 1999 of Dow and Union Carbide under the assumptions and adjustments described below.

   The pro forma adjustments reflect the application of pooling-of-interests accounting discussed in "The Merger Agreement and the Merger--Anticipated Accounting Treatment." The unaudited pro forma combined condensed financial information and the accompanying notes should be read in conjunction with the historical financial statements and related notes of Dow and Union Carbide, incorporated by reference in this proxy statement/prospectus.

   The unaudited pro forma combined condensed financial information is provided for informational purposes only and does not purport to represent what the combined financial position and results of operations would actually have been had the merger and other pro forma adjustments in fact occurred at the dates indicated. The following unaudited pro forma combined condensed statements of income and unaudited pro forma combined condensed balance sheet illustrate the estimated effects of the merger as if that transaction had occurred for the statements of income as of January 1, 1996, and for the balance sheet as of June 30, 1999. The unaudited pro forma combined condensed statements of income do not include the impact of nonrecurring charges or credits directly attributable to the transaction.

   For financial accounting purposes, it is expected that the merger will be accounted for using the pooling-of-interests method of accounting. Accordingly, it is expected that (1) the recorded historical cost basis of the assets and liabilities of Dow and Union Carbide will be carried forward to the combined company, (2) results of operations of the combined company will include income of Dow and Union Carbide for the entire fiscal period in which the combination occurs and (3) the historical results of operations of the separate companies for fiscal years before the merger will be combined and reported as the results of operations of the combined company. No adjustments have been made to the historical financial statements of Dow or Union Carbide to conform the accounting policies of the combining companies as the nature and amounts of such adjustments are not expected to be significant. In addition, no adjustments have been made in the unaudited pro forma combined condensed financial information for transactions between Dow and Union Carbide as such transactions were determined to be immaterial.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 June 30, 1999
                                 (in millions)

                                   The Dow      Union      Merger
                                   Chemical    Carbide    Pro Forma    Combined
                                   Company   Corporation Adjustments   Pro Forma
                                   --------  ----------- -----------   ---------
ASSETS
Current Assets:
  Cash and cash equivalents....... $   218     $    41     $   (75)(1)  $   659
                                                               475 (2)
  Accounts and notes receivable...   4,065       1,075         --         5,140
  Inventories.....................   2,593         599         --         3,192
  Other current assets............     574         247           6 (4)      827
                                   -------     -------     -------      -------
    Total current assets..........   7,450       1,962         406        9,818
                                   -------     -------     -------      -------
Investments:
  Investment in nonconsolidated
   affiliates.....................   1,379         561         --         1,940
  Other investments and noncurrent
   receivables....................   2,720         119         --         2,839
                                   -------     -------     -------      -------
    Total investments.............   4,099         680         --         4,779
                                   -------     -------     -------      -------
Net Property......................   8,226       4,351         --        12,577
                                   -------     -------     -------      -------
Total Other Assets................   3,330         472         569 (4)    4,371
                                   -------     -------     -------      -------
    Total Assets.................. $23,105     $ 7,465     $   975      $31,545
                                   =======     =======     =======      =======
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current Liabilities:
  Notes payable and long-term debt
   due within one year............ $ 1,286     $   419         --       $ 1,705
  Accounts payable................   2,394         259         --         2,653
  Other current liabilities.......   2,313         684     $     6 (4)    3,003
                                   -------     -------     -------      -------
    Total current liabilities.....   5,993       1,362           6        7,361
                                   -------     -------     -------      -------
Long-Term Debt....................   4,063       2,044         --         6,107
                                   -------     -------     -------      -------
Other Noncurrent Liabilities:
  Deferred income tax
   liabilities--noncurrent........     785         --          977 (4)    1,762
  Pension and other postretirement
   benefits--noncurrent...........   1,870         439          20 (4)    2,329
  Other noncurrent obligations....   2,241       1,141        (428)(4)    2,954
                                   -------     -------     -------      -------
    Total other noncurrent
     liabilities..................   4,896       1,580         569        7,045
                                   -------     -------     -------      -------
Minority Interest in Subsidiary
 Companies........................     406          38         --           444
                                   -------     -------     -------      -------
Temporary Equity..................      53         --          --            53
                                   -------     -------     -------      -------
Stockholders' Equity:
  Common stock....................     818         157        (157)(3)      818
  Additional paid-in capital......     891         114         433 (2)      --
                                                            (4,892)(3)
                                                             3,454 (3)
  Retained earnings...............  13,242       3,404         (75)(1)   13,117
                                                            (3,454)(3)
  Unearned employee compensation--
   ESOP and other equity
   adjustments....................     --          (58)        --           (58)
  Accumulated other comprehensive
   loss...........................    (300)       (157)        --          (457)
  Treasury stock, at cost.........  (6,957)     (1,019)         42 (2)   (2,885)
                                                             5,049 (3)
                                   -------     -------     -------      -------
    Net stockholders' equity......   7,694       2,441         400       10,535
                                   -------     -------     -------      -------
    Total Liabilities and
     Stockholders' Equity......... $23,105     $ 7,465     $   975      $31,545
                                   =======     =======     =======      =======

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                     For the six months ended June 30, 1999
                      (in millions, except per share data)

                                      The Dow     Union      Merger     Combined
                                      Chemical   Carbide    Pro Forma     Pro
                                      Company  Corporation Adjustments   Forma
                                      -------- ----------- -----------  --------
Net Sales...........................   $9,036    $2,820         --      $11,856
                                       ------    ------       -----     -------
  Cost of sales.....................    6,671     2,157       $ 187 (4)   9,015
  Research and development expenses.      415        76           5 (4)     496
  Selling, general and
   administrative expenses..........      764       127         --          891
  Amortization of intangibles.......       54       --            7 (4)      61
  Depreciation and amortization.....      --        199        (199)(4)     --
  Partnership income................      --          2          (2)(4)     --
  Insurance and finance company
   operations, pretax income........       61       --           10 (4)      71
  Equity in earnings (losses) of
   nonconsolidated affiliates.......       47       (50)          2 (4)      (1)
  Sundry income--net................      157        41         (16)(4)     182
                                       ------    ------       -----     -------
Earnings Before Interest, Income
 Taxes and Minority Interests.......    1,397       254          (6)      1,645
                                       ------    ------       -----     -------
  Interest income...................       52       --            6 (4)      58
  Interest expense and amortization
   of debt discount.................      241        66         --          307
                                       ------    ------       -----     -------
Income Before Income Taxes and
 Minority Interests.................    1,208       188         --        1,396
                                       ------    ------       -----     -------
  Provision for income taxes........      431        59         --          490
  Minority interests' share in
   income...........................       35         2         --           37
  Preferred stock dividends.........        3       --          --            3
                                       ------    ------       -----     -------
Earnings before cumulative effect of
 change in accounting principle.....      739       127         --          866
                                       ------    ------       -----     -------
  Cumulative effect of change in
   accounting principle.............      --        (20)        --          (20)
                                       ------    ------       -----     -------
Net Income Available for Common
 Stockholders.......................   $  739    $  107         --      $   846
                                       ======    ======       =====     =======
Share Data:
  Earnings before cumulative effect
   of change in accounting principle
   per common share--basic..........   $ 3.35    $ 0.95             (5) $  2.93
  Earnings per common share--basic..     3.35      0.80             (5)    2.86
  Earnings before cumulative effect
   of change in accounting principle
   per common share--diluted........     3.30      0.93             (5)    2.88
  Earnings per common share--
   diluted..........................     3.30      0.79             (5)    2.82
  Weighted average common shares
   outstanding--basic...............    220.4     133.0             (5)   295.6
  Weighted average common shares
   outstanding--diluted.............    224.4     136.1             (5)   301.3

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                     For the six months ended June 30, 1998
                      (in millions, except per share data)

                                     The Dow     Union      Merger     Combined
                                     Chemical   Carbide    Pro Forma     Pro
                                     Company  Corporation Adjustments   Forma
                                     -------- ----------- -----------  --------
Net Sales...........................  $9,686    $3,020         --      $12,706
                                      ------    ------       -----     -------
  Cost of sales.....................   7,193     2,248       $ 179 (4)   9,620
  Research and development expenses.     382        73           5 (4)     460
  Selling, general and
   administrative expenses..........     843       156         --          999
  Amortization of intangibles.......      39       --            9 (4)      48
  Depreciation and amortization.....     --        193        (193)(4)     --
  Partnership income................     --         64         (64)(4)     --
  Purchased in-process research and
   development
   charges..........................     350       --          --          350
  Special charges...................     330       --          --          330
  Insurance and finance company
   operations, pretax income........      58       --            6 (4)      64
  Equity in earnings (losses) of
   nonconsolidated affiliates.......      50        (7)         64 (4)     107
  Sundry income--net................     854        21         (10)(4)     865
                                      ------    ------       -----     -------
Earnings Before Interest, Income
 Taxes and Minority Interests.......   1,511       428          (4)      1,935
                                      ------    ------       -----     -------
  Interest income...................      66       --            4 (4)      70
  Interest expense and amortization
   of debt discount.................     249        56         --          305
                                      ------    ------       -----     -------
Income Before Income Taxes and
 Minority Interests.................   1,328       372         --        1,700
                                      ------    ------       -----     -------
  Provision for income taxes........     474       110         --          584
  Minority interests' share in
   income...........................       5         2         --            7
  Preferred stock dividends.........       3       --          --            3
                                      ------    ------       -----     -------
Net Income Available for Common
 Stockholders.......................  $  846    $  260         --      $ 1,106
                                      ======    ======       =====     =======
Share Data:
  Earnings per common share--basic..  $ 3.76    $ 1.91             (5) $  3.66
  Earnings per common share--
   diluted..........................    3.70      1.86             (5)    3.59
  Weighted average common shares
   outstanding--basic...............   225.1     136.5             (5)   302.2
  Weighted average common shares
   outstanding--diluted.............   229.6     140.2             (5)   308.7

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      For the year ended December 31, 1998
                      (in millions, except per share data)

                                     The Dow     Union      Merger     Combined
                                     Chemical   Carbide    Pro Forma     Pro
                                     Company  Corporation Adjustments   Forma
                                     -------- ----------- -----------  --------
Net Sales........................... $18,441    $5,659         --      $24,100
                                     -------    ------       -----     -------
  Cost of sales.....................  13,799     4,294       $ 360 (4)  18,453
  Research and development expenses.     807       143          11 (4)     961
  Selling, general and
   administrative expenses..........   1,666       304         --        1,970
  Amortization of intangibles.......      88       --           18 (4)     106
  Depreciation and amortization.....     --        389        (389)(4)     --
  Partnership income................     --         33         (33)(4)     --
  Purchased in-process research and
   development charges..............     349       --          --          349
  Special charges...................     458       --          --          458
  Insurance and finance company
   operations, pretax income........     112       --           12 (4)     124
  Equity in earnings (losses) of
   nonconsolidated affiliates.......      64       (66)         33 (4)      31
  Sundry income--net................     916       241         (22)(4)   1,135
                                     -------    ------       -----     -------
Earnings Before Interest, Income
 Taxes and Minority Interests.......   2,366       737         (10)      3,093
                                     -------    ------       -----     -------
  Interest income...................     139       --           10 (4)     149
  Interest expense and amortization
   of debt discount.................     493       114         --          607
                                     -------    ------       -----     -------
Income Before Income Taxes and
 Minority Interests.................   2,012       623         --        2,635
                                     -------    ------       -----     -------
  Provision for income taxes........     685       217         --          902
  Minority interests' share in
   income...........................      17         3         --           20
  Preferred stock dividends.........       6       --          --            6
                                     -------    ------       -----     -------
Net Income Available for Common
 Stockholders....................... $ 1,304    $  403         --      $ 1,707
                                     =======    ======       =====     =======
Share Data:
  Earnings per common share--basic.. $  5.83    $ 2.98             (5) $  5.69
  Earnings per common share--
   diluted..........................    5.76      2.91             (5)    5.61
  Weighted average common shares
   outstanding--basic...............   223.5     135.0             (5)   299.8
  Weighted average common shares
   outstanding--diluted.............   227.3     138.4             (5)   305.4

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      For the year ended December 31, 1997
                      (in millions, except per share data)

                                     The Dow     Union      Merger
                                     Chemical   Carbide    Pro Forma   Combined
                                     Company  Corporation Adjustments  Pro Forma
                                     -------- ----------- -----------  ---------
Net Sales..........................  $20,018    $6,502         --       $26,520
                                     -------    ------       -----      -------
  Cost of sales....................   14,679     4,806       $ 309 (4)   19,794
  Research and development
   expenses........................      785       157          12 (4)      954
  Selling, general and
   administrative expenses.........    1,880       324         --         2,204
  Amortization of intangibles......       61       --           19 (4)       80
  Depreciation and amortization....      --        340        (340)(4)      --
  Partnership income...............      --        133        (133)(4)      --
  Insurance and finance company
   operations, pretax income.......      113       --           14 (4)      127
  Equity in earnings of
   nonconsolidated affiliates......       75         3         133 (4)      211
  Sundry income--net...............      436        37         (27)(4)      446
                                     -------    ------       -----      -------
Earnings Before Interest, Income
 Taxes and Minority Interests......    3,237     1,048         (13)       4,272
                                     -------    ------       -----      -------
  Interest income..................      182       --           13 (4)      195
  Interest expense and amortization
   of debt discount................      471        79         --           550
                                     -------    ------       -----      -------
Income Before Income Taxes and
 Minority Interests................    2,948       969         --         3,917
                                     -------    ------       -----      -------
  Provision for income taxes.......    1,041       279         --         1,320
  Minority interests' share in
   income..........................       99        14         --           113
  Preferred stock dividends........        6         7         --            13
                                     -------    ------       -----      -------
Earnings before cumulative effect
 of change in accounting principle.    1,802       669         --         2,471
                                     -------    ------       -----      -------
  Cumulative effect of change in
   accounting principle............      --        (17)        --           (17)
                                     -------    ------       -----      -------
Net Income Available for Common
 Stockholders......................  $ 1,802    $  652         --       $ 2,454
                                     =======    ======       =====      =======
Share Data:
  Earnings before cumulative effect
   of change in accounting
   principle per common share--
   basic...........................  $  7.81    $ 5.02             (5)  $  8.07
  Earnings per common share--basic.     7.81      4.89             (5)     8.02
  Earnings before cumulative effect
   of change in accounting
   principle per common share--
   diluted.........................     7.70      4.53             (5)     7.79
  Earnings per common share--
   diluted.........................     7.70      4.41             (5)     7.73
  Weighted average common shares
   outstanding--basic..............    230.6     128.2             (5)    303.2
  Weighted average common shares
   outstanding--diluted............    234.8     144.0             (5)    315.9

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      For the year ended December 31, 1996
                      (in millions, except per share data)

                                     The Dow     Union      Merger
                                     Chemical   Carbide    Pro Forma   Combined
                                     Company  Corporation Adjustments  Pro Forma
                                     -------- ----------- -----------  ---------
Net Sales........................... $20,053    $6,106        --        $26,159
                                     -------    ------       ----       -------
  Cost of sales.....................  14,108     4,568       $282 (4)    18,958
  Research and development expenses.     761       159         11 (4)       931
  Selling, general and
   administrative expenses..........   2,136       321        --          2,457
  Amortization of intangibles.......      39       --          19 (4)        58
  Depreciation and amortization.....     --        312       (312)(4)       --
  Partnership income................     --        144       (144)(4)       --
  Insurance and finance company
   operations, pretax income........      78       --           7 (4)        85
  Equity in earnings (losses) of
   nonconsolidated affiliates.......      66       (16)       144 (4)       194
  Sundry income--net................     339        31        (41)(4)       329
                                     -------    ------       ----       -------
Earnings Before Interest, Income
 Taxes and Minority Interests.......   3,492       905        (34)        4,363
                                     -------    ------       ----       -------
  Interest income...................     290       --          34 (4)       324
  Interest expense and amortization
   of debt discount.................     494        76        --            570
                                     -------    ------       ----       -------
Income Before Income Taxes and
 Minority Interests.................   3,288       829        --          4,117
                                     -------    ------       ----       -------
  Provision for income taxes........   1,187       236        --          1,423
  Minority interests' share in
   income...........................     194       --         --            194
  Preferred stock dividends.........       7        10        --             17
                                     -------    ------       ----       -------
Net Income Available for Common
 Stockholders....................... $ 1,900    $  583        --        $ 2,483
                                     =======    ======       ====       =======
Share Data:
  Earnings per common share--basic.. $  7.71    $ 4.43            (5)   $  7.75
  Earnings per common share--
   diluted..........................    7.60      3.90            (5)      7.44
  Weighted average common shares
   outstanding--basic...............   246.3     131.0            (5)     320.4
  Weighted average common shares
   outstanding--diluted.............   250.9     151.6            (5)     336.1

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                    (in millions, except per share amounts)

(1) Dow and Union Carbide estimate that they will incur direct transaction costs of approximately $75 (pre-tax) associated with the merger. These costs consist primarily of investment banking, legal and accounting fees. The unaudited pro forma combined condensed balance sheet reflects such expenses as if they had been paid as of the end of the second quarter of 1999.

(2) Adjustments reflect the estimated proceeds to be received by Dow from the sale of an estimated 3.8 million shares of Dow common stock held in treasury, using an assumed price of $125 per share. No offering expenses have been reflected in the analysis. It is anticipated that such shares will be issued in order to qualify for pooling-of-interests accounting treatment. The cost basis of the treasury shares to be issued was estimated to be $42.

(3) Adjustments for the issuance of 71.5 million shares of Dow common stock to effect the exchange of Union Carbide common stock at the exchange ratio of
    0.537 of a share of Dow common stock for each share of Union Carbide common stock, and for the retirement of Union Carbide common stock held in treasury. For accounting purposes, the Dow common shares held in treasury issued to effect the pooling-of-interests are first treated as though the shares of stock are retired and then reissued. The cost basis of the retired Dow common stock held in treasury is $4,030 and the cost basis of Union Carbide treasury stock as of June 30, 1999 is $1,019. The cost of treasury stock in excess of the additional paid-in capital balance is recorded as an adjustment to retained earnings.

(4) Adjustments reflect a reclassification of Union Carbide's reported amounts of partnership income, depreciation, amortization of intangibles, interest income, insurance and finance company operations pre-tax income, pension liabilities, and deferred tax assets and liabilities to conform to Dow's presentation.

(5) The pro forma combined per share amounts and weighted average common shares outstanding reflect:

  . the combined weighted average of Dow and Union Carbide common shares outstanding for all periods presented, after adjusting the number of Union Carbide common shares to reflect the exchange ratio of 0.537 of a share of Dow common stock for each share of Union Carbide common stock; and

  . the issuance of an estimated 3.8 million shares of Dow common stock held in treasury in order to qualify for pooling-of-interests accounting treatment described in note (2).

                                                                         ANNEX A

                          Agreement and Plan of Merger

                                     Among

                           UNION CARBIDE CORPORATION,

                            THE DOW CHEMICAL COMPANY

                                      and

                              TRANSITION SUB INC.

                           Dated as of August 3, 1999

                               TABLE OF CONTENTS

                                   ARTICLE I

                      The Merger; Closing; Effective Time

 1.1.  The Merger........................................................   A-7
 1.2.  Closing...........................................................   A-7
 1.3.  Effective Time....................................................   A-8

                                   ARTICLE II

      Certificate of Incorporation and Bylaws of the Surviving Corporation

 2.1.  The Certificate of Incorporation..................................   A-8
 2.2.  The Bylaws........................................................   A-8

                                  ARTICLE III

                       Officers, Directors and Management

 3.1.  Directors of Surviving Corporation................................   A-8
 3.2.  Officers of Surviving Corporation.................................   A-8
 3.3.  Additional Directors of Parent....................................   A-8

                                   ARTICLE IV

        Effect of the Merger on Capital Stock; Exchange of Certificates

 4.1.  Effect on Capital Stock...........................................   A-8
 4.2.  Exchange of Certificates for Company Shares.......................   A-9
 4.3.  Dissenters' Rights................................................  A-11
 4.4.  Adjustments to Prevent Dilution...................................  A-11

                                   ARTICLE V

                         Representations and Warranties

 5.1.  Representations and Warranties of the Company, Parent and Merger
        Sub..............................................................  A-11

                                   ARTICLE VI

                                   Covenants

 6.1.  Interim Operations................................................  A-21
 6.2.  Acquisition Proposals.............................................  A-23
 6.3.  Information Supplied..............................................  A-24
 6.4.  Shareholders Meeting..............................................  A-24
 6.5.  Filings; Other Actions; Notification..............................  A-25
 6.6.  Access; Consultation..............................................  A-27
 6.7   Affiliates........................................................  A-27
 6.8.  Stock Exchange Listing and De-listing.............................  A-27
 6.9.  Publicity.........................................................  A-27
 6.10. Benefits..........................................................  A-28
 6.11. Expenses..........................................................  A-29
 6.12. Indemnification; Directors' and Officers' Insurance...............  A-29
 6.13. Takeover Statute..................................................  A-31
 6.14. Dividends.........................................................  A-31
 6.15. Confidentiality...................................................  A-31
 6.16. Tax-Free Reorganization...........................................  A-31

                                  ARTICLE VII

                                   Conditions

 7.1.  Conditions to Each Party's Obligation to Effect the Merger.........  A-31
 7.2.  Conditions to Obligations of Parent and Merger Sub.................  A-32
 7.3.  Conditions to Obligation of the Company............................  A-32

                                  ARTICLE VIII

                                  Termination

 8.1.  Termination by Mutual Consent......................................  A-33
 8.2.  Termination by Either Parent or the Company........................  A-33
 8.3.  Termination by the Company.........................................  A-33
 8.4.  Termination by Parent..............................................  A-34
 8.5.  Effect of Termination and Abandonment..............................  A-34

                                   ARTICLE IX

                           Miscellaneous and General

 9.1.  Survival...........................................................  A-34
 9.2.  Modification or Amendment..........................................  A-35
 9.3.  Waiver of Conditions...............................................  A-35
 9.4.  Counterparts.......................................................  A-35
 9.5.  Governing Law and Venue; Waiver of Jury Trial......................  A-35
 9.6.  Notices............................................................  A-36
 9.7.  Entire Agreement...................................................  A-37
 9.8.  No Third Party Beneficiaries.......................................  A-37
 9.9.  Obligations of Parent and of the Company...........................  A-37
 9.10. Severability.......................................................  A-37
 9.11. Interpretation.....................................................  A-37
 9.12. Assignment.........................................................  A-37

                                    EXHIBITS

 Exhibit 1      Stock Option Agreement....................................  A-40
 Exhibit 6.7(A) Form of Company Affiliate's Letter........................  A-48
 Exhibit 6.7(B) Form of Parent Affiliate's Letter.........................  A-52

                             INDEX OF DEFINED TERMS

Term                                                                 Section
----                                                                 -------
Acquisition Proposal................................................ 6.2(a)
Agreement........................................................... preamble
APB No. 16.......................................................... recitals
Audit Date.......................................................... 5.1(f)
Bankruptcy and Equity Exception..................................... 5.1(c)(i)
Bylaws.............................................................. 2.2
Certificate......................................................... 4.1(a)
Certificates of Merger.............................................. 1.3
Change Date......................................................... 6.10(f)
Charter............................................................. 2.1
Charter and Bylaw Provisions........................................ 5.1(j)
Closing............................................................. 1.2
Closing Date........................................................ 1.2
Code................................................................ recitals
Company............................................................. preamble
Company Affiliate's Letter.......................................... 6.7
Company Disclosure Letter........................................... 5.1
Company Employee.................................................... 6.10(i)
Company IP Rights................................................... 5.1(q)
Company Option...................................................... 6.10(a)(i)
Company Preferred Shares............................................ 5.1(b)(i)
Company Representatives............................................. 6.2(a)
Company Required Consents........................................... 5.1(d)(iii)
Company Required Filings............................................ 5.1(d)(i)
Company Requisite Vote.............................................. 5.1(c)(i)
Company Share....................................................... 4.1(a)
Company Shares...................................................... 4.1(a)
Company Stock Plans................................................. 5.1(b)(i)
Compensation and Benefit Plans...................................... 5.1(h)(i)
Competition Laws.................................................... 5.1(d)(i)
Computer Systems.................................................... 5.1(r)
Confidentiality Agreement........................................... 6.15
Contracts........................................................... 5.1(d)(ii)
Costs............................................................... 6.12(a)
Current Premium..................................................... 6.12(c)
D&O Insurance....................................................... 6.12(c)
Delaware Courts..................................................... 9.5(a)
Disclosure Letter................................................... 5.1
DGCL................................................................ 1.1
Effective Time...................................................... 1.3
Environmental Law................................................... 5.1(k)
EPS Plan............................................................ 6.10(h)
ERISA............................................................... 5.1(h)(i)
ERISA Affiliate..................................................... 5.1(h)(i)
ESOP................................................................ 4.1(a)
Exchange Act........................................................ 5.1(b)(i)
Exchange Agent...................................................... 4.2(a)
Exchange Fund....................................................... 4.2(a)
Exchange Ratio...................................................... 4.1(a)

Term                                                                 Section
----                                                                 -------
Excluded Company Shares............................................. 4.1(a)
executive officers.................................................. 5.1(g)
GAAP................................................................ 5.1(e)
Governmental Entity................................................. 5.1(d)(i)
Hazardous Substance................................................. 5.1(k)
HSR Act............................................................. 5.1(d)(i)
Indemnified Parties................................................. 6.12(a)
IRS................................................................. 5.1(h)(ii)
Laws................................................................ 5.1(i)
Material Adverse Effect............................................. 5.1(a)
Merger.............................................................. recitals
Merger Consideration................................................ 4.1(a)
Merger Sub.......................................................... preamble
NYBCL............................................................... 1.1
NYSE................................................................ 6.8
Order............................................................... 7.1(d)
Parent.............................................................. preamble
Parent Affiliate's Letter........................................... 6.7
Parent Common Stock................................................. 4.1(a)
Parent Companies.................................................... 4.1(a)
Parent Disclosure Letter............................................ 5.1
Parent Plan......................................................... 6.10(i)
Parent Preferred Shares............................................. 5.1(b)(ii)
Parent Required Consents............................................ 5.1(d)(iii)
Parent Required Filings............................................. 5.1(d)(i)
Parent Stock Plans.................................................. 5.1(b)(ii)
Pension Plan........................................................ 5.1(h)(ii)
Person.............................................................. 4.2(b)
Pooling Affiliates.................................................. 6.7
Prospectus/Proxy Statement.......................................... 6.3
Rabbi Trust......................................................... 6.1(a)(iv)
Registered Parent Shares............................................ 4.2(b)
Reports............................................................. 5.1(e)
Restricted Share.................................................... 6.10(c)
Rights Agreement.................................................... 5.1(b)(i)
Rule 145 Affiliates................................................. 6.7
S-4 Registration Statement.......................................... 6.3
SEC................................................................. 5.1(e)
Securities Act...................................................... 5.1(d)(i)
Shareholders Meeting................................................ 6.4
Significant Investees............................................... 5.1(d)(ii)
Significant Subsidiaries............................................ 5.1(b)(i)
SIP................................................................. 4.1(a)
Stock Option Agreement.............................................. recitals
Subsequent Agreement................................................ 8.5(b)
Subsequent Transaction.............................................. 6.5(e)
Subsidiary.......................................................... 5.1(a)
Substitute Option................................................... 6.10(a)(i)
Superior Proposal................................................... 6.2(a)
Substitute Restricted Shares........................................ 6.10(c)
Surviving Corporation............................................... 1.1

Term                                                                     Section
----                                                                     -------
Takeover Statute........................................................ 5.1(j)
Tax..................................................................... 5.1(m)
Taxes................................................................... 5.1(m)
Taxable................................................................. 5.1(m)
Tax Return.............................................................. 5.1(m)
Termination Date........................................................ 8.2
Termination Fee......................................................... 8.5(b)
Year 2000 Compliance.................................................... 5.1(r)

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger ("Agreement"), dated as of August 3, 1999, is among Union Carbide Corporation, a New York corporation (the "Company"), The Dow Chemical Company, a Delaware corporation ("Parent"), and Transition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub").

                                    RECITALS

   Whereas, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement;

   Whereas, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;

   Whereas, for financial accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests" in accordance with the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board ("APB No. 16"); and

   Whereas, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, the Company is entering into a stock option agreement with Parent, substantially in the form of Exhibit 1 (the "Stock Option Agreement"), pursuant to which the Company has granted to Parent an option to purchase shares of common stock of the Company under the terms and conditions set forth in the Stock Option Agreement; and

   Whereas, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

   Now, Therefore, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                      The Merger; Closing; Effective Time

   1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of New York, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as set forth in Article III of this Agreement. The Merger shall have the effects specified in the New York Business Corporation Law, as amended (the "NYBCL") and the Delaware General Corporation Law, as amended (the "DGCL").

   1.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois, at 9:00 A.M., local time, on the second business day after the date on which the last to be fulfilled or waived of the conditions set forth in
Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or
(ii) at such other
place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

   1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause certificates of merger (collectively, the "Certificates of Merger") to be executed, acknowledged and filed with the New York Department of State as provided in Section 904 of the NYBCL and with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificates of Merger have been duly filed with the New York Department of State and with the Secretary of State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificates of Merger in accordance with the NYBCL and the DGCL (the "Effective Time").

                                   ARTICLE II

      Certificate of Incorporation and Bylaws of the Surviving Corporation

   2.1. The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable Law, except that (i)
Article 3 of the Charter shall be amended to read in its entirety as follows:
"3. The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share."; and (ii) Article 5 of the Charter shall be amended to read in its entirety as follows: "5. The number of directors, their terms and their manner of election shall be fixed by or pursuant to the Bylaws of the Corporation."

   2.2. The Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable Law.

                                  ARTICLE III

                       Officers, Directors and Management

   3.1. Directors of Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

   3.2. Officers of Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

   3.3. Additional Directors of Parent. At the Effective Time, two current Company directors shall be appointed as additional members of the board of directors of Parent.

                                   ARTICLE IV

        Effect of the Merger on Capital Stock; Exchange of Certificates

   4.1. Effect on Capital Stock. At the Effective Time, the Merger shall have the following effects on the capital stock of the Company and Merger Sub, without any action on the part of the holder of any capital stock of the Company or Merger Sub:

     (a) Merger Consideration. Each share of Common Stock, $1.00 par value per share, of the Company (each a "Company Share" and together the "Company Shares") issued and outstanding immediately prior to the Effective Time, including Company Shares held under the Company's Savings and Investment Program (the "SIP") and the Company's Employee Stock Ownership Plan (the "ESOP") (but not including Company Shares that are owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent (collectively, the "Parent Companies") or Company Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties (collectively, "Excluded Company Shares")), shall be converted into and become exchangeable for 0.537 of a share (the "Exchange Ratio") of Common Stock, par value $2.50 per share, of Parent ("Parent Common Stock"), subject to adjustment as provided in Section 4.4 (the "Merger Consideration"). Parent shall use treasury shares to supply all of the Parent Common Stock that the shareholders of the Company are to receive pursuant to this Agreement. At the Effective Time, all Company Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Company Shares (other than Excluded Company Shares) shall thereafter represent only the right to the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such Company Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c), in each case without interest.

     (b) Cancellation of Excluded Company Shares. Each Excluded Company Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

     (c) Conversion of Merger Sub Shares. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent.

   4.2. Exchange of Certificates for Company Shares.

     (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company's prior approval, which shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of Company Shares, certificates representing the shares of Parent Common Stock and, after the Effective Time, if applicable, any cash, dividends or other distributions with respect to the Parent Common Stock to be issued or paid pursuant to the last sentence of Section 4.1(a) in exchange for Company Shares outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV (such certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being referred to as the "Exchange Fund").

     (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of a Certificate in respect of Company Shares (other than holders of a Certificate in respect of Excluded Company Shares) (i) a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for exchanging the Certificates for
  (A) uncertificated shares of Parent Common Stock registered on the stock transfer books of Parent in the name of such holder ("Registered Parent Shares") or at the election of such holder, certificates representing shares of Parent Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Subject to Section 4.2(h), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) Registered Parent Shares or, at the election of such holder, a certificate, in either case representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV, and (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares determined in accordance with Section 4.2(e) plus (B) any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV. The Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of any Certificate. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, Registered Parent Shares or a certificate, as the case may be, representing the proper number of shares of Parent Common Stock, together with a check for any cash in lieu of fractional shares to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any Registered Parent Shares or any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of Registered Parent Shares or certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

   The term "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

     (c) Distributions with Respect to Unexchanged Shares; Voting.

     (i) Whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of such Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the Registered Parent Shares or the certificates, as the case may be, representing whole shares of Parent Common Stock issued in exchange therefor (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Common Stock and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender; provided, however, that no such holder shall be entitled to interest on any amount issued or paid pursuant to (A) or (B) above. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

     (ii) Registered holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders with a record date at or after the Effective Time the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

     (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

     (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Company Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive in lieu thereof an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the closing price of a share of Parent Common Stock, as reported in The Wall Street Journal, New York City edition, on the trading day immediately prior to the Effective Time.

     (f) Termination of Exchange Period; Unclaimed Stock. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remain unclaimed by the shareholders of the Company 180 days after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any cash, dividends and other distributions in respect thereof issuable and/or payable pursuant to Section 4.1, Section 4.2(c) and Section 4.2(e) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent nor any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form customarily required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, Parent will issue the shares of Parent Common Stock and the Exchange Agent will distribute stock, any cash, dividends and other distributions in respect thereof issuable or payable in exchange for such lost, stolen or destroyed Certificate pursuant to Section 4.1, Section 4.2(c) and Section 4.2(e), in each case, without interest.

     (h) Affiliates. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any "Pooling Affiliate" (as determined pursuant to Section 6.7) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.7.

   4.3. Dissenters' Rights. In accordance with Section 910 of the NYBCL, no appraisal rights shall be available to holders of Company Shares in connection with the Merger.

   4.4. Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse split), or stock dividend or stock distribution, made on a pro rata basis to all holders of stock of the entity making such a stock dividend or stock distribution, there is a change in the number of Company Shares or shares of Parent Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable into or exercisable for Company Shares or shares of Parent Common Stock, the Exchange Ratio shall be equitably adjusted to eliminate the effects of such event.

                                   ARTICLE V

                         Representations and Warranties

   5.1. Representations and Warranties of the Company, Parent and Merger Sub. Except as set forth or disclosed in (i) the corresponding sections or subsections of the disclosure letter, dated the date of this Agreement, delivered by the Company to Parent or by Parent to the Company (each a "Disclosure Letter," and the "Company Disclosure Letter" and the "Parent Disclosure Letter," respectively), as the case may be, or (ii) in its Reports filed prior to the date of this Agreement, the Company (except for subparagraphs (b)(ii), (b)(iii), (c)(ii), (f)(ii) and (o)(ii) below and references in subparagraphs (a) and (e) below to documents made available by Parent to the Company) represents and warrants to Parent and Merger Sub, and Parent (except for subparagraphs (b)(i), (c)(i), (f)(i), (h), (j), (k), (n),
(o)(i), (p) and (q) below and references in subparagraphs (a) and (e) below to documents made available by the Company to Parent), on behalf of itself and Merger Sub, represents and warrants to the Company, that:

     (a) Organization, Good Standing and Qualification. Each of it and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, when taken together with all other such failures, reasonably likely to have a Material Adverse Effect on it. It has made available to Parent, in the case of the Company, and to the Company, in the case of Parent, a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date. Such certificates of incorporation and bylaws are in full force and effect.

   The term "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect at least a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned by such party.

   The term "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the financial condition, assets and liabilities (taken together) or business of such Person and its Subsidiaries, taken as a whole; provided, however, that Material Adverse Effect shall exclude any effect resulting from or related to changes or developments involving (1) a change arising out of any proposed or adopted legislation, or any other proposal or enactment by any governmental, regulatory or administrative authority, (2) general conditions applicable to the United States economy or the economy of regions where such Person has business operations, including changes in interest rates, (3) conditions or effects resulting from the announcement of the existence or terms of this Agreement, (4) conditions affecting the chemical industry in the United States or other areas where such Person has business operations, (5) changes in raw materials or commodity prices, in each case taken as a whole, or (6) a failure of a Person to achieve Year 2000 Compliance as a result of supplier, customer or third party non compliance.

   Reference to "the other party" means, with respect to the Company, Parent, and with respect to Parent, the Company.

     (b) Capital Structure.

       (i) The authorized capital stock of the Company consists of 500,000,000 Company Shares, of which 133,180,727 Company Shares were issued and outstanding and 23,416,643 Company Shares were held in treasury as of the close of business on July 31, 1999, and 25,000,000 shares of Preferred Stock, value $1.00 per share (the "Company Preferred Shares"), none of which were outstanding as of the close of business on the date of this Agreement. All of the outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than Company Shares reserved for issuance pursuant to the Rights Agreement dated as of July 26, 1989, as Amended and Restated as of May 27, 1992 and as further amended on December 3, 1996 between the Company and Chase Mellon Shareholder Services, Inc., as successor Rights Agent (the "Rights Agreement"), and Company Shares subject to issuance as set forth below or that are permitted to become subject to issuance pursuant to Section 6.1(a)(iv) or (vii) of this Agreement, the Company has no Company Shares, Company Preferred Shares or other shares of capital stock reserved for or otherwise subject to issuance. As of the date of this Agreement, there were not more than 12,750,000 Company Shares that the Company was obligated to issue pursuant to the Company's stock option plans, each of which are listed in Section 5.1(b)(i) of the Company Disclosure Letter under the heading "Company Stock Option Plans." Each of the outstanding shares of capital stock or other securities of each of the Company's "Significant Subsidiaries" (as defined in Rule 1-02.(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except pursuant to the plans listed in Section 5.1(b)(i) of the Company Disclosure Letter under the heading "Company Stock Plans" (collectively, the "Company Stock Plans"), the Stock Option Agreement or as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. The Company Shares issuable pursuant to the Stock Option Agreement have been duly reserved for issuance by the Company, and upon any issuance of such Company Shares in accordance with the terms of the Stock Option Agreement, such Company Shares will be duly and validly issued and fully paid and nonassessable. No Company Shares are held by a Subsidiary of the Company.

       (ii) The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, of which 219,246,242 shares were issued and outstanding and 107,879,612 shares were held in treasury as of the close of business on July 31, 1999, and 250,000,000 shares of Preferred Stock, par value $1.00 per share (the "Parent Preferred Shares"), of which 1,328,526 shares of Series A Parent Preferred Shares were outstanding as of the close of business on July 31, 1999. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than Parent Common Stock subject to issuance as set forth below, as of the date of this Agreement, Parent has no shares of Parent Common Stock or Parent Preferred Shares reserved for or subject to issuance. As of July 31, 1999, there were not more than 14,419,613.5 shares of Parent Common Stock that Parent was obligated to issue pursuant to the Parent's stock plans, each of which are listed in Section 5.1(b)(ii) of the Parent Disclosure Letter (collectively, the "Parent Stock Plans"). Each of the outstanding shares of capital stock of each of Parent's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or a direct or indirect wholly-owned subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, as of the date of this Agreement there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of Parent or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Significant Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. As of the date of this Agreement, Parent does not have outstanding any bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

       (iii) The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (A) no other shares of capital stock or other voting securities of Merger Sub, (B) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and (C) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

     (c) Corporate Authority; Approval and Fairness.

       (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the

    Stock Option Agreement and, subject only to adoption of this Agreement by the holders of two-thirds of the outstanding Company Shares (the "Company Requisite Vote"), to consummate the Merger. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). The Board of Directors of the Company (A) has approved, by the unanimous vote of all of the directors present and voting at a meeting at which a quorum was present, this Agreement, the Stock Option Agreement and the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement and (B) has received the opinion of its financial advisor, Credit Suisse First Boston Corporation, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to holders of Company Shares from a financial point of view.

       (ii) Parent and Merger Sub each has all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, in the case of Parent, the Stock Option Agreement, and, to consummate the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. Without limiting the generality of the foregoing, no vote or approval of the holders of any class of capital stock of Parent is required in order for Parent and Merger Sub to execute, deliver and perform its obligations under this Agreement, to consummate the Merger or to issue Parent Common Stock pursuant to the Merger. The Board of Directors of Parent has unanimously approved this Agreement and the Merger and the other transactions contemplated by this Agreement. The shares of Parent Common Stock issuable to the Company shareholders pursuant to the Agreement are listed on the NYSE and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.

     (d) Government Filings; No Violations.

       (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), (C) pursuant to the European Community Merger Control Regulation, (D) to comply with state securities or "blue-sky" laws, and (E) to comply with any other relevant Competition Laws (including such laws in Canada and, if necessary, Japan) (such filings and/or notices of Parent being the "Parent Required Filings" and of the Company being the "Company Required Filings"), no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement and the Stock Option Agreement by it and the consummation by it of the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it and not reasonably likely to prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

   The term "Competition Laws" includes the HSR Act, the European Community Merger Control Regulation, and any other antitrust or competition Law of the United States, the European Community or any other nation, province, territory or locality which must be satisfied or complied with in order to consummate and make effective the Merger or the other transactions contemplated by this Agreement and the Stock Option Agreement.

       (ii) The execution, delivery and performance of this Agreement and the Stock Option Agreement by it do not, and the consummation by it of the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or bylaws or the comparable governing instruments of any of its Significant Subsidiaries, (B) a breach or violation of, or a default under, the certificate of incorporation or bylaws of any entity in which it has an equity interest of 20% or more (collectively, with Significant Subsidiaries, "Significant Investees"), (C) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its or its Subsidiaries' assets or the assets of any of its Significant Investees (with or without notice, lapse of time or both) pursuant to any agreement, license, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon it or its Subsidiaries or any of its Significant Investees or any Law or governmental or non-governmental permit or license to which it or its Subsidiaries or any of its Significant Investees is subject or (D) any change in the rights or obligations of any party under any Contracts to which it or its Subsidiaries or its Significant Investees are a party, except, in the case of clauses (B), (C) or (D) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on it and not reasonably likely to prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

       (iii) For purposes of this Agreement, the "Company Required Consents" means the consents that are listed in Section 5.1(d)(iii) of the Company Disclosure Letter and the "Parent Required Consents" means the consents that are listed in Section 5.1(d)(iii) of the Parent Disclosure Letter.

     (e) Reports; Financial Statements. It has made available to the other party each registration statement, report, proxy statement or information statement prepared by it since December 31, 1996, including its Annual Report on Form 10-K for the years ended December 31, 1996, December 31, 1997 and December 31, 1998 in the form (including exhibits, annexes, schedules and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date of this Agreement, its "Reports"). As of their respective dates, its Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into its Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of it and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into its Reports (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

     (f) Absence of Certain Changes.

       (i) Since December 31, 1998 (the "Audit Date") there has not been
    (w) any change in the financial condition, liabilities and assets (taken together) or business of the Company and its Subsidiaries, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company; (x) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company; (y) any declaration, setting aside or payment of any dividend or other distribution in respect of the Company's capital stock, except publicly announced regular quarterly cash dividends on its common stock; or (z) any change by the Company in accounting principles, practices or methods, except as required by GAAP. Since the Audit Date, except as provided for in this Agreement, there has not been any increase in the salary, wage, bonus, grants, awards, benefits or other compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or key employees or any amendment of any of its Compensation and Benefit Plans other than increases or amendments in the ordinary and usual course of its business (which may include ordinary periodic performance reviews and related compensation and benefit increases and the provision of new individual compensation and benefits for promoted or newly hired officers and employees on terms consistent with past practice) and no additional contributions have been made to the Company Benefits Protection Trust and no actions have been taken to provide for any such contributions. From the Audit Date through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such business.

       (ii) Since the Audit Date, there has not been (w) any change in the financial condition, liabilities and assets (taken together) or business of Parent and its Subsidiaries, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent; (x) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Parent; (y) any declaration, setting aside or payment of any dividend or other distribution in respect of Parent's capital stock, except publicly announced regular quarterly cash dividends on its common stock and except as permitted by Section 6.1(b); or (z) any change by Parent in accounting principles, practices or methods, except as required by GAAP. From the Audit Date through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to the ordinary and usual course of such businesses.

     (g) Litigation and Liabilities. Except as to matters involving Taxes, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the actual knowledge of its executive officers, threatened against it or any of its Subsidiaries or (ii) obligations or liabilities of it and its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances, in either such case, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it and not reasonably likely to prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

   The term "executive officers" means, with respect to the Company and its Subsidiaries, William Joyce, Joseph Soviero, John K. Wulff, Malcolm Kessinger and Bruce Fitzgerald, and with respect to Parent and its Subsidiaries, William
S. Stavropoulous, J. Pedro Reinhard and John G. Scriven.

     (h) Employee Benefits.

       (i) None of the Company nor any ERISA Affiliate maintains, is a party to, participates in or has any liability or contingent liability with respect to any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, consulting, termination, severance, compensation, medical, health or fringe benefit plan, or other plan, program, agreement, policy or arrangement for any agents, consultants, employees, directors, former employees or former directors of the Company and or any ERISA Affiliate which does not constitute an employee benefit plan (which employee benefit plans and other plans, programs, agreements policies and arrangements are collectively referred to as the "Compensation and Benefit Plans"). A true and correct copy of each Compensation and Benefit Plan and, to the extent applicable, copies of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to any Compensation and Benefit Plans and any trust agreements or insurance contracts forming a part of such

    Compensation and Benefit Plans has been made available by the Company to Parent prior to the date of this Agreement. In the case of any Compensation and Benefit Plan which is not in written form, the Company has supplied to Parent an accurate description of such Compensation and Benefit Plan as in effect on the date of this Agreement. For purposes of this Agreement, the term "ERISA Affiliate" means any corporation or trade or business which, together with the Company, is a member of a controlled group of Persons or a group of trades or businesses under common control with the Company within the meaning of Sections 414(b),
    (c), (m) or (o) of the Code.

       (ii) All Compensation and Benefit Plans are in substantial compliance with all requirements of applicable Law, including the Code and ERISA and no event has occurred which will or could cause any such Compensation and Benefit Plan to fail to substantially comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance. There have been no acts or omissions by the Company or any ERISA Affiliate which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or ERISA Affiliate may be liable and which are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Each of the Compensation and Benefit Plans that is an "employee pension benefit plan" within the meaning of
    Section 3(2) of ERISA, other than a multiemployer plan (as defined in Section 3(37) of ERISA (each a "Pension Plan"), and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") which covers all changes in Law for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired and none of the Company nor any of its ERISA Affiliates is aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the actual knowledge of the Company's executive officers, threatened material litigation relating to its Compensation and Benefit Plans. Neither the Company nor any of the ERISA Affiliates has engaged in a transaction with respect to any of the Compensation and Benefit Plans that, assuming the taxable period of such transaction expired as of the date of this Agreement, would subject it or any of the ERISA Affiliates to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

       (iii) As of the date of this Agreement, no liability under Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by the Company or any ERISA Affiliate with respect to any Compensation and Benefit Plan. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plans within the 12-month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement.

       (iv) All contributions required to be made under the terms of any of the Compensation and Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in its Reports prior to the date of this Agreement. None of the Pension Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any ERISA Affiliate has provided, or is required to provide, security to any Pension Plans pursuant to Section 401(a)(29) of the Code or to the PBGC pursuant to Title IV or ERISA.

       (v) Under each of the Pension Plans as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

       (vi) None of the Company nor any ERISA Affiliate have any obligations for post-termination health and life benefits under any of the Compensation and Benefit Plans, except as set forth in its Reports filed prior to the date of this Agreement or as required by applicable Law.

       (vii) The consummation of the Merger (or its approval by shareholders of the Company) and the other transactions contemplated by this Agreement or the Stock Option Agreement will not (x) entitle any employees or directors of the Company or any employees of any of the Company's ERISA Affiliates to severance pay, directly or indirectly, upon termination of employment or otherwise, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or
    (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

       (viii) None of the Compensation and Benefit Plans is a multiemployer plan and none of the Company or any of the ERISA Affiliates have contributed or been obligated to contribute to a multiemployer plan at any time since January 1, 1993.

     (i) Compliance with Laws. The businesses of each of it and its Subsidiaries have not been, and are not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity (collectively, "Laws"), and to the actual knowledge of the executive officers no Significant Investor is in violation of any Law, except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it and not reasonably likely to prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement or the Stock Option Agreement. No investigation or review by any Governmental Entity with respect to it or any of its Subsidiaries is pending or, to the actual knowledge of its executive officers, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it and not reasonably likely to prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. To the actual knowledge of its executive officers, no material change is required in its or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for such changes and noncompliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it and not reasonably likely to prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. Each of it and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their business as presently conducted, except for those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it and not reasonably likely to prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

     (j) Takeover Statutes; Charter and Bylaw Provisions. The Board of Directors of the Company has taken all appropriate and necessary actions such that the transactions contemplated under this Agreement and the Stock Option Agreement can be consummated and neither Parent or Merger Sub, as "interested shareholders" (as defined in Section 912 of the NYBCL), will be prohibited at any time from entering into one or more "business combinations" (within the meaning of Section 912 of the NYBCL) with the Company, without any need to satisfy the conditions set forth in Section 912(c)(3) of the NYBCL, as a result of the execution and delivery of this Agreement and the Stock Option Agreement, or as a result of the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement. Except for the applicable provisions of the NYBCL, no other "fair price," "moratorium," "control share acquisition" or other similar state law anti-takeover statute or regulation (each a "Takeover Statute") as in effect on the date of this Agreement is applicable to the Company, the Company Shares, the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement. No anti-takeover provision contained in the Company's certificate of incorporation or its bylaws (collectively,"Charter and Bylaw Provisions") is, or at the Effective Time will be, applicable to the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement.

     (k) Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company: (i) each of the Company and its Subsidiaries has complied with all applicable Environmental Laws; (ii) neither the Company nor any Subsidiary has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law or is involved in any litigation related to any Environmental Laws; (iii) neither the Company nor any of its Subsidiaries is subject to any Orders, decrees, injunctions or other arrangements with any Governmental Entity relating to the remediation of Hazardous Substances or compliance with Environmental Laws; (iv) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of the Company's properties pursuant to any Environmental Law; and (v) the executive officers of the Company have no actual knowledge of any breach of any Environmental Law by any Significant Investee. This Section 5.1(k) constitutes the sole representation and warranty of the Company with respect to any Environmental Law or relating to Hazardous Substances notwithstanding any other representation of this Article V.

   The term "Environmental Law" means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, contamination or (i) any injury or threat of injury to persons or property or
(ii) notifications to government agencies or the public in connection with any Hazardous Substance.

   The term "Hazardous Substance" means any substance that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls or radioactive materials.

     (l) Accounting and Tax Matters. Neither it nor any of its Subsidiaries or Pooling Affiliates has taken or agreed to take any action, nor do its executive officers have any actual knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" in accordance with APB No. 16 or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of
  Section 368(a) of the Code. It and its Subsidiaries have provided to its independent auditors all information requested by such auditors to assess whether the Merger can be properly accounted for as a "pooling of interests" in accordance with APB No. 16, and have fully cooperated with such auditors with respect to all reasonable requests made in connection with such assessment.

     (m) Taxes. It and its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them at or before the Effective Time and all such filed Tax Returns are complete and accurate in all material respects. It and each of its Subsidiaries as of the Effective Time (x) will have paid all Taxes that they are required to pay prior to the Effective Time, and (y) will have withheld all federal, state and local income taxes, FICA, FUTA and other Taxes, including, without limitation, similar foreign Taxes, required to be withheld from amounts owing to any employee, creditor or other Person, except for such amounts that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it. There are not, to the actual knowledge of its executive officers, any unresolved questions, claims or outstanding proposed or assessed deficiencies concerning its or any of its Subsidiaries' Tax liability that are reasonably likely to have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued in respect thereof that are reflected in the financial statements included in Reports, except such excess liabilities as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it. No payments to be made to any of the officers and employees of it or its Subsidiaries will as a result of consummation of the Merger be subject to the deduction limitations under Section 280G of the Code.

   The term "Tax" (including, with correlative meaning, the terms "Taxes," and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions. The term "Tax Return" includes all federal, state, local and foreign returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

     (n) Labor Matters. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization nor is there pending or, to the actual knowledge of the Company's executive officers, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

     (o) Brokers and Finders. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement except that
  (i) the Company has employed Credit Suisse First Boston Corporation as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date of this Agreement, and (ii) Parent has employed Goldman, Sachs & Co. and Morgan Stanley Dean Witter & Co. as its financial advisors.

     (p) Rights Agreement. The Company has adopted an amendment to the Rights Agreement with the effect that neither Parent nor Merger Sub shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) and the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and that the Rights (as defined in the Rights Agreement) will not separate from the Company Shares, as a result of entering into this Agreement or the Stock Option Agreement or consummating the Merger and/or the other transactions contemplated by this Agreement and the Stock Option Agreement.

     (q) Intellectual Property Rights. The Company and its Subsidiaries own or have the right to use all intellectual property material to the conduct of their respective businesses (such intellectual property and such rights are collectively referred to as the "Company IP Rights") except for any such failures to own or have the right to use that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company. Except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, neither the manufacture, marketing, license, export, sale or promoted use of any product by the Company or its Subsidiaries nor the current use by it or its Subsidiaries or licensees of the Company or its Subsidiaries of any Company IP Rights (A) violates any license or agreement between the Company or any of its Subsidiaries and any Person or (B) infringes any patents or other intellectual property rights of any other Person; and there is no pending or, to the actual knowledge of the Company's executive officers, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights, or asserting that any Company IP Rights or the proposed use, sale, export, license or disposition of Company IP Rights, or the manufacture, use or sale of any products made using any Company IP Rights, conflicts or will conflict with the contractual or intellectual property rights of any other Person, other than any that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on it.

     (r) Year 2000 Compliance. It has instituted processes and controls to attain Year 2000 Compliance, and the foreseeable expenses or other liabilities associated with the process of securing full Year 2000

  Compliance would not be reasonably likely to have a Material Adverse Effect on it. "Year 2000 Compliance" means, except for any noncompliance that, individually or in the aggregate would not be reasonably likely to cause a Material Adverse Effect on it, that such hardware or software used by it or any of its Subsidiaries including, but not limited to, microcode, firmware, system and application programs, files, databases, computer services, and microcontrollers, including those embedded in computer and non-computer equipment (the "Computer Systems") will not fail (because of a date change event resulting from a transition to the year 2000) to:

       (i) process date data consistently from, before and after January 1, 2000;

       (ii) maintain functionality with respect to the introduction processing or output of records containing dates falling on or after January 1, 2000; and

       (iii) be interoperable with other Year 2000 Compliant software or hardware which may deliver records to, receive records from or interact with such Computer Systems in the course of conducting its business of, including processing data, manufacturing process control systems and manufacturing its products.

                                   ARTICLE VI

                                   Covenants

   6.1. Interim Operations.

   (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, or except as otherwise expressly contemplated by this Agreement, the Stock Option Agreement, disclosed in the Company Disclosure Letter or required by applicable Law):

     (i) The business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, licensors and licensees, employees and business associates;

     (ii) It shall not: (A) amend its certificate of incorporation or bylaws;
  (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends not in excess of $.225 per Company Share; or (D) repurchase, redeem or otherwise acquire, except in connection with commitments under or the express terms of the Company Stock Plans as in effect on the date of this Agreement but subject to the Company's obligations under subparagraph (iii) below, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

     (iii) Neither it nor any of its Subsidiaries shall take any action that would prevent the Merger from qualifying for "pooling-of-interests" accounting treatment in accordance with the requirements of APB No. 16 or as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties in this Agreement to become untrue in any material respect;

     (iv) Neither it nor any of its ERISA Affiliates shall: (A) make any contribution to the Company Benefits Protection Trust (the "Rabbi Trust") in excess of $5,000,000; (B) accelerate, amend or change the period of exerciseability of or terminate, establish, adopt, enter into, increase, make any new grants or awards of stock-based compensation or other benefits under any Compensation and Benefit Plans; (C) amend or otherwise modify or increase the benefits under any Compensation and Benefit Plans; or (D) increase the salary, wage, bonus or other cash compensation of any directors, officers or key employees, in the case of (B), (C) and (D), except for actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans existing as of the date of this Agreement and in the case of (D) except in the ordinary course of business and consistent with past practice and neither it nor any of its ERISA Affiliates shall take any actions that would or could have the effect of any of the foregoing; provided, however, that after the date of this Agreement and prior to the Effective Time, the Company may (I) establish a transition retention program which provides non-equity based retention incentives (not to exceed a maximum value of $20,000,000 in the aggregate), the criteria for which, including the criteria for the timing of payments thereunder, are reviewed in advance by Parent; (II) make new grants or awards of stock-based compensation to the extent permitted under Section 6.1(a)(vii); (III) take actions to appoint the Administrative Committee under the Rabbi Trust and to establish reasonable compensation for members of the Administrative Committee who are not employees of the Company or its affiliates for services rendered as members of the Administrative Committee; and (IV) in the event that the Effective Time has not occurred prior to the next regularly scheduled meeting of the Company's shareholders and provided that the amendment would not prevent the Merger from qualifying for pooling-of-interest accounting treatment in accordance with APB No. 16, to seek approval from the Company's shareholders of an amendment to the 1997 Company Long-Term Incentive Plan to provide for the issuance of additional shares of Company Common Stock for grants and awards in the ordinary course of business and consistent with past practice as described in Section 6.1(a)(vii);

     (v) Neither it nor any of its Subsidiaries shall incur, repay or retire prior to maturity or refinance prior to maturity any indebtedness for borrowed money or guarantee any such indebtedness or issue, sell, repurchase or redeem prior to maturity any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, in all such cases in excess of, in the aggregate, $500,000,000;

     (vi) Neither it nor any of its Subsidiaries shall make any capital expenditures in an aggregate amount in excess of the aggregate amount reflected in the Company's capital expenditure budget for the applicable fiscal year;

     (vii) Neither it nor any of its Subsidiaries shall issue, deliver, sell, pledge or encumber shares of any class of its capital stock or any securities convertible or exchangeable into, any rights, warrants or options to acquire, or any bonds, debentures, notes or other debt obligations having the right to vote or convertible into or exercisable for any such shares, provided, however, that the Company may award equity-based compensation under the Company Stock Plans provided such awards are made in the ordinary course of business and are consistent (including the value of such awards, determined on an individual basis) with past practices;

     (viii) Neither it nor any of its Subsidiaries shall consummate, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation, joint venture or business combination (other than the Merger), or any purchase, sale, lease, license or other acquisition or disposition of any business or of a material amount of assets or securities except (in the case of assets) for transactions entered into in the ordinary and usual course of its business;

     (ix) It shall not make any material change in its accounting policies or procedures, other than any such change that is required by GAAP;

     (x) It shall not release, assign, settle or compromise any material claims or litigation or make any material tax election or settle or compromise any material federal, state, local or foreign tax liability; and

     (xi) Neither it nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

   (b) Parent covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless the Company shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, or except as otherwise expressly contemplated by this Agreement, disclosed in the Parent Disclosure Letter or required by applicable Law):

     (i) It shall not: (A) reclassify its outstanding shares of capital stock; or (B) declare, set aside or pay any dividend payable in cash, stock (other than Parent Common Stock) or property in respect of any capital stock, except (x) for regular quarterly cash dividends not in excess of $.87 per share of Parent Common Stock, or (y) for a dividend that would be received by the holders of the Company Common Stock on an equivalent basis per share of Parent Common Stock after the Effective Time;

     (ii) Neither it nor any of its Subsidiaries shall take any action that would prevent the Merger from qualifying for "pooling-of-interest" accounting treatment in accordance with the requirements of APB No. 16 or as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties in this Agreement to become untrue in any material respect;

     (iii) It shall not make acquisitions of businesses or enter into any joint ventures, except for acquisitions of businesses or joint ventures engaged in businesses of the type listed in Section 6.1(b)(iii) of the Parent Disclosure Letter. If Parent seeks the consent of the Company to make other acquisitions of businesses or enter into other joint ventures, the decision whether to grant such consent shall be made solely by the Company's Chief Executive Officer, who shall treat any information provided to him in connection with the request confidentially and shall not share such information, or the fact of the request, with any other Person; provided, however, that the Company's Chief Executive Officer may share such information, and disclose the fact of the request, with such of the Company's outside legal advisors as are reasonably necessary to enable the Chief Executive Officer to make an informed decision with respect to the requested consent.

     (iv) Neither it nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

   (c) Parent and the Company agree that any written approval obtained under this Section 6.1 must be signed by the Chief Executive Officer or Chief Financial Officer if signing for Parent and by the Chief Executive Officer if signing for the Company.

   6.2. Acquisition Proposals.

     (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (the Company, its Subsidiaries and their officers, directors, employees, agents and representatives being the "Company Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of it or any of its Subsidiaries, taken as a whole, having an aggregate value equal to 20% or more of its market capitalization, or any purchase or sale of, or tender or exchange offer for, 20% or more of its or any of its Subsidiaries' equity securities (any such proposal or offer being referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause the Company Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to or in contemplation of an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent either the Company or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussions or negotiations with or providing any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person; or (C) recommending such an unsolicited bona fide written Acquisition Proposal to the shareholders of the Company if and only to the extent that, with respect to the actions referred to in clauses
  (B) or (C), (i) the Board of Directors of the Company concludes in good faith (after consultation with its outside legal counsel and its financial advisor) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement, (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal") (ii) the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary for the Board of Directors to comply with its fiduciary duties to the Company's shareholders under applicable Law and (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of the Company shall receive from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement; provided, that such confidentiality agreement shall contain terms that allow the Company to comply with its obligations under this Section 6.2.

     (b) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform each Company Representative of the obligations undertaken in Section 6.2(a). The Company agrees that it will notify Parent promptly (in any event, within 24 hours) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any Company Representative indicating, in connection with such notice, the name of such Person making such inquiry, proposal, offer or request and the substance of any such inquiries, proposals or offers. The Company thereafter shall keep Parent informed, on a reasonably current basis, of the status and terms of any such inquiries, proposals or offers and the status of any such inquiries, proposals or offers and the status of any such discussions or negotiations. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

   6.3. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the meeting of shareholders of the Company to be held in connection with the Merger, in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates (as defined in SEC Rule 12b-2), officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the S-4 Registration Statement or the Prospectus/Proxy Statement, so that any of such documents would not include any misstatement of a material fact or would omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties to this Agreement and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

   6.4. Shareholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Company Shares (the "Shareholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the adoption of this Agreement and Merger. The Company's Board of Directors shall (i) recommend that the shareholders of the Company adopt this Agreement and thereby approve the transactions contemplated by this Agreement and (ii) take all lawful action (including the solicitation of proxies) to solicit such adoption; provided, however, that the Company's Board of Directors may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that the Company's Board of Directors determines in good faith, after consultation with outside legal counsel, that such withdrawal, modification or change of its recommendation is necessary to comply with its fiduciary duties to the Company's shareholders under applicable Law.

   6.5. Filings; Other Actions; Notification.

   (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the shareholders of the Company. Parent shall also use its reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

   (b) The Company and Parent each shall use its respective reasonable best efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

   (c) The Company and Parent shall cooperate with each other and, subject to Sections 6.5(d) and (e), use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (and, with respect to the satisfaction of the condition set forth in Section 7.1(f), and, except as set forth in the proviso to this sentence, Competition Law matters, their respective best efforts) (i) to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and the Stock Option Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement as soon as practicable, including (A) obtaining opinions of their respective accountants and attorneys referred to in Section 6.16 and Article VII of this Agreement, and, in the case of Parent, causing the issuance of that number of shares of Parent Common Stock currently held as treasury stock as shall be necessary to satisfy the condition set forth in Section 7.1(f), (B) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents, (C) engaging in active negotiations with the relevant Governmental Entities with respect to Competition Law matters and, subject to the limits set forth in the proviso to this sentence, resolving the concerns, if any, of those Governmental Entities and (D) promptly instituting proceedings (including, if necessary, court actions) necessary to obtain the approvals required to consummate the Merger or the other transactions contemplated by this Agreement and the Stock Option Agreement or defending or otherwise opposing all court actions and other proceedings instituted by a Governmental Entity or other Person under the Competition Laws or otherwise for purposes of delaying, restraining, enjoining or otherwise preventing the consummation of the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement and to take all steps necessary to vacate, modify or suspend any Order so as to permit consummation of the Merger and the transactions contemplated by this Agreement or the Stock Option Agreement on a schedule as close as possible to that contemplated by this Agreement and the Stock Option Agreement and (ii) to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Person and/or any Governmental Entity in order to satisfy the conditions in
Article VII and to consummate the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries shall be required to agree (with respect to (x) Parent or its Subsidiaries or (y) the Company or its

Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters in order to obtain approval of the transactions contemplated by this Agreement and the Stock Option Agreement under applicable Competition Laws if such divestitures, licenses, arrangements or matters would reasonably be expected to have a material adverse effect on the financial condition, assets and liabilities (taken together) or business of Parent and its Subsidiaries and the Company and its Subsidiaries on a combined basis. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement. The Company shall have the right to have its representatives present during any meetings or substantive telephone discussions with representatives of Governmental Entities with respect to Competition Law matters; provided, however, that Parent's representatives shall control all discussions, and the Company's representatives shall not initiate discussions, with representatives of Governmental Entities with respect to Competition Law matters and will, if contacted by a Governmental Entity, delegate control to Parent. Without limiting the generality of the preceding sentence, Parent shall keep the Company informed, on a reasonably current basis, of the status of discussions and communications between Parent's representatives and any Governmental Entity with respect to Competition Law matters. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

   (d) The Company shall not, without Parent's prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters (or allow its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters), and the Company shall commit to, and shall use best efforts to effect (and shall cause its Subsidiaries to commit to and use efforts to effect), any such divestitures, licenses, hold separate arrangements or matters as Parent shall request in order to obtain approval of the transactions contemplated by this Agreement and the Stock Option Agreement under applicable Competition Laws.

   (e) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.5 or any other part of this Agreement shall require Parent to refrain from entering into any agreement with respect to, or issuing Parent Common Stock or other consideration in connection with, a business acquisition or joint venture permitted under Section 6.1(b)(iii) (a "Subsequent Transaction"), and such actions by Parent shall not cause a breach of this Agreement. In the event of a Subsequent Transaction, Parent shall agree to any divestitures, licenses, hold separate arrangements or similar matters necessary in order to lawfully consummate the transactions contemplated by this Agreement under applicable Competition Laws that would not otherwise have been required in order to obtain such approval but for the Subsequent Transaction.

   (f) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement and the Stock Option Agreement.

   (g) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement and the Stock Option Agreement, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement. Each of the Company and Parent shall give prompt notice to the other of any change that is reasonably likely to result in a Material Adverse Effect on it or of any failure of any conditions to the other party's obligations to effect the Merger set forth in Article VII.

   6.6. Access; Consultation.

   (a) Upon reasonable notice, and except as may be prohibited by applicable Law, the Company and Parent each shall (and shall cause its Subsidiaries to) afford Parent's and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by Parent or any of its Subsidiaries) or the Company Representatives, as the case may be, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub under this Agreement, and provided, further, that the foregoing shall not require the Company or Parent to permit the other party to conduct any environmental testing or sampling or to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Parent, as the case may be, would be in violation of applicable Law or result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to such executive officers of the Company or Parent, as the case may be, as shall be designated from time to time by the Company or Parent as the case may be.

   (b) Subject to applicable Laws relating to the exchange of information, from the date of this Agreement to the Effective Time, Parent and the Company agree to consult with each other on a regular basis on a schedule to be agreed with regard to their respective operations.

   6.7. Affiliates. Each of the Company and Parent shall deliver to the other a letter identifying all Persons whom such party believes to be, at the date of the Shareholders Meeting, affiliates of such party for purposes of applicable interpretations regarding use of the pooling-of-interests accounting method ("Pooling Affiliates") and, in the case of the Company, affiliates of the Company for purposes of Rule 145 under the Securities Act ("Rule 145 Affiliates"). Each of the Company and Parent shall use all reasonable efforts to cause each Person who is identified as a Pooling Affiliate or Rule 145 Affiliate in the letter referred to above to deliver to Parent on or prior to the date of the Shareholders Meeting a written agreement, in the form attached as Exhibit 6.7(A), in the case of a Pooling Affiliate or Rule 145 Affiliate of the Company (the "Company Affiliate's Letter"), and Exhibit 6.7(B), in the case of a Pooling Affiliate of Parent (the "Parent Affiliate's Letter"). Prior to the Effective Time, each of the Company and Parent shall use all reasonable efforts to cause each additional Person who is identified as a Pooling Affiliate or Rule 145 Affiliate after the date of the Shareholders Meeting to execute the applicable written agreement as set forth in this Section 6.7, as soon as practicable after such Person is identified; provided, however, that no such Person shall be required to execute such letter as an affiliate of a party if such Person is identified by the other Party and the other Party receives, on or before the date of the Shareholders Meeting, an opinion of counsel, reasonably acceptable to Parent, to the effect that such Person is not an affiliate.

   6.8. Stock Exchange Listing and De-listing. To the extent they are not already listed, Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange ("NYSE") and on all other stock exchanges on which shares of Parent Common Stock are then listed, subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its reasonable best efforts to cause the Company Shares to be de-listed from the NYSE, the Chicago and the Pacific stock exchanges and de-registered under the Exchange Act as soon as practicable following the Effective Time.

   6.9. Publicity. The initial press release with respect to the Merger shall be a joint press release. Thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any securities exchange.

   6.10. Benefits.

   (a) Stock Options.

     (i) At the Effective Time, each outstanding option to purchase Company Shares (a "Company Option") under the Company Stock Plans, whether vested or unvested, shall be converted to an option to acquire, on the same terms and conditions as were applicable under such Company Option, the same number of shares of Parent Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Option in full immediately prior to the Effective Time (rounded down to the nearest whole number) (a "Substitute Option"), at an exercise price per share (rounded to the nearest whole cent) equal to (y) the aggregate exercise price for the Company Shares otherwise purchasable pursuant to such Company Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Option in accordance with the foregoing.

     (ii) As promptly as practicable after the Effective Time, the Company shall deliver to the participants in the Company Stock Plans appropriate notices setting forth such participants' rights pursuant to the Substitute Options.

   (b) Share Units. At or prior to the Effective Time, the Company shall make all necessary arrangements to cause any Company Share units under the Company's Compensation and Benefit Plans to be converted into share units with respect to Parent Common Stock by multiplying the Company Shares subject to such Company Share units by the Exchange Ratio.

   (c) Restricted Stock. At the Effective Time, each Company Share which is subject to restrictions or forfeiture risks (a "Restricted Share") under the Company Stock Plans shall be converted to the same number of shares of Parent Common Stock as the holder of such Restricted Share would have been entitled to receive pursuant to the Merger had the Restricted Share not been subject to restrictions or forfeiture risks immediately prior to the Effective Time (rounded to the nearest whole cent), which shares of Parent Common Stock shall be subject to the restrictions and forfeiture risks as set forth in the 1997 Long Term Incentive Plan ("Substitute Restricted Shares").

   (d) Conversion and Registration. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company Stock Plans to permit the conversion of the unexercised Company Options into Substitute Options, the conversion of Restricted Shares into Substitute Restricted Shares and the conversion of Company Share units to share units with respect to Parent Common Stock pursuant to this Section and, as soon as practicable after the Effective Time, Parent shall use its reasonable best efforts to register under the Securities Act on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) shares of Parent Common Stock issuable pursuant to all Substitute Options, Substitute Restricted Shares and share units with respect to Parent Common Stock and shares of Parent Common Stock under the SIP and the ESOP.

   (e) Phantom Stock Awards. After the Effective Time, the Company shall make all necessary arrangements to cause any phantom equity awards (such as phantom stock options or phantom stock units) under the Company's Compensation and Benefits Plans to be converted into phantom equity awards with respect to Parent Common Stock by applying the same general principles described in Sections 6.10(a), (b) and (c) above, as applicable.

   (f) For a period of at least two years following the Effective Time, to the extent permitted by applicable Law, Parent shall, and shall cause the Surviving Corporation to, provide employees of the Surviving Corporation with wages, salaries and employee benefits (including benefits under the Company ESOP and the Retirement Program Plan for the Employees of Union Carbide Corporation and its Participating Subsidiary Companies) which, in the aggregate, are not materially less favorable to those applicable to employees of the Company immediately prior to the Effective Time; provided, however, that Parent may make modifications to equity-based (or phantom equity-based) compensation arrangements to reflect the transactions contemplated by this Agreement. Notwithstanding anything in the preceding sentence to the contrary, for the period beginning on the Effective Time and ending two years following the Effective Time, to the extent permitted by applicable Law, Parent shall, or shall cause the Company to, make available to individuals who were Company Employees eligible to participate in the Company ESOP as of the Effective Time, a defined contribution plan (as defined in section 3(34) of ERISA), which is intended to be qualified under section 401(a) of the Code, which provides eligibility conditions not materially less favorable than those of the Company ESOP and which provides for employer matching contributions equal to at least 5.625% of eligible compensation deferred by participants pursuant to the terms of the plan. If within two years after the Effective Time a new defined benefit plan is implemented in place of the Retirement Program Plan or if the benefits under the Retirement Program Plan are reduced (the "Change Date") then for all participants in the Retirement Program Plan as of the Change Date, the benefits thereunder shall be grandfathered for a period of two years following the Effective Time.

   (g) Prior to the Effective Time, the Company shall take all actions necessary to amend the Rabbi Trust to eliminate any requirements to make contributions thereto at or after the Effective Time.

   (h) At the Effective Time, the Company, subject to the approval of the Chairman, President and Chief Executive Officer of the Company, after consultation with the President and Chief Executive Officer of Parent, may take such actions as it deems appropriate with respect to awards under the 1997 Company EPS Incentive Plan (the "EPS Plan"), provided, however, that in no event shall the aggregate payments made and benefits provided under the EPS Plan exceed $25,000,000.

   (i) At any time after the Effective Time that an individual who is an employee of the Company as of the Effective Time (each a "Company Employee") becomes an employee of Parent or otherwise becomes entitled to participate in any employee benefit plans, programs, policies and arrangements of Parent (each a "Parent Plan"), such Company Employee shall be given credit for his service under such Parent Plan for his service recognized by the Company for similar purposes; provided, however, that the foregoing provisions of this Section 6.10(i) shall not require any Company Employee to be given credit under the Parent Plans for his service prior to the Effective Time (i) to the extent that such service credit would result in the duplication of benefits, or (ii) to the extent that such service would not be recognized for similarly situated employees of Parent.

   6.11. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV, and parent shall reimburse the Surviving Corporation for such charges and expenses. The expenses incurred in connection with the filing fee for the S-4 Registration Statement, printing and mailing the Prospectus/Proxy Statement, the S-4 Registration Statement and the filing fees under the HSR Act and any other Competition Law filings shall be paid by the Parent. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except as set forth in the two preceding sentences.

   6.12. Indemnification; Directors' and Officers' Insurance.

   (a) For six years from and after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company (solely when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under New York law and its certificate of incorporation or bylaws in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

   (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.12 shall promptly notify the Surviving Corporation, upon learning of any such claim, action, suit, proceeding or investigation, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction (unless there is such a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent.

   (c) The Surviving Corporation shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O Insurance") with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time; provided, however, if the existing D&O Insurance expires, is terminated or canceled, or if the annual premium therefor is increased to an amount in excess of 175% of the last annual premium paid prior to the date of this Agreement (the "Current Premium"), in each case during such six year period, the Surviving Corporation will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 175% of the Current Premium. The provisions of this Section 6.12(c) shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Closing, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement and for a premium not in excess of the aggregate of the premiums set forth in the preceding sentence. If such prepaid policies have been obtained by the Company prior to the Closing, Parent shall and shall cause the Surviving Corporation to maintain such policies in full force and effect, and continue to honor the Company's obligations thereunder.

   (d) Parent shall cause the Surviving Corporation to perform its obligations under this Section 6.12 and shall, in addition, guarantee, as co-obligor with the Surviving Corporation, the performance of such obligations by the Surviving Corporation subject to the limits imposed on the Surviving Corporation under the NYBCL.

   (e) If the Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section.

   (f) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

   (g) The provisions of this Section shall be in addition to and shall not be deemed to abrogate, terminate, amend, modify, limit or otherwise affect any existing agreements regarding indemnification between the Company and any Indemnified Party.

   6.13. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. The Company's Board of Directors shall take all actions, including the adoption of any resolutions, as may be necessary or reasonably requested by Parent to assure that any Charter and Bylaw Provisions are, and at the Effective Time will be, inapplicable to the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement.

   6.14. Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Company Shares so that holders of Company Shares do not receive dividends on both Company Shares and Parent Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either Company Shares or Parent Common Stock received in the Merger in respect of any calendar quarter.

   6.15. Confidentiality. The Company and Parent each acknowledges and confirms that it has entered into a Confidentiality Agreement, dated October 19, 1998, as amended on July 28, 1999 (the "Confidentiality Agreement"), and that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided, however, that paragraph 10 of the Confidentiality Agreement shall not prevent the consummation of the transactions contemplated in this Agreement and the Stock Option Agreement.

   6.16. Tax-Free Reorganization. Parent, Merger Sub, and the Company shall each use its best efforts to cause the Merger to be treated as a reorganization with the meaning of Section 368(a) of the Code, and the Company shall use its reasonable best efforts to obtain an opinion of its counsel as contemplated by
Section 7.3(c).

                                  ARTICLE VII

                                   Conditions

   7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, if applicable, at or prior to the Effective Time of each of the following conditions:

     (a) Shareholder Approval. This Agreement shall have been duly adopted by holders of Company Shares constituting the Company Requisite Vote;

     (b) Intentionally Omitted.

     (c) HSR and Competition Laws. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any consents to the transactions contemplated under this Agreement required under the European Community Merger Control Regulation or other applicable Competition Laws shall have been obtained;

     (d) Laws and Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (an "Order"), no Governmental Entity shall have instituted any proceeding and no senior official of any Governmental Entity in the United States shall then be threatening to institute any proceeding seeking any such Order;

     (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC; and

     (f) Pooling. The following has occurred: (i) Parent shall have received a letter from its independent public accounting firm to the effect that no conditions exist that could preclude accounting for the Merger "as a pooling-of-interests", (ii) the Company shall have received a letter from its independent public accounting firm to the effect that such accounting firm knows of no reason why the Merger should not receive pooling-of-interests accounting treatment, and (iii) Parent and the Company shall each be reasonably satisfied that the Merger will qualify for pooling-of-interests accounting treatment.

   7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (i) to the extent qualified by Material Adverse Effect shall be true and correct and (ii) to the extent not qualified by Material Adverse Effect shall be true and correct in all material respects, in the case of each of (i) and (ii) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect;

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect; and

     (c) Required Consents. The Company shall have obtained each of the Company Required Consents.

   7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement (i) to the extent qualified by Material Adverse Effect shall be true and correct and (ii) to the extent not qualified by Material Adverse Effect shall be true and correct in all material respects, in the case of each of (i) and (ii), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect;

     (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect; and

     (c) Tax Opinion. The Company shall have received the opinion of Sullivan & Cromwell, counsel to the Company, dated the Closing Date, the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, such counsel may rely upon reasonable representations and certificates of Parent, Merger Sub and the Company and certain stockholders or shareholders of Parent, Merger Sub and the Company; and Parent, Merger Sub and the Company will make, and each of them agrees to use its reasonable best efforts to cause such of its respective stockholders or shareholders to make, such representations and deliver such certificates.

     (d) Parent shall have obtained each of the Parent Required Consents.

                                  ARTICLE VIII

                                  Termination

   8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent, through action of their respective Boards of Directors.

   8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (i) whether or not the approval by the shareholders of the Company referred to in
Section 7.1(a) shall have occurred, the Merger shall not have been consummated within 240 days from the date of this Agreement (the "Termination Date"); provided, however, that either Parent or the Company shall have the option, in its sole discretion, to extend the Termination Date for an additional period of time not to exceed 125 days if the sole reason that the Merger has not been consummated within 240 days from the date of this Agreement is that either (A) the condition set forth in Section 7.1(c) has not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Competition Laws and Parent or the Company are still attempting to obtain such necessary consents and approvals under applicable Competition Laws or are contesting the refusal of the relevant Governmental Entities to give such consents or approvals in court or through other applicable proceedings or (B) the condition set forth in Section 7.1(d) has not been satisfied; (ii) the Shareholders Meeting shall have been held and completed and the adoption of this Agreement by the Company's shareholders required by Section 7.1(a) shall not have occurred; or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption or approval by the shareholders of the Company); provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

   8.3. Termination by the Company.

   (a) This Agreement may be terminated and the Merger may be abandoned by the Company at any time prior to the Effective Time, whether before or after the approval by the shareholders of the Company referred to in Section 7.1(a), if the Board of Directors of the Company has provided written notice to Parent that the Company intends to enter into a binding written agreement for a Superior Proposal; provided, however, that: (i) the Company shall have complied with Section 6.2 in all material respects; (ii) the Board of Directors of the Company shall have reasonably concluded in good faith, prior to giving effect to all concessions which may be offered to the Company by Parent pursuant to clause (iv) below, on the basis of the advice of its financial advisors and outside counsel, that such proposal is a Superior Proposal; (iii) the Company shall have (A) notified Parent in writing of its receipt of such Superior Proposal, (B) further notified Parent in such writing that the Company intends to enter into a binding agreement for such Superior Proposal subject to clause
(iv) below and (C) attached the most current written version of such Superior Proposal (or a summary containing all material terms and conditions of such Superior Proposal) to such notice; and (iv) Parent does not make, within five business days after receipt of the Company's written notice pursuant to clause
(iii) above, an offer that the Board of Directors of the Company shall have reasonably concluded in good faith on the basis of the advice of its financial advisors and outside counsel is at least as favorable to the shareholders of the Company as the Superior Proposal; provided, further, that it shall be a condition to termination pursuant to this Section 8.3(a) that the Company shall have made the payment of the Termination Fee to Parent required by Section 8.5(b).

   (b) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company if there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this

Agreement which (x) would result in a failure of a condition set forth in
Section 7.1 or Section 7.3(a) or 7.3(b) or 7.3(c) or 7.3(d) and (y) cannot be or is not cured prior to the Termination Date.

   8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of Parent if:

     (a) the Board of Directors of the Company shall have withdrawn, adversely modified or changed its approval or recommendation of this Agreement, or failed to reconfirm its recommendation of this Agreement to the Company's shareholders within 15 business days after a written request by Parent to do so; or

     (b) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2(a), 7.2(b) or 7.2(c) and (ii) cannot be or is not cured prior to the Termination Date.

   8.5. Effect of Termination and Abandonment.

   (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability (other than as set forth in Section 8.5(b) or in the proviso at the end of this sentence) on the part of any party to this Agreement or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives; provided, however, no such termination shall relieve any party to this Agreement from any liability for damages or other relief resulting from any breach of this Agreement.

   (b) In the event that (i) an Acquisition Proposal shall have been made to the Company and made known to shareholders of the Company generally or have been made directly to shareholders of the Company generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and such Acquisition Proposal or announced intention shall not have been withdrawn prior to the Shareholders Meeting and thereafter, there is a failure to obtain the Company Requisite Vote at the Shareholders Meeting, and this Agreement is terminated by either Parent or the Company pursuant to
Section 8.2(ii) and within 12 months after such termination the Company shall have entered into an agreement (a "Subsequent Agreement") to consummate a transaction that would constitute an Acquisition Proposal if it were the subject of a proposal or (ii) this Agreement is terminated (x) by the Company pursuant to Section 8.3(a) or (y) by Parent prior to the Shareholders Meeting pursuant to Section 8.4(a) or at any time pursuant to Section 8.4(b) (solely with respect to a breach of Section 6.2), then the Company shall promptly, but in no event later than two days after the date of such termination (except as otherwise provided in Section 8.3(a)), or, in the case of termination pursuant to Section 8.5(b)(i), two days after a Subsequent Agreement is entered into, pay Parent a fee equal to $300 million (the "Termination Fee"), which amount shall be exclusive of any expenses to be paid pursuant to Section 6.11, payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX

                           Miscellaneous and General

   9.1. Survival. Article II, Article III, Article IV and this Article IX, and the agreements of the Company, Parent and Merger Sub contained in Sections 6.7(b) (Affiliates), 6.10 (Benefits), 6.11 (Expenses) and 6.12

(Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses), Section 6.13 (Takeover Statute), Section 6.15 (Confidentiality) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

   9.2. Modification or Amendment. Subject to the provisions of the applicable Law, at any time prior to the Effective Time, the parties to this Agreement may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

   9.3. Waiver of Conditions.

   (a) any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by an authorized representative of the party against whom the waiver is to be effective.

   (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

   9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

   9.5. Governing Law and Venue; Waiver of Jury Trial.

   (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with Delaware law without regard to the conflict of law principles thereof, except that matters relating to the corporate governance of the Company shall be governed by New York law. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

   (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 9.5.

   9.6. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) three business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile, provided that a copy of the fax is promptly sent by U.S. mail, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

     If to Parent or Merger Sub

       The Dow Chemical Company
       2030 Dow Center
       Midland, Michigan 48674
       Attention: Chief Executive Officer
       Fax: (517) 638-9397

       and

       The Dow Chemical Company
       2030 Dow Center
       Midland, Michigan 48674
       Attention: General Counsel
       Fax: (517) 638-9397

     with a copy to:

       Mayer, Brown & Platt
       190 South LaSalle Street
       Chicago, IL 60603
       Attention: Scott J. Davis
                 Marc F. Sperber
       Fax: (312) 701-7711

     and if to the Company

       Union Carbide Corporation
       39 Old Ridgebury Road
       Danbury, CT 06817
       Attention: Chief Executive Officer
       Fax: (203) 794-6104

       and

       Union Carbide Corporation
       39 Old Ridgebury Road
       Danbury, CT 06817
       Attention: General Counsel
       Fax: (203) 794-5865

     with a copy to:

       Sullivan & Cromwell
       125 Broad Street
       New York, NY 10004
       Attention: Neil T. Anderson
                 Stephen M. Kotran
       Fax: (212) 558-3588

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

   9.7. Entire Agreement. This Agreement (including any exhibits to this Agreement), the Stock Option Agreement, the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement. EACH PARTY TO THIS AGREEMENT AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

   9.8. No Third Party Beneficiaries. Except as provided in Article IV (Effect of the Merger on Capital Stock; Exchange of Certificates) and Section 6.12 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

   9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action, subject to any existing contractual or legal restraints on Parent's ability to unilaterally cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action, subject to any existing contractual or legal restraints on the Company's ability to unilaterally cause such Subsidiary to take such action.

   9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

   9.11. Interpretation. The table of contents and headings and Article, Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

   9.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate prior to the Effective Time, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement) and all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall also be made with respect to such other subsidiary as of the date of such designation. Any assignment in contravention of the preceding sentence shall be null and void.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

   In Witness Whereof, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

                                          Union Carbide Corporation

                                          By: /s/ William H. Joyce
                                             ----------------------------------
                                             Name: William H. Joyce
                                             Title:Chairman, President and
                                             Chief Executive Officer

                                          The Dow Chemical Company

                                          By: /s/ J. Pedro Reinhard
                                             ----------------------------------
                                             Name: J. Pedro Reinhard
                                             Title:Executive Vice President
                                             and
                                             Chief Financial Officer

                                          Transition Sub Inc.

                                          By: /s/ Brian Taylorson
                                             ----------------------------------
                                             Name: Brian Taylorson
                                             Title:President

                                   EXHIBIT 1

                             STOCK OPTION AGREEMENT

   This Stock Option Agreement, dated as of August 3, 1999 (this "Agreement"), is between Union Carbide Corporation, a New York corporation ("Issuer") and The Dow Chemical Company, a Delaware corporation ("Grantee").

                                    RECITALS

   A. The Merger Agreement. Prior to the entry into this Agreement and prior to the grant of the Option, Issuer, Grantee, and Transition Sub Inc., a wholly-owned subsidiary of Grantee ("Merger Sub") have entered into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), pursuant to which Grantee and Issuer intend to effect a merger of Merger Sub with and into Issuer (the "Merger").

   B. The Stock Option Agreement. As an inducement and condition to Grantee's and Merger Sub's willingness to enter into the Merger Agreement, and in consideration thereof, the board of directors of Issuer has approved the grant to Grantee of the Option pursuant to this Agreement and the acquisition of Common Stock by Grantee pursuant to this Agreement; provided, that such grant was expressly conditioned upon, and made of no effect until after, execution and delivery by Issuer, Grantee and Merger Sub of the Merger Agreement.

   Now, Therefore, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties agree as follows:

   1. The Option. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms of this Agreement, up to 26,502,964 fully paid and nonassessable shares of common stock, $1.00 par value per share ("Common Stock"), of Issuer at a price per share in cash equal to $48.8125 (the "Option Price"); provided, however, that in no event shall the number of shares for which the Option is exercisable exceed 19.9% of the shares of Common Stock issued and outstanding at the time of exercise (without giving effect to the shares of Common Stock issued or issuable under the Option) (the "Maximum Applicable Percentage"). The number of shares of Common Stock purchasable upon exercise of the Option and the Option Price are subject to adjustment as set forth in this Agreement.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the aggregate number of shares of Common Stock purchasable upon exercise of the Option (inclusive of shares, if any, previously purchased upon exercise of the Option) shall automatically be increased (without any further action on the part of Issuer or Grantee being necessary) so that, after such issuance, it equals the Maximum Applicable Percentage. Any such increase shall not affect the Option Price.

   2. Exercise; Closing. (a) Conditions to Exercise; Termination. Grantee or any other person that shall become a holder of all or a part of the Option in accordance with the terms of this Agreement (each such person being referred to in this Agreement as the "Holder") may exercise the Option, in whole or in part, by delivering a written notice thereof as provided in Section 2(d) within 180 days following the occurrence of a Triggering Event unless prior to such Triggering Event the Effective Time (as defined in the Merger Agreement) shall have occurred. If no notice pursuant to the preceding sentence has been delivered prior thereto, the Option shall terminate upon either (i) the occurrence of the Effective Time or (ii) the close of business on the earlier of (x) the day 180 days after the date that Grantee becomes entitled to receive the Termination Fee (as defined in the Merger Agreement) under Section 8.5(b) of the Merger Agreement and (y) the date that Grantee is no longer potentially entitled to receive the Termination Fee under Section 8.5(b) of the Merger Agreement for a reason other than that Grantee has already received the Termination Fee.

     (b) Triggering Event. A "Triggering Event" shall have occurred if the Merger Agreement is terminated and Grantee thereby becomes entitled to receive the Termination Fee pursuant to Section 8.5(b) of the Merger Agreement.

     (c) Notice of Triggering Event by Issuer. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (d) Notice of Exercise by Grantee. If a Holder shall be entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is referred to in this Agreement as the "Notice Date") specifying (i) the total number of shares that the Holder will purchase pursuant to such exercise and (ii) a place and date (a "Closing Date") not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (a "Closing"); provided, that if a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or any other notice, report, filing or approval is required with respect to any governmental or regulatory authority, court, agency, commission, body or other governmental entity (a "Governmental Entity") in connection with such purchase, (x) the Holder or Issuer, as required, promptly after the giving of such notice shall file the required notice, report, filing or application for approval and shall expeditiously process the same and (y) the period of time referred to in clause (ii) above shall commence on the date on which the Holder furnishes to Issuer a supplemental written notice setting forth the Closing Date, which notice shall be furnished as promptly as practicable after all required notification, reporting or filing periods shall have expired or been terminated, all required approvals shall have been obtained and all requisite waiting periods shall have passed. Each of the Holder and the Issuer agrees to use its reasonable best efforts to cooperate with and provide information to Issuer or Holder, as the case may be, for the purpose of any required notice, report, filing or application for approval.

     (e) Payment of Purchase Price. At each Closing, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Issuer; provided, that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option, in whole or in part.

     (f) Delivery of Common Stock. At such Closing, simultaneously with the payment of the purchase price by the Holder, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option shall be exercised in part only, a new Option evidencing the rights of the Holder to purchase the balance (as adjusted pursuant to Section 1(b)) of the shares of Common Stock then purchasable under this Agreement.

     (g) Restrictive Legend. Certificates for Common Stock delivered at a Closing may be endorsed with a restrictive legend that shall read substantially as follows:

       "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended."

  It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the "Securities Act"). In addition, such certificates shall bear any other legend as may be required by applicable law.

     (h) Ownership of Record; Tender of Purchase Price; Expenses. Upon the giving by the Holder to Issuer of a written notice of exercise referred to in Section 2(d) and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not have been delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

   3. Covenants of Issuer. In addition to its other agreements and covenants in this Agreement, Issuer agrees:

     (a) Shares Reserved for Issuance. It will maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock to issue the appropriate number of shares of Common Stock pursuant to the terms of this Agreement so that the Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Issuer.

     (b) No Avoidance. It will not avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed under this Agreement by Issuer.

     (c) Further Assurances. Promptly after the date of this Agreement it will take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notice, report, filing or approval with respect to any Governmental Entity is necessary under any applicable foreign or United States federal, state or local law before the Option may be exercised, cooperating fully with the Holder in preparing and processing the required applications or notices) in order to permit each Holder to exercise the Option and purchase shares of Common Stock pursuant to such exercise and to take all action necessary to protect the rights of the Holder against dilution.

     (d) Stock Exchange Listing. It will use its reasonable best efforts to cause the shares of Common Stock to be issued pursuant to the Option to be approved for listing (to the extent they are not already listed) on the New York Stock Exchange ("NYSE") and on all other stock exchanges on which shares of Common Stock of the Issuer are then listed, subject to official notice of issuance.

   4. Representations and Warranties of Issuer. Issuer represents and warrants to Grantee as follows:

     (a) Merger Agreement. Issuer hereby makes each of the representations and warranties contained in Sections 5.1(a), (b)(i), (c)(i), (d)(i),
  (d)(ii), (j) and (p) of the Merger Agreement as they relate to Issuer and this Agreement, as if such representations were set forth in this Agreement.

     (b) Shares Reserved for Issuance; Capital Stock. Issuer has taken all necessary corporate action to authorize and reserve, free from preemptive rights, and permit it to issue, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Issuer, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances, and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

   5. Representations and Warranties of Grantee. Grantee represents and warrants to Issuer that Grantee has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Grantee and constitutes a valid and binding agreement of Grantee enforceable against Grantee in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

   6. Exchange; Replacement. This Agreement and the Option granted by this Agreement are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable at such time under this Agreement, subject to corresponding adjustments in the number of shares of Common Stock purchasable upon exercise so that the aggregate number of such shares under all stock option agreements issued in respect of this Agreement shall not exceed the Maximum Applicable Percentage. Unless the context shall require otherwise, the terms "Agreement" and "Option" as used in this Agreement include any stock option agreements and related Options for which this Agreement (and the Option granted by this Agreement) may be exchanged. Upon (i) receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction of this Agreement, or mutilation of this Agreement, (ii) receipt by Issuer of reasonably satisfactory indemnification in the case of loss, theft or destruction of this Agreement and
(iii) surrender and cancellation of this Agreement in the case of mutilation, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by any person other than the holder of the new Agreement.

   7. Adjustments. In addition to the adjustment to the total number of shares of Common Stock purchasable upon exercise of the Option pursuant to Section 1(b), the total number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as follows:

     (a) In the event of any change in the outstanding shares of Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise of the Option shall be appropriately adjusted, and proper provision shall be made in the agreements governing any such transaction, so that (i) any Holder shall receive upon exercise of the Option the number and class of shares, other securities, property or cash that such Holder would have received in respect of the shares of Common Stock purchasable upon exercise of the Option if the Option had been exercised and such shares of Common Stock had been issued to such Holder immediately prior to such event or the record date therefor, as applicable, and (ii) in the event any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock purchasable upon exercise of the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), the number of shares so purchasable equals the Maximum Applicable Percentage of the number of shares of Common Stock issued and outstanding immediately after the consummation of such change.

     (b) Whenever the number of shares of Common Stock purchasable upon exercise of the Option is adjusted as provided in this Section 7, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which is equal to the number of shares of Common Stock purchasable after the adjustment.

   8. Registration. (a) Upon the occurrence of a Triggering Event, Issuer shall, at the request of Grantee delivered in the written notice of exercise of the Option provided for in Section 2(d), as promptly as practicable prepare, file and keep current a shelf registration statement under the Securities Act covering any or all shares issued and issuable pursuant to the Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee; provided, however, that Issuer may postpone filing a registration statement relating to a registration request by Grantee under this Section 8 for a period of time (not in excess of 30 days) if in its judgment such filing would require the disclosure of material information that Issuer has a bona fide business purpose for preserving as confidential. Issuer will use its best efforts to cause such registration statement first to become effective as soon as practicable and then to remain effective for 270 days from the day such registration statement first becomes effective or until such earlier date as all shares registered shall have been sold by Grantee. In connection with any such registration, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating Issuer in respect of representations, warranties, indemnities, contribution and other agreements customarily made by issuers in such underwriting agreements.

   (b) In the event that Grantee so requests, the closing of the sale or other disposition of the Common Stock or other securities pursuant to a registration statement filed pursuant to Section 8(a) shall occur substantially simultaneously with the exercise of the Option.

   9. Repurchase of Option and/or Shares. (a) Repurchase; Repurchase Price. Upon the occurrence of a Triggering Event, (i) at the request of a Holder, delivered in writing within 180 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), Issuer shall repurchase the Option from the Holder, in whole or in part, at a price (the "Option Repurchase Price") equal to the number of shares of Common Stock then purchasable upon exercise of the Option (or such lesser number of shares as may be designated in the Repurchase Notice) multiplied by the amount by which the market/offer price exceeds the Option Price and (ii) at the request of a Holder or any person who has been a Holder (for purposes of this Section 9 only, each such person being referred to as a "Holder"), delivered in writing within 180 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), Issuer shall repurchase such number of Option Shares from such Holder as the Holder shall designate in the Repurchase Notice at a price (the "Option Share Repurchase Price") equal to the number of shares designated multiplied by the market/offer price. The term "market/offer price" shall mean the highest of (x) the price per share of Common Stock at which a tender or exchange offer for Common Stock has been made, (y) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer and (z) the highest trading price for shares of Common Stock on the NYSE (or, if the Common Stock is not then listed on the NYSE, any other national securities exchange or automated quotation system on which the Common Stock is then listed or quoted) within the 120-day period immediately preceding the delivery of the Repurchase Notice. In the event that a tender or exchange offer is made for the Common Stock or an agreement is entered into for a merger, share exchange, consolidation or reorganization involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall (I) if such consideration is in securities and such securities are listed on a national securities exchange, be determined to be the highest trading price for such securities on such national securities exchange within the 120-day period immediately preceding the delivery of the Repurchase Notice or (II) if such consideration is not securities, or if in securities and such securities are not traded on a national securities exchange, be determined in good faith by a nationally recognized investment banking firm selected by an investment banking firm designated by Grantee and an investment banking firm designated by Issuer.

   (b) Method of Repurchase. A Holder may exercise its right to require Issuer to repurchase the Option, in whole or in part, and/or any Option Shares then owned by such Holder pursuant to this Section 9 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder elects to require Issuer to repurchase the Option and/or such Option Shares in accordance with the provisions of this Section 9 (each such notice, a "Repurchase Notice"). As promptly as practicable, and in any event within two business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of the Repurchase Notice relating thereto, Issuer shall deliver or cause to be delivered to the Holder the applicable Option Repurchase Price and/or the Option Share Repurchase Price. Any Holder shall have the right to require that the repurchase of Option Shares shall occur immediately after the exercise of all or part of the Option. In the event that the Repurchase Notice shall request the repurchase of the Option in part, Issuer shall deliver with the Option Repurchase Price a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock purchasable pursuant to the Option at the time of delivery of the Repurchase Notice minus the number of shares of Common Stock represented by that portion of the Option then being repurchased.

   (c) Effect of Statutory or Regulatory Restraints on Repurchase. To the extent that, upon or following the delivery of a Repurchase Notice, Issuer is prohibited under applicable law or regulation from repurchasing the Option (or portion thereof) and/or any Option Shares subject to such Repurchase Notice (and Issuer will undertake to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Issuer shall immediately so notify the Holder in writing and thereafter deliver or cause to be delivered, from time to time, to the Holder the portion of the Option Repurchase Price and the Option Share Repurchase Price that Issuer is no longer prohibited from delivering, within two business days after the date on which it is no longer so prohibited; provided, however, that upon notification by Issuer in writing of such prohibition, the Holder may, within five days of receipt of such notification from Issuer, revoke in writing its Repurchase Notice, whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver to the Holder, as appropriate, (A) with respect to the Option, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the Repurchase Notice less the number of shares as to which the Option Repurchase Price has theretofore been delivered to the Holder, and/or (B) with respect to Option Shares, a certificate for the Option Shares as to which the Option Share Repurchase Price has not theretofore been delivered to the Holder. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the time limitations on the exercise of the Option, the Holder may give notice of exercise of the Option for 180 days after a notice of revocation has been issued pursuant to this Section 9(c) and thereafter exercise the Option in accordance with the applicable provisions of this Agreement.

   (d) Acquisition Transactions. In addition to any other restrictions or covenants, Issuer agrees that, in the event that a Holder delivers a Repurchase Notice, Issuer shall not enter or agree to enter into an agreement or series of agreements relating to a merger with or into or the consolidation with any other person or entity, the sale of all or substantially all of the assets of Issuer or any similar disposition unless the other party or parties to such agreement or agreements agree to assume in writing Issuer's obligations under
Section 9(a) and, notwithstanding any notice of revocation delivered pursuant to the proviso to Section 9(c), a Holder may require such other party or parties to perform Issuer's obligations under Section 9(a) unless such party or parties are prohibited by law or regulation from such performance, in which case such party or parties shall be subject to the obligations of the Issuer under Section 9(c).

   10. Extension of Exercise Periods. The 180-day periods for exercise of certain rights under Sections 2 and 9 shall be extended in each such case at the request of the Holder to the extent necessary to avoid liability by the Holder under Section 16(b) of the Securities Exchange Act of 1934, as amended, by reason of such exercise.

   11. Assignment. Neither party may assign any of its rights or obligations under this Agreement or the Option to any other person without the express written consent of the other party except that Grantee may, without the prior written consent of Issuer assign the Option, in whole or in part, to any affiliate of Grantee. Any attempted assignment in contravention of the preceding sentence shall be null and void.

   12. Filings; Other Actions. Issuer and Grantee each will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement.

   13. Specific Performance. The parties acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party and that the obligations of the parties shall be specifically enforceable through injunctive or other equitable relief.

   14. Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 9, the full number of shares of Common Stock provided in Section 1(a) of this Agreement (as adjusted pursuant to Sections 1(b) and 7 of this Agreement), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification of this Agreement.

   15. Notices. Notices, requests, instructions, or other documents to be given under this Agreement shall be in writing and shall be deemed given (i) three business days following sending by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile, provided that a copy of the fax is promptly sent by U.S. mail, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day later, if sent by overnight delivery via a national courier service, in each case at the respective addresses of the parties set forth in the Merger Agreement.

   16. Expenses. Except as otherwise expressly provided in this Agreement or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

   17. Entire Agreement. This Agreement, the Confidentiality Agreement (as defined in the Merger Agreement) and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, is intended to confer upon any person or entity, other than the parties to this Agreement, and their respective successors and permitted assigns, any rights or remedies under this Agreement.

   18. Governing Law and Venue; Waiver of Jury Trial.

   (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with Delaware law without regard to the conflict of law principles thereof, except that matters relating to the corporate governance of Issuer shall be governed by New York law. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

   (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER

INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

   19. Captions. The Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

   20. Limitation on Profit. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as defined herein) exceed in the aggregate $50 million (the "Maximum Amount") and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either: (i) reduce the number of shares of Common Stock subject to this Option; (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee; (iii) pay cash to the Issuer; or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed the Maximum Amount taking into account the foregoing actions.

   (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which would exceed the Maximum Amount; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

   (c) As used in this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) (x) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) or any Option Shares pursuant to Section 9, less, in the case of any repurchase of Option Shares, (y) the Grantee's purchase price for such Option Shares, as the case may be and (ii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares.

   (d) As used in this Agreement, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposal assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

   In Witness Whereof, this Agreement has been duly executed and delivered by duly authorized officers of the parties as of the day and year first written above.

                                          Union Carbide Corporation


                                          By: _________________________________
                                             Name: William H. Joyce
                                             Title:
                                                   Chairman, President and
                                                   Chief Executive Officer

                                          The Dow Chemical Company


                                          By: _________________________________
                                             Name: J. Pedro Reinhard
                                             Title:Executive Vice President
                                                   and Chief
                                                   Financial Officer

                                 EXHIBIT 6.7(A)

                       FORM OF COMPANY AFFILIATE'S LETTER

   This Shareholder Agreement, dated as of August   , 1999 (this "Agreement")
is between The Dow Chemical Company, a Delaware corporation ("Parent"), and the undersigned shareholder ("Shareholder") of Union Carbide Corporation, a New York corporation ("Company"). Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Merger Agreement.

                                    RECITALS

   A. Parent and the Company have entered into an Agreement and Plan of Merger, dated as of August 3, 1999 (the "Merger Agreement"), pursuant to which Transition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), will merge with and into the Company (the "Merger"), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent;

   B. Pursuant to the Merger Agreement, at the Effective Time, outstanding shares of the Company Common Stock, including any the Company Common Stock owned by Shareholder, will be converted into the right to receive shares of Parent Common Stock;

   C. It is a condition to each party's obligation to effect the Merger that
(i) legal counsel to the Company and Parent shall have delivered their respective opinions to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Parent, Merger Sub, and the Company each will be a party to the reorganization within the meaning of Section 368(b) of the Code, and (ii) the independent public accounting firms for the Company and Parent shall have delivered their respective opinions to the effect that the Merger will qualify for pooling-of-interests accounting treatment;

   D. The execution and delivery of this Agreement by Shareholder is a material inducement to Parent to enter into the Merger Agreement; and

   E. Shareholder has been advised that Shareholder may be deemed to be an "affiliate" of the Company, as such term is used (i) for purposes of paragraphs
(c) and (d) of Rule 145 of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) in the Commission's Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Shareholder that Shareholder is in fact an affiliate of the Company.

   Now, Therefore, intending to be legally bound, the parties agree as follows:

   1. Acknowledgments by Shareholder. Shareholder acknowledges and understands that the representations, warranties and covenants made by Shareholder set forth in this Agreement will be relied upon by Parent, the Company, and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by such persons if Shareholder's representations, warranties or covenants are breached. Shareholder has carefully read this Agreement and the Merger Agreement and has consulted with such legal counsel and financial advisers as Shareholder has deemed appropriate in connection with the execution of this Agreement.

   2. Compliance with Rule 145 and the Act.

   (a) Shareholder has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a Registration Statement filed by Parent on Form S-4, and the resale of such shares will be subject to the restrictions set forth in Rule 145 under the Act unless such shares are otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration, and (ii) Shareholder may be deemed to be an affiliate of the Company.

Shareholder accordingly agrees not to sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock issued to Shareholder in the Merger unless (i) such sale, pledge, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Act, (ii) such sale, pledge, transfer or other disposition is made pursuant to an effective registration statement under the Act, or (iii) Shareholder delivers to Parent a written opinion of counsel, in form and substance reasonably acceptable to Parent, to the effect that such sale, pledge, transfer or other disposition is otherwise exempt from registration under the Act.

   (b) Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Shareholder pursuant to the Merger, and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, legends stating in substance:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A BUSINESS COMBINATION WHICH IS BEING ACCOUNTED FOR AS A POOLING OF INTERESTS, IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES, AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, IN FORM AND SUBSTANCE TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE TRANSFERRED UNTIL SUCH TIME AS THE DOW CHEMICAL COMPANY SHALL HAVE PUBLISHED FINANCIAL RESULTS COVERING AT LEAST 30 DAYS OF COMBINED OPERATIONS WITH THE COMPANY."

  and

  "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE CONDITIONS SPECIFIED IN THE SHAREHOLDER AGREEMENT DATED
  AS OF AUGUST   , 1999 BETWEEN THE HOLDER OF THIS CERTIFICATE AND THE DOW
  CHEMICAL COMPANY, A COPY OF WHICH AGREEMENT MAY BE INSPECTED BY THE HOLDER OF THIS CERTIFICATE AT THE PRINCIPAL OFFICES OF THE DOW CHEMICAL COMPANY OR FURNISHED BY THE DOW CHEMICAL COMPANY TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend), and Parent shall so instruct its transfer agent, if a registration statement respecting the sale of the shares has been declared effective under the Act or if Shareholder delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably acceptable to Parent, to the effect that sale of the shares by the holder thereof is no longer subject to Rule 145.

   3. Covenants Related to Pooling of Interests.

   (a) During the period beginning on the date 30 days prior to the Closing Date (as defined in the Merger Agreement) and ending on the day after Parent has published (within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies) financial results covering at least 30 days of combined operations of Parent and the Company (the "Restricted Period"), Shareholder will not sell, exchange, transfer, pledge, distribute, or otherwise dispose of or grant any option, establish any "short" or "put"- equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have or having the effect, directly or indirectly, or reducing its risk relative to (i) any shares of the Company Common Stock or Parent Common Stock owned by Shareholder or (ii) any shares of Parent Common Stock received by Shareholder in connection with the Merger.

   (b) Notwithstanding anything to the contrary contained in Section 3(a), Shareholder will be permitted, during the Restricted Period, (ii) to sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or "put"-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have or having the effect, directly or indirectly, of reducing its risk relative to any shares of the Company Common Stock or Parent Common Stock received by Shareholder in connection with the Merger (a "Transfer") equal to the lesser of (A) 10% of the Company Common Stock, or equivalent post-Merger Parent Common Stock, owned by Shareholder and (B) Shareholder's pro rata portion of 1% of the total number of outstanding shares of the Company Common Stock, or equivalent post-Merger Parent Common Stock, owned by Shareholder and all other "affiliates" of the Company (in each of clause (A) and clause (B) above as measured as of the date of such Transfer and subject to confirmation of such calculation by Parent), and (ii) to make bona fide charitable contributions or gifts of such securities; provided, however, that the transferee(s) of such charitable contributions or gifts agree(s) in writing to hold such securities for the period specified in Section 3(a).

   4. Miscellaneous.

   (a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

   (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties and their respective successors and assigns. As used in this Agreement, the term "successors and assigns" means, where the context to permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

   (c) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with Delaware law without regard to the conflict of law principles thereof, except that matters relating to the corporate governance of the Company shall be governed by New York law. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

   (d) If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated.

   (e) Counsel to and accountants for the parties to the Merger Agreement shall be entitled to rely upon this Agreement as needed.

   (f) This Agreement shall not be modified or amended, or any right waived or any obligations excused, except by a written agreement signed by both parties.

   (g) Notwithstanding any other provision contained in this Agreement, this Agreement and all obligations under this Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

   (h) From and after the Effective Time of the Merger and as long as is necessary in order to permit Shareholder to sell Parent Common Stock held by Shareholder pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent will file on a timely basis all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the same shall be in effect at the time, and shall otherwise make available adequate public information regarding Parent in such manner as may be required to satisfy the requirements of paragraph (c) of Rule 144 under the Act.

   In Witness Whereof, this Agreement is executed as of the date first stated above.

                                          The Dow Chemical Company,
                                          a Delaware corporation

                                          By: _________________________________
                                          Name:
                                          Title:

                                          Shareholder

                                          By: _________________________________

                                          Name:
                                          Name of Signatory
                                          (if different from name of
                                           Shareholder):

                                          _____________________________________
                                          Title of Signatory
                                          (if applicable): ____________________

                                          Number of Shares Owned: _____________

                                          Number of Shares Issuable upon
                                          Exercise of Stock Options: __________

                                 EXHIBIT 6.7(B)

                       FORM OF PARENT AFFILIATE'S LETTER

   This Stockholder Agreement, dated as of August   , 1999 (this "Agreement"),
is by and between Union Carbide Corporation, a New York corporation (the "Company"), and the undersigned stockholder ("Stockholder") of The Dow Chemical Company, a Delaware corporation ("Parent"). Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Merger Agreement.

                                    RECITALS

   A. The Company and Parent have entered into an Agreement and Plan of Merger, dated as of August 3, 1999 (the "Merger Agreement"), pursuant to which Transition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), will merge with and into the Company (the "Merger"), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent;

   B. It is a condition to the effectiveness of the Merger that (i) legal counsel to Parent and the Company shall have delivered their respective opinions to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and Parent, Merger Sub and the Company each will be a party to the reorganization within the meaning of Section 368(b) of the Code, and (ii) the independent public accounting firms for Parent and the Company shall have delivered their respective opinions to the effect that the Merger will qualify for pooling-of-interests accounting treatment;

   C. The execution and delivery of this Agreement by Stockholder is a material inducement to the Company to enter into the Merger Agreement; and

   D. Stockholder has been advised that Stockholder may be deemed to be an "affiliate" of Parent, as such term is used in the Commission's Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Stockholder that Stockholder is in fact an affiliate of Parent.

   Now, Therefore, intending to be legally bound, the parties agree as follows:

   1. Acknowledgments by Stockholder. Stockholder acknowledges and understands that the representations, warranties and covenants made by Stockholder set forth in this Agreement will be relied upon by the Company, Parent, and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by such persons if Stockholder's representations, warranties or covenants are breached. Stockholder has carefully read this Agreement and the Merger Agreement and has consulted with such legal counsel and financial advisers as Stockholder has deemed appropriate in connection with the execution of this Agreement.

   2. Covenants Related to Pooling of Interests.

   (a) During the period beginning on the date 30 days prior to the Closing Date (as defined in the Merger Agreement) and ending on the day after Parent has published (within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies) financial results covering at least 30 days of combined operations of the Company and Parent (the "Restricted Period"), Stockholder will not sell, exchange, transfer, pledge, distribute, or otherwise dispose of or grant any option, establish any "short" or "put"- equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have or having the effect, directly or indirectly, of reducing its risk relative to any shares of Parent Common Stock owned by Stockholder.

   (b) Notwithstanding anything to the contrary contained in Section 2(a), Stockholder will be permitted, during the Restricted Period, (i) to sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or "put"-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have or having the effect, directly or indirectly, of reducing its risk relative to any shares of Parent Common Stock owned by Stockholder (a "Transfer") equal to the lesser of (A) 10% of the Parent Common Stock owned by Stockholder and (B) Stockholder's pro rata portion of 1% of the total number of outstanding shares of Parent Common Stock owned by Stockholder and all other "affiliates" of Parent (in each of clause (A) and clause (B) above as measured as of the date of such Transfer and subject to confirmation of such calculation by Parent), and (ii) to make bona fide charitable contributions or gifts of such securities; provided, however, that the transferee(s) of such charitable contributions or gifts agree(s) in writing to hold such securities for the period specified in Section 2(a).

   3. Miscellaneous.

   (a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

   (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties and their respective successors and assigns. As used in this Agreement, the term "successors and assigns" means, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

   (c) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with Delaware law without regard to the conflict of law principles thereof, except that matters relating to the corporate governance of the Company shall be governed by New York law. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

   (d) If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated.

   (e) Counsel to and accountants for the parties to the Merger Agreement shall be entitled to rely upon this Agreement as needed.

   (f) This Agreement shall not be modified or amended, or any right waived or any obligation excused, except by a written agreement signed by both parties.

   (g) Notwithstanding any other provision contained in this Agreement, this Agreement and all obligations under this Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

   In Witness Whereof, this Agreement is executed as of the date first stated above.

                                          Union Carbide Corporation,
                                          a New York corporation

                                          By: _________________________________
                                          Name:
                                          Title:

                                          Stockholder

                                          By: _________________________________

                                          Name:
                                          Name of Signatory
                                          (if different from name of
                                           Stockholder):

                                          _____________________________________

                                          Title of Signatory
                                          (if applicable): ____________________

                                          Number of Shares Owned: _____________

                                          Number of Shares Issuable upon
                                          Exercise of Stock Options: __________

                                                                         ANNEX B

            [Letterhead of Credit Suisse First Boston Corporation]


August 3, 1999

Board of Directors
Union Carbide Corporation
39 Old Ridgebury Road
Danbury, Connecticut 06817-0001

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of the common stock of Union Carbide Corporation ("Union Carbide") from a financial point of view of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of August 3, 1999 (the "Merger Agreement"), among Union Carbide, The Dow Chemical Company ("Dow Chemical") and Transition Sub Inc., a wholly owned subsidiary of Dow Chemical ("Merger Sub"). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Union Carbide (the "Merger") pursuant to which each outstanding share of the common stock, par value $1.00 per share, of Union Carbide (the "Union Carbide Common Stock") will be converted into the right to receive 0.537 (the "Exchange Ratio") of a share of the common stock, par value $2.50 per share, of Dow Chemical (the "Dow Chemical Common Stock").

In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents, and certain publicly available business and financial information relating to Union Carbide and Dow Chemical. We have also reviewed certain other information relating to Union Carbide and Dow Chemical, including financial forecasts, provided to or discussed with us by Union Carbide and Dow Chemical, and have met with the managements of Union Carbide and Dow Chemical to discuss the businesses and prospects of Union Carbide and Dow Chemical. We have also considered certain financial and stock market data of Union Carbide and Dow Chemical, and we have compared those data with similar data for other publicly held companies in businesses similar to Union Carbide and Dow Chemical, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Union Carbide and Dow Chemical as to the future financial performance of Union Carbide and Dow Chemical and the potential synergies and strategic benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger. We also have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. We have further assumed, with your consent, that in the course of obtaining the necessary regulatory and third party consents for the proposed Merger and the transactions contemplated thereby, no delay or restriction will be imposed that will have a material adverse effect on the contemplated benefits of the proposed Merger or the transactions contemplated thereby. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Union Carbide or Dow Chemical, nor have we been furnished with any such evaluations or appraisals. Our opinion is

Board of Directors
Union Carbide Corporation
August 3, 1999
Page 2

necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to the actual value of the Dow Chemical Common Stock when issued pursuant to the Merger or the prices at which the Dow Chemical Common Stock will trade subsequent to the Merger. In connection with our engagement, we were not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of Union Carbide.

We have acted as financial advisor to Union Carbide in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. Credit Suisse First Boston and its affiliates have in the past provided financial services to Union Carbide and certain of its affiliates and to Dow Chemical and certain of its affiliates unrelated to the proposed Merger, for which services we have received compensation, and are currently providing financial services to Union Carbide and certain of its affiliates unrelated to the proposed Merger. As you are aware, the Chairman of the Board of Directors of Credit Suisse Group is a director of Union Carbide and beneficially owns shares of Union Carbide Common Stock. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Union Carbide and Dow Chemical for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of Union Carbide in connection with its evaluation of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Union Carbide Common Stock from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

   Under Article VI of its Restated Certificate of Incorporation, as amended, Dow may indemnify its directors, officers, employees and agents to such extent as is permitted by the laws of the State of Delaware and as Dow's bylaws may from time to time provide. Section 145 of the General Corporation Law of the State of Delaware empowers Dow to indemnify, subject to the standards and limitations therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of Dow or is or was serving in such capacity with respect to another corporation or other enterprise at the request of Dow. Under Section VI of Dow's bylaws, Dow is required to indemnify its directors, officers and employees to the full extent permitted by Delaware law whenever such a person is, or is threatened to be made, a defendant in any threatened, pending or completed legal proceeding. Section VI also gives Dow discretion to indemnify directors, officers, employees and agents in any threatened, pending or completed legal proceedings to which they are, or are threatened to be made, a party. Any indemnification of a director, officer, employee or agent of Dow must be approved by Dow's board of directors. Dow maintains a directors' and officers' liability insurance policy that indemnifies Dow's directors and officers against certain losses in connection with claims made against them for certain wrongful acts.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

     See Index to Exhibits which is incorporated by reference in this item.

   (b) Financial Statement Schedules:

     Not Applicable

Item 22. Undertakings.

   The undersigned Registrant undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

       (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered in the Registration Statement and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities;

       (5) That, prior to any public reoffering of the securities registered under this Registration Statement through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

       (6) That every prospectus (i) that is filed pursuant to paragraph
    (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the Registration Statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities;

       (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

       (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved in a transaction that was not the subject of and included in the registration statement when it became effective.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, The Dow Chemical Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland, Michigan, on October 5, 1999.

                                          The Dow Chemical Company

                                                 /s/ J. Pedro Reinhard
                                          By: _________________________________
                                                     J. Pedro Reinhard
                                            Executive Vice President and Chief
                                                     Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 5, 1999.

                  *                                         *
_____________________________________     _____________________________________
            A.A. Allemang                              J.K. Barton
     Director and Vice President                        Director


                  *                                         *
_____________________________________     _____________________________________
            D.T. Buzzelli                             A.J. Carbone
              Director                         Director and Executive Vice
                                                        President


                  *
_____________________________________                       *
            J.C. Danforth                 _____________________________________
              Director                                 W.D. Davis
                                                        Director


                  *
_____________________________________                       *
             E.C. Falla                   _____________________________________
              Director                                B.H. Franklin
                                                        Director


                  *
_____________________________________                       *
            A.D. Gilmour                  _____________________________________
              Director                                 G.M. Lynch
                                              Vice President and Controller
                                             (principal accounting officer)


                  *
_____________________________________                       *
             M.D. Parker                  _____________________________________
     Director and Executive Vice                       F.P. Popoff
              President                    Director and Chairman of the Board

                  *                                         *
_____________________________________     _____________________________________
            J.P. Reinhard                             H.T. Shapiro
 Director, Executive Vice President                     Director
     and Chief Financial Officer
    (principal financial officer)

                                                            *

                                          _____________________________________
                  *                                    P.G. Stern
_____________________________________                   Director
          W.S. Stavropoulos
    Director, President and Chief
    Executive Officer (principal
          executive officer)

       /s/ J. Pedro Reinhard
*By:_________________________________
           J. Pedro Reinhard
           Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 Number                           Document Description
 -------                          --------------------
  2.1    Agreement and Plan of Merger dated as of August 3, 1999 among Union
         Carbide Corporation, The Dow Chemical Company and Transition Sub Inc.
         (Included as Annex A to the proxy statement/prospectus included herein.)

  2.2    Stock Option Agreement dated as of August 3, 1999 between Union
         Carbide Corporation and The Dow Chemical Company. (Filed as Exhibit
         99.1 to Union Carbide's Current Report on Form 8-K dated August 3,
         1999 (File No. 1-1463), and incorporated by reference herein.)

  3.1    Restated Certificate of Incorporation of The Dow Chemical Company.
         (Filed as Exhibit 3(a) to Dow Chemical's Annual Report on Form 10-K for the year ended December 31, 1992 (File No. 1-3433), and incorporated by reference herein.)

  3.2    Bylaws of The Dow Chemical Company. (Filed as Exhibit 3(ii) to Dow
         Chemical's Annual Report on Form 10-K for the year ended December 31,
         1998 (File No. 1-3433), and incorporated by reference herein.)

  3.3    Amended and Restated Certificate of Incorporation of Union Carbide
         Corporation. (Filed as Exhibit 3 to Union Carbide's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998
         (File No. 1-1463), and incorporated by reference herein.)

  3.4    Bylaws of Union Carbide Corporation. (Filed as Exhibit 3.2 to Union
         Carbide's Current Report on Form 8-K dated September 22, 1999 (File
         No. 1-1463), and incorporated by reference herein.)

  4.1    Indenture dated as of June 1, 1995 between Union Carbide and the Chase
         Manhattan Bank (formerly Chemical Bank), Trustee. (Filed as Exhibit
         4.1.2 to Union Carbide's Registration Statement on Form S-3 (File No.
         33-60705), and incorporated by reference herein.)

         Dow Chemical and Union Carbide will furnish to the Securities and Exchange Commission upon request any other debt instrument referred to in Item 601(b)(4)(iii)(A) of Regulation S-K.

  5.1    Opinion of Mayer, Brown & Platt.

  8.1 Opinion of Sullivan & Cromwell regarding certain United States federal income tax consequences of the merger.

 10.1    The Dow Chemical Company Executive Supplemental Retirement Plan.
         (Filed as Exhibit 10(a) to Dow Chemical's Annual Report on Form 10-K for the year ended December 31, 1992
         (File No. 1-3433), and incorporated by reference herein.)

 10.2 The Dow Chemical Company 1972 Option Plan, as amended. (Included as a part of the Prospectus contained in Post-Effective Amendment No. 13 to Dow Chemical's Registration Statement on
         Form S-8 (File No. 2-44789), and incorporated by reference herein.)

 10.3    The Dow Chemical Company 1979 Award and Option Plan, as amended.
         (Included as a part of the Prospectus contained in Post-Effective
         Amendment No. 4 to Dow Chemical's Registration Statement on Form S-8
         (File No. 2-64560), amendment filed as Exhibit 10(ff) to Dow
         Chemical's Annual Report on Form 10-K for the year ended December 31,
         1984 (File No. 1-3433), amendment filed as Exhibit 10(fff) to Dow
         Chemical's Annual Report on Form 10-K for the year ended
         December 31, 1985 (File No. 1-3433), amendment filed as Exhibit 10(j) to Dow Chemical's Annual Report on Form 10-K for the year ended
         December 31, 1987 (File No. 1-3433), and each incorporated by reference herein.)

 10.4    The Dow Chemical Company Voluntary Deferred Compensation Plan for
         Outside Directors, as amended. (Filed as Exhibit 10(f) to Dow
         Chemical's Annual Report on Form 10-K for the year ended December 31,
         1994 (File No. 1-3433), as amended in the manner described in the definitive Proxy Statement for the Annual Meeting of Stockholders of Dow Chemical held on May 14, 1998
         (File No. 1-3433), and each incorporated by reference herein.)

 Exhibit
 Number                           Document Description
 -------                          --------------------

 10.5    The Dow Chemical Company Executive Post Retirement Life Insurance
         Program. (Filed as Exhibit 10(g) to Dow Chemical's Annual Report on
         Form 10-K for the year ended December 31, 1992
         (File No. 1-3433), and incorporated by reference herein.)

 10.6    The Dow Chemical Company Outside Directors' Pension Plan, as amended.
         (Filed as Exhibit 10(h) to Dow Chemical's Annual Report on Form 10-K for the year ended December 31, 1992
         (File No. 1-3433), as amended in the manner described in the definitive Proxy Statement for the Annual Meeting of Stockholders of Dow Chemical held on May 14, 1998 (File No. 1-3433), and each incorporated by reference herein.)

 10.7 The Dow Chemical Company Dividend Unit Plan. (Filed as Exhibit 10(j) to Dow Chemical's Annual Report on Form 10-K for the year ended
         December 31, 1992 (File No. 1-3433), and incorporated by reference herein.)

 10.8    The Dow Chemical Company 1988 Award and Option Plan, as amended.
         (Included as part of the Prospectus contained in Dow Chemical's
         Registration Statement on Form S-8 (File No. 33-21748), amendment filed as Exhibit 10(k) to Dow Chemical's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-3433), amendment filed as included as Appendix A to the definitive Proxy Statement for the Annual Meeting of Stockholders of Dow Chemical held on May 15, 1997 (File No. 1-3433), and each incorporated by reference herein.)

 10.9    The Dow Chemical Company Executive Split Dollar Life Insurance Plan
         Agreement, as amended. (Filed as Exhibit 10(m) to Dow Chemical's
         Annual Report on Form 10-K for the year ended December 31, 1995 (File
         No. 1-3433), and incorporated by reference herein.)

 10.10 The Dow Chemical Company 1994 Executive Performance Plan. (As included in the definitive Proxy Statement for the Annual Meeting of Stockholders of Dow Chemical held on May 12, 1994
         (File No. 1-3433), and incorporated by reference herein.)

 10.11   The Dow Chemical Company 1994 Non-Employee Directors' Stock Plan.
         (Filed as Exhibit 10(o) to Dow Chemical's Annual Report on Form 10-K for the year ended December 31, 1994
         (File No. 1-3433), and incorporated by reference herein.)

 10.12 A written description of the one-time grant of shares of the common stock of Dow Chemical to new non-employee directors. (As included in the definitive Proxy Statement for the Annual Meeting of Stockholders of Dow Chemical held on May 11, 1995 (File No. 1-3433), and incorporated by reference herein.)

 10.13   A written description of the 1998 Non-Employee Directors' Stock
         Incentive Plan. (As included in the definitive Proxy Statement for the Annual Meeting of Stockholders of Dow Chemical held on
         May 14, 1998 (File No. 1-3433), and incorporated by reference herein.)

 10.14   A written description of compensation for directors of Dow Chemical.
         (As included in the definitive Proxy Statement for the Annual Meeting of Stockholders of Dow Chemical held on May 13, 1999 (File No. 1-
         3433), and incorporated by reference herein.)

 10.15 A written description of the manner in which compensation is set for the executive officers of Dow Chemical. (As included in the definitive
         Proxy Statement for the Annual Meeting of Stockholders of Dow Chemical held on May 13, 1999 (File No. 1-3433), and incorporated by reference herein.)

 10.16   Resolutions adopted by the board of directors of Dow Chemical on May
         5, 1971, as most recently amended on July 9, 1998, describing the employee compensation program for decelerating directors. (Filed as Exhibit 10(p) to Dow Chemical's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-3433), and incorporated by reference herein.)

 10.17 The Dow Chemical Company Key Employee Insurance Program. (As included in the definitive Proxy Statement for the Annual Meeting of Stockholders of Dow Chemical held on May 13, 1999
         (File No. 1-3433), and incorporated by reference herein.)

 Exhibit
 Number                           Document Description
 -------                          --------------------

 10.18 The Dow Chemical Company Elective Deferral Plan, as amended and restated. (Filed as Exhibit 10(r) to Dow Chemical's Annual Report on
         Form 10-K for the year ended December 31, 1998
         (File No. 1-3433), and incorporated by reference herein.)

 10.19 Indemnity Agreement dated as of December 8, 1997 between Union Carbide and James F. Flynn. The Indemnity Agreement filed with the Securities and Exchange Commission is substantially identical in all material respects, except as to the parties thereto and dates thereof, with Indemnity Agreements between Union Carbide and each other person who is a director or executive officer of Union Carbide. (Filed as Exhibit
         10.1 to Union Carbide's Annual Report on Form 10-K for the year ended
         December 31, 1997 (File No. 1-1463), and incorporated by reference herein.)

 10.20 1988 Union Carbide Long-Term Incentive Plan. (Filed as Exhibit 10.2.1 to Union Carbide's Annual Report on Form 10-K for the year ended
         December 31, 1998 (File No. 1-1463), and incorporated by reference herein.)

 10.21   Amendment to the 1988 Union Carbide Long-Term Incentive Plan effective
         June 1, 1989. (Filed as Exhibit 10.14.2 to Union Carbide's Annual
         Report on Form 10-K for the year ended December 31, 1994 (File No. 1-
         1463), and incorporated by reference herein.)

 10.22   Amendment to the 1988 Union Carbide Long-Term Incentive Plan effective
         August 1, 1989. (Filed as Exhibit 10.14.3 to Union Carbide's Annual
         Report on Form 10-K for the year ended December 31, 1994 (File No. 1-
         1463), and incorporated by reference herein.)

 10.23 Resolutions adopted by the Board of Directors of Union Carbide on February 26, 1992 with respect to stock options granted under the 1988
         Union Carbide Long-Term Incentive Plan. (Filed as
         Exhibit 10.2.4 to Union Carbide's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-1463), and incorporated by reference herein.)

 10.24   Resolutions adopted by the Compensation and Management Development
         Committee of the Board of Directors of Union Carbide on June 30, 1992 with respect to the 1988 Union Carbide Long-Term Incentive Plan.
         (Filed as Exhibit 10.2.5 to Union Carbide's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-1463), and incorporated by reference herein.)

 10.25   Amendment to the 1988 Union Carbide Long-Term Incentive Plan effective
         October 1, 1997. (Filed as Exhibit 10.2.6 to Union Carbide's Annual
         Report on Form 10-K for the year ended December 31, 1997 (File No. 1-
         1463), and incorporated by reference herein.)

 10.26   1983 Union Carbide Bonus Deferral Program. (Filed as Exhibit 10.4.1 to
         Union Carbide's Annual Report on Form 10-K for the year ended December
         31, 1996 (File No. 1-1463), and incorporated by reference herein.)

 10.27   Amendment to the 1983 Union Carbide Bonus Deferral Program effective
         January 1, 1992. (Filed as Exhibit 10.3.2 to Union Carbide's Annual
         Report on Form 10-K for the year ended December 31, 1997 (File No. 1-
         1463), and incorporated by reference herein.)

 10.28   1984 Union Carbide Cash Bonus Deferral Program. (Filed as Exhibit
         10.5.1 to Union Carbide's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-1463), and incorporated by reference herein.)

 10.29 Amendment to the 1984 Union Carbide Cash Bonus Deferral Program effective January 1, 1986. (Filed as Exhibit 10.5.2 to Union Carbide's
         Annual Report on Form 10-K for the year ended December 31, 1996 (File
         No. 1-1463), and incorporated by reference herein.)

 10.30 Amendment to the 1984 Union Carbide Cash Bonus Deferral Program effective January 1, 1992. (Filed as Exhibit 10.4.3 to Union Carbide's
         Annual Report on Form 10-K for the year ended December 31, 1997 (File
         No. 1-1463), and incorporated by reference herein.)

 Exhibit
 Number                           Document Description
 -------                          --------------------

 10.31   Equalization Benefit Plan for Participants of the Retirement Program
         Plan for Employees of Union Carbide Corporation and its Participating
         Subsidiary Companies. (Filed as Exhibit 10.6.1 to Union Carbide's
         Annual Report on Form 10-K for the year ended December 31, 1996 (File
         No. 1-1463), and incorporated by reference herein.)

 10.32   Amendment to the Equalization Benefit Plan effective as of January 1,
         1994. (Filed as Exhibit 10.18.2 to Union Carbide's Annual Report on
         Form 10-K for the year ended December 31, 1994
         (File No. 1-1463), and incorporated by reference herein.)

 10.33   Supplemental Retirement Income Plan. (Filed as Exhibit 10.7.1 to Union
         Carbide's Annual Report on Form 10-K for the year ended December 31,
         1996 (File No. 1-1463), and incorporated by reference herein.)

 10.34   Amendment to the Supplemental Retirement Income Plan effective January
         1, 1994. (Filed as Exhibit 10.19.3 to Union Carbide's Annual Report on
         Form 10-K for the year ended December 31, 1994
         (File No. 1-1463), and incorporated by reference herein.)

 10.35   Amendment to the Supplemental Retirement Income Plan effective January
         1, 1995. (Filed as Exhibit 10.18.3 to Union Carbide's Annual Report on
         Form 10-K for the year ended December 31, 1995
         (File No. 1-1463), and incorporated by reference herein.)

 10.36 Union Carbide Non-Employee Directors' Compensation Deferral Plan effective February 1, 1997. (Filed as Exhibit 10.7 to Union Carbide's
         Annual Report on Form 10-K for the year ended December 31, 1997 (File
         No. 1-1463), and incorporated by reference herein.)

 10.37   Severance Compensation Agreement dated February 10, 1998 between Union
         Carbide and Ron J. Cottle. The Severance Compensation Agreement filed with the Securities and Exchange Commission is substantially identical in all material respects, except as to the parties thereto and dates thereof, with Severance Compensation Agreements between Union Carbide and other officers and employees of Union Carbide. (Filed as Exhibit
         10.8 to Union Carbide's Annual Report on Form 10-K for the year ended
         December 31, 1997 (File No. 1-1463), and incorporated by reference herein.)

 10.38 Resolution adopted by the board of directors of Union Carbide on November 30, 1988 with respect to an executive life insurance program for officers and certain other employees. (Filed as Exhibit 10.9 to Union Carbide's Annual Report on Form 10-K for the year ended December
         31, 1998
         (File No. 1-1463), and incorporated by reference herein.)

 10.39   1997 Union Carbide Variable Compensation Plan effective July 1, 1997.
         (Filed as Exhibit 10.10 to Union Carbide's Annual Report on Form 10-K for the year ended December 31, 1997
         (File No. 1-1463), and incorporated by reference herein.)

 10.40 Union Carbide Corporation Benefits Protection Trust, amended and restated effective August 29, 1997. (Filed as Exhibit 10.11.1 to Union
         Carbide's Annual Report on Form 10-K for the year ended December 31,
         1997 (File No. 1-1463), and incorporated by reference herein.)

 10.41 Amendment to the Union Carbide Corporation Benefits Protection Trust effective November 1, 1997. (Filed as Exhibit 10.11.2 to Union
         Carbide's Annual Report on Form 10-K for the year ended December 31,
         1997 (File No. 1-1463), and incorporated by reference herein.)

 10.42 Resolutions adopted by the Board of Directors of Union Carbide on February 24, 1988 with respect to the purchase of annuities to cover liabilities of Union Carbide under the Equalization Benefit Plan for Participants of the Retirement Program Plan for Employees of Union
         Carbide Corporation and its participating Subsidiary Companies and the Supplemental Retirement Income Plan. (Filed as
         Exhibit 10.25 to Union Carbide's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-1463), and incorporated by reference herein.)

 Exhibit
 Number                           Document Description
 -------                          --------------------

 10.43   Resolutions adopted by the Board of Directors of Union Carbide on June
         28, 1989 with respect to the purchase of annuities to cover liabilities of Union Carbide under the Supplemental Retirement Income
         Plan. (Filed as Exhibit 10.26 to Union Carbide's Annual Report on Form
         10-K for the year ended December 31, 1994 (File No. 1-1463), and incorporated by reference herein.)

 10.44 1994 Union Carbide Long-Term Incentive Plan. (Filed as Exhibit 10.28 to Union Carbide's Annual Report on Form 10-K for the year ended
         December 31, 1994 (File No. 1-1463), and incorporated by reference herein.)

 10.45   Amendment to the 1994 Union Carbide Long-Term Incentive Plan effective
         October 1, 1997. (Filed as Exhibit 10.15.2 to Union Carbide's Annual
         Report on Form 10-K for the year ended December 31, 1997 (File No. 1-
         1463), and incorporated by reference herein.)

 10.46   Amendment and Restatement to Union Carbide Compensation Deferral
         Program effective October 1, 1995. (Filed as Exhibit 10.28 to Union
         Carbide's Annual Report on Form 10-K for the year ended December 31,
         1995 (File No. 1-1463), and incorporated by reference herein.)

 10.47   Amendment to Union Carbide Compensation Deferral Program effective
         January 1, 1995. (Filed as Exhibit 10.17.2 to Union Carbide's Annual
         Report on Form 10-K for the year ended December 31, 1996 (File No. 1-
         1463), and incorporated by reference herein.)

 10.48   Amendment to Union Carbide Compensation Deferral Program effective
         December 31, 1996. (Filed as Exhibit 10.17.3 to Union Carbide's Annual
         Report on Form 10-K for the year ended December 31, 1996 (File No. 1-
         1463), and incorporated by reference herein.)


 10.49   Excess Long-Term Disability Plan effective January 1, 1994. (Filed as
         Exhibit 10.30 to Union Carbide's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-1463), and incorporated by reference herein.)

 10.50 1995 Union Carbide Performance Incentive Plan. (Included as Appendix A to the definitive Proxy Statement for the Annual Meeting of Stockholders of Union Carbide held on April 26, 1995
         (File No. 1-1463), and incorporated by reference herein.)

 10.51 1997 Union Carbide Long-Term Incentive Plan. (Included as Appendix A to the definitive Proxy Statement for the Annual Meeting of Stockholders of Union Carbide held on April 23, 1997
         (File No. 1-1463), and incorporated by reference herein.)

 10.52   Amendment to the 1997 Union Carbide Long-Term Incentive Plan effective
         April 23, 1997. (Filed as Exhibit 10.19.2 to Union Carbide's Annual
         Report on Form 10-K for the year ended December 31, 1997 (File No. 1-
         1463), and incorporated by reference herein.)

 10.53   1997 Stock Option Plan for Non-Employee Directors of Union Carbide
         Corporation. (Included as Appendix B to the definitive Proxy Statement for the Annual Meeting of Stockholders of Union Carbide held on April
         23, 1997 (File No. 1-1463), and incorporated by reference herein.)

 10.54   1997 Union Carbide Corporation EPS Incentive Plan. (Filed as Exhibit
         10.21 to Union Carbide's Annual Report on Form 10-K for the year ended
         December 31, 1997 (File No. 1-1463), and incorporated by reference herein.)

 10.55 The Mid-Career Hire Plan for Employees of Union Carbide Corporation and Its Participating Subsidiary Companies effective December 3, 1996.
         (Filed as Exhibit 10.22 to Union Carbide's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-1463), and incorporated by reference herein.)

 Exhibit
 Number                           Document Description
 -------                          --------------------

 10.56 Completion Guarantee dated September 15, 1996 by Union Carbide and its partner Petrochemical Industries Company K.S.C. for the benefit of certain banks with respect to construction of a petrochemicals complex in Kuwait (Filed as Exhibit 10.1 to Union Carbide's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (File No. 1-
         1463), and incorporated by reference herein.)

 10.57 Definitions Agreement dated September 15, 1996 among Union Carbide and various parties relating to Exhibit 10.56. (Filed as Exhibit 10.2 to Union Carbide's Quarterly Report on Form 10-Q for the quarter ended
         September 30, 1996 (File No. 1-1463), and incorporated by reference herein.)

 21.1    Subsidiaries of The Dow Chemical Company. (Filed as Exhibit 21 to
         Dow's Annual Report on Form 10-K for the year ended December 31, 1998
         (File No. 1-3433), and incorporated by reference herein.)

 23.1    Consent of Deloitte & Touche LLP, independent auditors of The Dow
         Chemical Company.

 23.2    Consent of KPMG LLP, independent auditors of Union Carbide
         Corporation.

 23.3    Consent of Mayer, Brown & Platt. (Included in Exhibit 5.1 hereto.)

 23.4    Consent of Sullivan & Cromwell. (Included in Exhibit 8.1 hereto.)

 24.1    Power of Attorney of certain directors and officers of The Dow
         Chemical Company.

 99.1    Forms of Proxy Cards.

 99.2    Consent of Credit Suisse First Boston Corporation.

 99.3    Consent of William H. Joyce as Nominee Director.